UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Gilead Sciences, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of
Annual Meeting of
Stockholders and
Proxy Statement

Our Vision To create a healthier world for all people Our Mission To discover, develop and deliver innovative therapeutics for people with life-threatening diseases

Our Core Values

INTEGRITY	INCLUSION	EXCELLENCE	TEAMWORK	ACCOUNTABILITY
Doing What’s Right	Encouraging Diversity	Being Your Best	Working Together	Taking Personal Responsibility

Our Corporate Strategy

LONG-TERM AMBITIONS

Bring 10+ Transformative Therapies to Patients by 2030	Be the Biotech Employer and Partner of Choice	Deliver Shareholder Value in a Sustainable, Responsible Manner

STRATEGIC PRIORITIES

●	Expand Internal and External Innovation	●	Increase Patient Access and Benefit
●	Strengthen Portfolio Strategy and Decision-Making	●	Continue to Evolve Our Culture

Letter from Our
Chairman and Chief
Executive Officer

Dear Stockholders,

On behalf of our Board and all our employees, I want to thank you for your investment in Gilead. We value your support as we continue to work on your behalf to make important contributions to global health. In 2021, our teams made meaningful progress on our mission to deliver transformational medicines today, and long into the future.

Daniel P. O’Day

Chairman and Chief Executive Officer

One of our medicines, Veklury (remdesivir), continues to play a key role in reducing the burden of the COVID-19 pandemic. Thanks to Gilead’s long-standing expertise in antivirals and our swift response when the pandemic began, Veklury has now reached millions of patients worldwide. We are constantly exploring ways to further extend the benefits of Veklury, and we expect to play a critical ongoing role in the global pandemic response.

Gilead’s leadership in antiviral therapies has also shaped the company’s extraordinary contributions to HIV treatment and prevention. 2021 marked the 40th year since the first reported case of AIDS in the United States and, while our therapies have helped to make HIV a manageable disease for many, we know there is a much more to be done to end the epidemic. In 2022, we expect Biktarvy, our once-daily oral treatment, to remain the most prescribed HIV therapy in the U.S. and to be a key driver of our growth. We are also advancing long-acting options for treatment and prevention, which we believe will lead the next chapter of HIV innovation, and our teams are making important progress toward finding a cure.

Just as we expect to expand our leadership in antiviral therapies, we are also building momentum in oncology. Gilead and Kite now have a world-class combined oncology portfolio that is driving results today and will contribute a significant portion of our revenue in the coming years. Trodelvy, Yescarta and Tecartus all received regulatory approvals in 2021. Importantly, we have more than 30 ongoing clinical trials in oncology, and we are on track to achieve approval for more than 20 indications by 2030.

To support our ambitions and our evolving portfolio, we continue to grow our employee population. We added 2,900 talented employees across Gilead and Kite in 2021. As we grow, we retain a strong focus on living out our values of inclusion and diversity. This applies across the company and in the communities in which we operate and in our partnerships – whether it be through clinical trial designs, philanthropic efforts or supporting the grassroots organizations tackling racism and stigma. We firmly believe that these values of inclusion and diversity, which are woven into the fabric of Gilead, are critical to fulfilling our mission and improving the world for future generations.

I encourage you to learn more about our 2021 highlights in our Year in Review, which will be available in early May on our website at www.gilead.com.

As we look ahead to 2022, we are focused on ensuring continued momentum and another year of building sustainable growth. The passion, strength and expertise of our teams will propel us to achieve great things together in 2022, with therapies that will improve and save lives across the world. We thank you for your support in making that possible.

Sincerely,

Daniel P. O’Day

Chairman and Chief Executive Officer

2022 Proxy Statement	1

Letter from Our Lead
Independent Director

Dear Stockholders,

Gilead has long played a leading role in responding to global health challenges and driving positive social change. This year, our Board of Directors worked closely with management to advance Gilead’s antiviral and oncology programs and to increase patient access to our COVID-19 treatment, Veklury (remdesivir). Today, I am proud to be part of an organization marked not only by innovation, but also by a deep-seated commitment to doing what is right for our world and the people we serve.

Kevin E. Lofton

Lead Independent Director

As Gilead’s Lead Independent Director, one of my roles is to ensure the Board of Directors is representing your interests. I value opportunities to engage with you and learn more about what you find important. Throughout my engagement with fellow stockholders in 2021, I consistently heard that corporate responsibility, as viewed through the lens of ESG, is among your leading priorities.

With this in mind, I would like to share some highlights of Gilead’s approach to corporate responsibility and our ongoing efforts to promote inclusion and diversity, a key element of the “S” in ESG. I encourage you to learn about these efforts in more detail in our Year in Review that will be published on Gilead’s website in early May.

In 2021, we set several multi-year goals in the United States to increase representation of our female, Black and Hispanic/Latino employees. I am pleased to share that we exceeded our 2021 targets for female and Black representation companywide and for Hispanic/Latino and Black representation at the executive level, and we are enhancing our efforts to achieve our targets for Hispanic/Latino representation in 2022.

It is important to us that we measure our progress not only by representation, but also by how we develop the careers of our employees over time. In 2021, our employee resource groups, which center around common backgrounds and form the foundation for our inclusion programs, continued to support recruiting, professional development, culture building, business impact and community cultivation. Each group is sponsored by a Gilead senior executive who provides guidance, visibility and access to senior levels of the organization. We are proud that more than 7,000 of our approximately 14,400 global employees belong to one of six groups, such as the Gilead Leadership Organization of Black Employees and the PRIDE Alliance, and we want to increase that number going forward.

Another step Gilead took in 2021 to help build a pipeline of young, diverse talent was the development of educational partnerships with Historically Black Colleges and Universities and Hispanic-Serving Institutions. Through a pilot program, Gilead leaders in pharmaceutical research and development taught a two-semester class aimed at preparing students for internships and future employment opportunities at Gilead and across the biopharma industry. This work builds on our participation in the OneTen Initiative, a coalition of companies committed to hiring one million Black employees over the next ten years. Through this program, we are broadening employment opportunities, including our current efforts to take a skills-first approach to determining prerequisites for each role at Gilead.

Gilead’s commitment to inclusion and diversity extends to our nine-person Board. Today, three of our nine directors are female and four others are from diverse backgrounds, consistent with our belief that our Board’s composition should represent and reflect our diverse patient population.

On behalf of the Board, thank you for investing in Gilead. We are proud of our accomplishments in 2021 and are confident in our ability to face the challenges of the future responsibly and with integrity.

Sincerely,

Kevin E. Lofton
Lead Independent Director

2

Notice of Annual Meeting of Stockholders

WHEN Wednesday, May 4, 2022 10:00 a.m. Pacific Daylight Time	WHERE Via Webcast at www.virtualshareholdermeeting.com/GILD2022	RECORD DATE Tuesday, March 15, 2022

Items of Business	Board Recommendation
Proposal 1 To elect the nine director nominees named in this Proxy Statement to serve for the next year and until their successors are elected and qualified.	FOR each director nominee
Proposal 2 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR
Proposal 3 To approve, on an advisory basis, the compensation of our Named Executive Officers as presented in the Proxy Statement.	FOR
Proposal 4 To approve the Gilead Sciences, Inc. 2022 Equity Incentive Plan.	FOR
Proposal 5 To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairperson of the Board of Directors be an independent director.	AGAINST
Proposal 6 To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board include one member from Gilead’s non-management employees.	AGAINST
Proposal 7 To vote on a stockholder proposal, if properly presented at the meeting, requesting a 10% threshold to call a special stockholder meeting.	AGAINST
Proposal 8 To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board publish a third-party review of Gilead’s lobbying activities.	AGAINST
Proposal 9 To vote on a stockholder proposal, if properly presented at the meeting, requesting a Board report on oversight of risks related to anticompetitive practices.	AGAINST
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Voting

Holders of Gilead common stock at the close of business on the Record Date are entitled to vote. Whether or not you expect to attend the Annual Meeting, please grant a proxy to vote by one of the following procedures as promptly as possible in order to ensure your representation at the Annual Meeting. For more specific voting instructions, including how to access a list of registered stockholders entitled to vote at the Annual Meeting, please refer to “Questions and Answers” in this Proxy Statement.

Prior to the Meeting:

BY INTERNET* www.proxyvote.com	BY TELEPHONE* +1-800-690-6903 (for stockholders of record)	BY MAIL Complete, date, sign and return the proxy card mailed to you (if you request one) or voting instruction card (if sent by your nominee)

*	You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials. Voting by telephone and internet closes on May 3, 2022 at 11:59 p.m., Eastern Daylight Time.

During the Meeting:

BY INTERNET* www.virtualshareholdermeeting.com/GILD2022

*	You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials.

Brett A. Pletcher

Corporate Secretary
March 24, 2022

2022 Proxy Statement	3

DETAILS FOR THE GILEAD SCIENCES, INC. 2022 ANNUAL MEETING OF STOCKHOLDERS	Back Cover

4

Overview

2021 Business Highlights

Executing Our Corporate Strategy

During 2021, we took meaningful strides in our transformative journey towards becoming a business based on diverse and sustainable growth. Despite continued uncertainty caused by the COVID-19 pandemic, we remained focused on executing our corporate strategy and delivering solid financial performance. Our achievements in 2021 are reflective of our deliberate approach in continuing to establish a robust foundation for innovation and growth over the next decade:

●	Extending our leadership in virology. We demonstrated our continued strength and innovation in HIV and our commitment to ending the epidemic through our efforts to develop long-acting and curative treatments. We also continued to develop Veklury® for use by more people infected with COVID-19 while increasing access for patients around the world.
●	Growing our oncology portfolio. We delivered new transformative oncology therapies to patients and nearly doubled our oncology revenues from the prior year. We also expanded and advanced our oncology pipeline.
●	Achieving solid financial performance. With our solid financial performance and the strength of our core business, we delivered sustainable and responsible shareholder value while positioning the company for long-term growth.
●	Prioritizing human capital management. Recognizing that our success depends on our people, we prioritized human capital management as we continue to evolve our culture to realize our ambition to be the biotech employer of choice. Throughout the year, we made notable progress in advancing inclusion and diversity and increasing employee engagement.

Extending Our Leadership in Virology

In 2021, we demonstrated our leadership in virology by advancing our HIV portfolio with the goal of ending the HIV epidemic. We also played a key role in combating the COVID-19 pandemic with Veklury, the first treatment for COVID-19 approved by the U.S. Food and Drug Administration (“FDA”).

Strength and Innovation in HIV

We offer a best-in-class HIV portfolio with treatment and prevention options for people living with or at risk of acquiring HIV infection. Despite the headwinds of the pandemic that led to fewer HIV screenings, diagnoses and office visits, as well as the loss of U.S. patent exclusivity for Atripla® and Truvada®, our HIV portfolio achieved sales of $16.3 billion in 2021.

●	Biktarvy®, a once-a-day pill, remains the number one prescribed HIV treatment in the United States and other key global markets for people living with HIV. Biktarvy sales increased by $1.4 billion to $8.6 billion in 2021, achieving 19% year-over-year growth and gaining an additional 5% of market share in HIV treatment in the United States. We expect Biktarvy, which has U.S. and E.U. patent exclusivity until 2033, to continue to drive growth in our HIV portfolio.
●	There remains a large unmet need for preventing HIV transmission, or pre-exposure prophylaxis (“PrEP”), for people at risk of acquiring HIV infection. The PrEP market is recovering from the pandemic with prescriptions now exceeding 2019 levels; however, only about 25% of people who can benefit from PrEP are using it. Descovy for PrEP® is well-positioned in this growing market and held approximately 45% U.S. market share in 2021.

We are driving innovation in HIV to address unmet needs of people living with or at risk of acquiring HIV infection. While daily, single tablet regimens work well for many people living with or at risk for HIV, others have expressed a preference for options that would allow for less frequent oral dosing or infrequent injections to address challenges associated with adherence and privacy. Long-acting therapies represent the next innovation in HIV drug development. In 2021, we advanced development of lenacapavir, a potential first-in-class, investigational HIV-1 capsid inhibitor for treatment and prevention of HIV infection.

●	In June 2021, we filed for approval of lenacapavir in the United States as a component of a long-acting regimen for heavily treatment-experienced people. This potential indication has been granted Breakthrough Therapy designation by the FDA. The FDA recently raised concerns about the compatibility of lenacapavir with glass vials and has delayed commercial approval and suspended clinical trials. We are working to address the FDA’s concerns as soon as possible.

2022 Proxy Statement	5

Overview

We also continue to make progress on our HIV cure research. We have a robust portfolio of potential cure assets to pursue multiple therapeutic pathways in clinical testing.

Increasing Access to and Benefit of Veklury

Veklury is the antiviral standard of care for the treatment of hospitalized patients with COVID-19 and, to date, more than half of patients hospitalized with COVID-19 in the United States have been treated with Veklury. In January 2022, the FDA expanded the use of Veklury to the treatment of non-hospitalized patients who are at high risk of progression to severe COVID-19. Veklury’s antiviral activity has been confirmed in vitro against all identified SARS-CoV-2 variants of concern, including Delta and Omicron.

We are committed to providing access to Veklury. In 2021, nine million patients around the world received Veklury and generic remdesivir, which brings the cumulative total number of patients served to more than 10 million, including seven million in 127 middle-and low-income countries through Gilead’s voluntary licensing program. These licenses remain royalty-free. We also donated more than 550,000 vials of Veklury in 2021, bringing total donations during the pandemic to approximately two million vials.

Advancing Our Oncology Portfolio

In 2021, we continued our expansion into oncology by growing our commercial presence, advancing our pipeline and further developing our internal scientific and development capabilities. We expect oncology to be a significant growth driver for Gilead over the next decade.

Growing Our Commercial Presence

Our oncology revenues nearly doubled to $1.25 billion in 2021. Our cell therapy revenues increased by 43% to $871 million, driven by demand for Yescarta® in large B-cell lymphoma (“LBCL”) and follicular lymphoma (“FL”) as well as uptake of Tecartus® in mantle cell lymphoma and adult acute lymphoblastic leukemia (“ALL”). Trodelvy® generated $380 million in 2021 in its first full year. We expect to see continued market share growth in second-line metastatic triple-negative breast cancer (“TNBC”) and other indications as brand awareness and clinical data for Trodelvy increase.

During 2021, we delivered new transformative oncology therapies to patients:

●	Yescarta received FDA accelerated approval for the treatment of adult patients with relapsed or refractory FL after two or more lines of therapy. Yescarta is the first chimeric antigen receptor (“CAR”) T cell therapy approved for patients with indolent FL.
●	Tecartus received FDA approval for the treatment of adult patients with relapsed or refractory B-cell precursor ALL. Tecartus is the first CAR T cell therapy approved for adults with ALL.
●	Trodelvy received full FDA approval for the treatment of adult patients with unresectable locally advanced or metastatic TNBC and accelerated approval for the treatment of adult patients with locally advanced or metastatic urothelial cancer. In addition, the European Commission granted marketing authorization for Trodelvy as a second-line treatment in adult patients with unresectable or metastatic TNBC.

Expanding and Advancing Our Pipeline

In 2021, we significantly expanded and advanced our oncology pipeline. We initiated 13 new clinical trials and made progress on more than 30 ongoing clinical trials targeting various tumor types and lines of therapy. Notable pipeline highlights include:

●	Kite Pharma, Inc. (“Kite”) submitted a supplemental Biologics License Application to the FDA to expand Yescarta’s indication to include second-line treatment of adults with relapsed or refractory LBCL. Yescarta demonstrated a greater than a four-fold increase in median event-free survival compared to standard of care through two years of follow-up in the ZUMA-7 study.
●	Kite submitted multiple applications to the European Medicines Agency to expand the use of Yescarta for the treatment of relapsed or refractory FL and Tecartus for the treatment of adult ALL.
●	We expanded clinical studies of Trodelvy, which is being studied as a monotherapy and in combination with other agents in multiple tumor types, including breast, lung and bladder cancers. We plan to initiate at least seven new Phase 3 studies of Trodelvy in 2022.
●	We exercised options on three clinical-stage programs from our collaboration with Arcus Biosciences, Inc., including the anti-TIGIT molecule, domvanalimab, which is in Phase 2 and 3 studies in non-small cell lung cancer (“NSCLC”).
●	We established clinical trial collaborations with Merck & Co., Inc. to evaluate Trodelvy in combination with Merck’s anti-PD-1 therapy, Keytruda (pembrolizumab), in first-line locally advanced or metastatic TNBC and first-line metastatic NSCLC.

6

Overview

Investing in Our Oncology Infrastructure

To support our oncology development portfolio and our growing commercial presence, we made key investments across our research and development (“R&D”) and commercial organizations:

●	In the past two years, we have doubled the number of employees dedicated to oncology, including in our R&D, manufacturing and commercial organizations.
●	Kite expanded its manufacturing footprint to shorten global turnaround times and reduce manual processes without compromising Kite’s industry-leading 97% manufacturing reliability. Kite’s Amsterdam manufacturing facility came online in mid-2021, and we expect Kite’s new automated Maryland manufacturing facility to be online by mid-2022. Activation of the Maryland site is expected to increase manufacturing capacity by up to 50% by the end of 2022.

Achieving Solid Financial Performance

Despite continued uncertainty caused by the pandemic, we delivered solid financial performance in 2021 and demonstrated the strength of our core business. This enabled us to deliver sustainable and responsible shareholder value while positioning the company for long-term growth. Financial highlights for 2021 include:

●	Our total product sales were $27.0 billion, which represents an increase of 11% from 2020.
●	Demand for our virology portfolio remained strong, led by the continued growth of Biktarvy with sales of $8.6 billion in 2021, which represents an increase of 19% from 2020. Veklury sales contributed $5.6 billion. Strong Biktarvy and Veklury sales helped mitigate the impact of the pandemic on our HIV and hepatitis C virus businesses as well as the loss of U.S. patent exclusivity for Atripla and Truvada.
●	Our oncology sales were $1.25 billion, with cell therapy sales of $871 million, an increase of 43% from 2020, and Trodelvy sales of $380 million in its first full year.
●	We invested in our commercial portfolio and clinical pipeline across therapeutic areas, including $5.4 billion in R&D.
●	With our strong operating cash flows, we returned capital to our stockholders and repaid debt during the year:
●	We increased our quarterly cash dividend to $0.71 per share, and we paid $3.6 billion of dividends to our stockholders.
●	We repurchased $546 million of shares.
●	We repaid $4.75 billion in debt.

Our solid financial performance and the strength of our core business allowed us to deliver one- and three-year total shareholder return (“TSR”) of 30% and 9% respectively, as illustrated below.

TOTAL SHAREHOLDER RETURN

2022 Proxy Statement	7

Overview

Prioritizing Human Capital Management

In 2021, we continued to make progress towards becoming the employer of choice in our industry by focusing on the continued evolution of our culture and development of our workforce.

Advancing Inclusion and Diversity

We believe an inclusive and diverse workforce is the foundation for innovation and productivity and is critical to enabling our mission. In 2021, we prioritized our efforts to advance inclusion and diversity. This involved executing our multi-year initiative to increase representation of our female, Black and Hispanic/Latino employees, create internal and external pipelines for diverse talent, and build awareness, capabilities and accountability among our people managers for driving inclusion and diversity. Our progress in 2021 included:

●	Exceeding one-year representation goals by maintaining more than 50% female global representation and increasing Black representation to 7.1% of overall U.S. headcount.
●	Increasing diverse supplier and Black-owned supplier spend by 116% and 7%, respectively.
●	Deepening accountability for annual representation goals by tying Key Performance Indicators to performance evaluations, financial rewards and promotion. Leaders are required to regularly update their organizational Inclusion & Diversity Action Plans focused on attracting, developing and retaining people of diverse backgrounds and to regularly measure and discuss progress with senior leadership.
●	Launching multiple programs to train managers on inclusion and diversity topics, including anti-bias training.

For more information about our aspirations and our progress, we encourage you to visit our Inclusion & Diversity page on our website at: www.gilead.com/careers/inclusion-and-diversity.

Increasing Employee Engagement

Our efforts to increase employee engagement reflect our employee-driven approach to culture. We regularly gather input from our employees to shape our engagement strategies and programs and measure our progress. In addition to ongoing internal and external data collection, we conducted several global surveys in 2021 to gather and assess employee feedback and address areas of employee concern. The results from these surveys played a key role in determining the next steps for advancing our culture, including new benefits we now provide to employees and our approach to flexible work arrangements.

●	In our 2021 global employee experience survey, 77% of employees reported they would recommend Gilead as a great place to work, an increase of 4% since the 2018 survey. In addition, 83% of employees reported they feel respected and 78% of employees reported their input is considered.
●	Based on employee feedback, we introduced our enhanced G.Flex program to provide our employees more flexibility to work where and when they work best. Under the program, we eliminated core work hours, expanded work from home options, approved full-time remote roles and added part-time options. Our flexible work program positions us to be competitive in attracting and retaining the best talent while also supporting employee well being and fostering innovation.

8

Overview

Our Environmental, Social and Governance Program

Our Commitment

Investing in corporate responsibility is core to our business strategy and reflects our values of accountability, inclusion, teamwork, excellence and integrity. This is in service to our mission to advance global health by providing innovative therapeutics in areas of unmet need in a way that is socially responsible and environmentally sustainable. Gilead’s environmental, social and governance (“ESG”) program reflect this commitment to our stakeholders.

Our Governance Structure

Our Board monitors our sustainability practices through oversight by the Nominating and Corporate Governance Committee. We also have a management-led Corporate Responsibility Committee comprised of leaders from Public and Government Affairs, Human Resources, Legal, the CFO organization, Commercial and Manufacturing. The Corporate Responsibility Committee is responsible for managing ESG issues and, in consultation with our senior leadership team, driving ESG-related goals, strategies, stakeholder engagement, public reporting, risk mitigation and other relevant activities across the company.

ESG Materiality Assessment

In 2020, we completed a materiality assessment that identified five topics that will be prioritized in our ESG efforts. Our most significant ESG topics are: 1) Pricing, Access and Affordability of Medicines; 2) Research and Development for Unmet Medical Needs; 3) Inclusion and Diversity; 4) Employee Recruitment, Development and Retention; and 5) Climate Change. The materiality assessment enabled us to create our ESG strategy, goals and commitments that address our most significant issues. It also serves as the backbone to how we report on our existing efforts and the progress we are making toward our goals.

2021 ESG-Related Milestones and Achievements

Environmental
●	Approved by the Science Based Targets initiative to align with the Paris climate accord
●	Communicated our Net Zero Commitment plans to use only renewable energy sources and electrify our fleet
●	Launched four new goals and commitments to support waste, water and manufacturing practices
●	Began providing disclosures recommended by the Task Force on Climate-Related Financial Disclosures (TCFD)

Governance
●	Admitted to the Dow Jones Sustainability World Index based on our performance on the Corporate Sustainability Assessment
●	Recognized in top 6 of America’s Most Responsible Companies 2022 by Newsweek
●	Amended our Corporate Responsibility Committee charter to reflect the increased engagement of our Board and senior leadership
●	Received positive feedback from investors regarding our ESG priorities and performance
Social
●	Continued to facilitate patient access to Veklury and generic remdesivir through royalty-free licenses in 127 middle- and low-income countries
●	Donated AmBisome and Veklury to support acute pandemic needs in Armenia, India and Indonesia
●	Announced and implemented aggressive and proactive actions to remove counterfeit HIV medications from U.S. supply chain
●	Launched a Gilead Clinical Trials website to promote transparency
●	Co-launched the Health Equity Tracker to highlight the disparate impacts of COVID-19 on marginalized communities
●	Joined the OneTen Coalition seeking to advance opportunities for Black individuals who do not have a four-year college degree
●	Launched the Pharmaceutical Education Program to Increase Workplace Diversity
●	Partnered with Wake Forest University to address HIV stigma through faith-based programming
●	Established a partnership with the Human Rights Campaign to promote transgender justice and maintained a perfect score on their Corporate Equality Index
●	Maintained position as the number one corporate donor for Funders Concerned About AIDS
●	Relaunched the Gilead Foundation with an endowment
●	Increased our employee giving matching gift limit from $3,000 to $15,000 and established a mechanism for employees to donate Gilead stock
●	Published an Animal Use and Welfare Policy on our website

For more information about our ESG program and our ESG achievements in 2021, we encourage you to read our 2021 Year in Review, which will be available for download at www.gilead.com in early May 2022.

2022 Proxy Statement	9

Proxy Voting Roadmap

Proxy Voting Roadmap

This voting roadmap highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

PROPOSAL 1

Election of Directors

See page 13

The Board recommends a vote FOR each director nominee.

Kevin E. Lofton*	Jacqueline K. Barton, Ph.D.	Jeffrey A. Bluestone, Ph.D.	Sandra J. Horning, M.D.	Kelly A. Kramer
Harish Manwani	Daniel P. O’Day**	Javier J. Rodriguez	Anthony Welters

* Lead Independent Director

** Chairman and Chief Executive Officer

INDEPENDENCE 8 out of 9 are independent All Committee chairs and members are independent	TENURE ■ 0-2 years ■ 2-5 years ■ >5 years	GENDER DIVERSITY 3 out of 9 are women	ETHNIC DIVERSITY 4 out of 9 are ethnically diverse

PROPOSAL 2

Ratification of the Selection of
Independent Registered Public
Accounting Firm

See page 39

The Board recommends a vote FOR this
proposal.

Based on an evaluation of Ernst & Young LLP’s independence and performance, our Audit Committee has determined that it is in the best interest of Gilead and its stockholders to continue to retain Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

10

Proxy Voting Roadmap

PROPOSAL 3

Advisory Vote to Approve the
Compensation of Our Named
Executive Officers

See page 44

The Board recommends a vote FOR this
proposal.

To succeed, we must attract, engage and retain highly talented individuals who are committed to our core values. Our Compensation and Talent Committee reviews our executive compensation programs and awards annually to ensure that our programs are fair, are aligned with stockholder expectations and deliver pay that is aligned with company performance:

●	Our compensation programs are designed to recognize both short- and long-term successes, and a substantial portion of the target total direct compensation is at-risk and tied directly to company performance.	●	Our long-term incentive plan aligns pay with the long-term interests of our stockholders and provides value based on stock price appreciation, relative TSR growth and achievement of financial goals.
●	Our annual incentive plan aligns pay to company performance through rigorous annual incentive metrics with financial metrics weighted at 50% and strategic metrics comprising the other 50%.	●	Our programs and practices are aligned with “best-in-class” governance standards.

PROPOSAL 4

Approval of the Gilead Sciences, Inc.
2022 Equity Incentive Plan

See page 74

The Board recommends a vote FOR this proposal.

We are asking stockholders to approve the Gilead Sciences, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), which is part of a comprehensive equity compensation program designed to attract, retain and incentivize individuals essential to our financial success. If the 2022 Plan is approved by our stockholders, it will replace our 2004 Equity Incentive Plan, as amended and restated (the “2004 Plan”), and no further awards will be granted under the 2004 Plan or the Forty Seven, Inc. 2018 Equity Incentive Plan, which was assumed in connection with our acquisition of Forty Seven, Inc. and subsequently amended and restated as our 2018 Equity Incentive Plan.

PROPOSALS 5 - 9

Stockholder Proposals

(in each case, if properly presented at the meeting)

See pages 82-93

The Board recommends
a vote AGAINST each of
these proposals.

Each stockholder proposal included in this Proxy Statement is followed by Gilead’s response. For the reasons set forth in our responses, the Board recommends a vote AGAINST each stockholder proposal, to the extent such stockholder proposal is properly presented at the meeting.

2022 Proxy Statement	11

Proxy Statement for the 2022 Annual Meeting of Stockholders on May 4, 2022

GILEAD SCIENCES, INC.
333 Lakeside Drive
Foster City, California 94404

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 4, 2022 at 10:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually by webcast at www.virtualshareholdermeeting.com/GILD2022. We have designed the format of the Annual Meeting to ensure that stockholders are afforded similar rights and opportunities to participate as they would at an in-person meeting. For additional information on how to attend the Annual Meeting, please refer to the back cover page of this Proxy Statement and “Questions and Answers” in this Proxy Statement.

On or about March 24, 2022, we first mailed or made available this Proxy Statement and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting.

12

Corporate Governance

PROPOSAL 1	Election of Directors

There are nine nominees for the Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to the election of each director at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead and was previously elected by the stockholders at the 2021 annual meeting of stockholders.

Shares represented by proxies will be voted for or against the election of the nine nominees named below. In the event that any nominee is unable or unwilling to serve as a director, such shares will be voted for the election of such substitute nominee as our Board may propose or the Board may reduce the size of the Board. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the criteria of “independent director” as specified by the listing rules of Nasdaq and our Board Guidelines.

Our Board unanimously recommends a vote FOR each named director nominee:

Jacqueline K. Barton, Ph.D.	Kelly A. Kramer	Daniel P. O’Day
Jeffrey A. Bluestone, Ph.D.	Kevin E. Lofton	Javier J. Rodriguez
Sandra J. Horning, M.D.	Harish Manwani	Anthony Welters

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Corporate Governance

The Gilead Board of Directors

Board Overview

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Corporate Governance

Director Skills, Experience and Background

We believe effective oversight comes from a board of directors that represents a diverse range of experience and perspectives that provides the collective skills, qualifications, backgrounds and experience necessary for sound governance. Our Nominating and Corporate Governance Committee establishes, and regularly reviews with the Board, the skills and experience that it believes are desirable to be represented on our Board to meet the needs of our business and align with our long-term strategy. In 2020, we engaged a third-party advisory firm to independently assess and confirm the skills and experience of our Board, which allowed our Board to determine the skills and experience that we consider important for our directors in light of our business and the structure that will contribute to the overall effectiveness and diversity of our Board. These skills and experience are listed below.

Skill / Experience	Definition
Public / Private Company CEO	Has been the Chief Executive Officer of a publicly traded company (or a private/non-profit organization of comparable scale and complexity, with external market considerations similar to a public company board)
Financial Expert	Has held a role as a Chief Financial Officer, Chief Accounting Officer, Controller or Certified Public Accountant of a public company, or actively supervised such role, or has experience overseeing or assessing performance of the preparation, audit or evaluation of financial statements at a public company
Global	An executive who has worked and/or lived extensively outside the United States and/or an executive with oversight of global operations, including in a role as Regional General Manager or Chief Executive Officer of a global firm or on-the-ground operational roles outside the United States
Sales & Marketing	Has held senior executive roles in which sales and/or marketing were a primary function, including as a Sales Manager, General Manager, Brand Manager or Chief Marketing Officer
Public Company Board	Has served, or is currently serving, on a public company board as an independent or executive director; does not include service on our Board
Digital / Technology – Driven Innovation	Has practical experience with disruption including application of robotics, hardware, digital, data, artificial intelligence or cyber security innovations, including in a role as a Chief Digital Officer, Chief Technology Officer, Chief Information Officer or General Manager for a business enabled by technology or a business that has undergone a digital transformation
Pharma Experience	Has held an executive and/or operational role at a pharmaceutical or biotechnology company, including general management, financial reporting, operations, research & development, commercialization, manufacturing and/or sales
Provider or Payer Perspective	Has an understanding of the delivery and/or payment of medical services obtained through experience working as a medical provider or payer, including executive or operational roles at a hospital or health insurance organization
Government / Regulatory	Has worked in or closely with governmental organizations that set and/or enforce laws and regulations related to medical products and/or healthcare delivery or similarly highly regulated industry (e.g., financial services, food, chemicals, oil & gas), resulting in relevant governmental expertise and connections; may include relevant legal expertise
Science / Research	Deep knowledge of relevant sciences (e.g., biology, chemistry, medicine) as evidenced by an M.D. or Ph.D. and/or experience in the research function at a healthcare business (including pharmaceutical and medical research); ideally this includes experience with breakthrough or innovative scientific discovery and/or experience in relevant therapeutic areas, including HIV, immunotherapy, oncology and liver disease
M&A / Transaction	Has had direct responsibility for collaborations and deals, including mergers, acquisitions, divestitures, joint ventures and other partnerships
Environmental, Social and Governance	Has had direct responsibility for environmental, social and governance (ESG) issues as demonstrated by experience as a Chief Sustainability Officer, Corporate Secretary, Chair of a related committee (e.g., Governance, Sustainability, Corporate Responsibility) or Chief Executive Officer of a company with leading ESG practices
Human Capital Management	Has had direct responsibility for human capital management, including leadership development, succession planning, oversight of corporate culture, diversity & inclusion and compensation as demonstrated by experience as a Chief Executive Officer, Chief Human Resources Officer or Chair of a related committee (e.g., Compensation, Human Capital, Management Development)

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Corporate Governance

The table below includes the primary skills and experience of each director nominee that led our Board to conclude that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board.

			Relevant Skills and Experience
Name and Age	Independent	Director Since
Kevin E. Lofton, 67 Lead Independent Director Retired Chief Executive Officer, CommonSpirit Health	Yes	2009
Jacqueline K. Barton, Ph.D., 69 Professor of Chemistry, California Institute of Technology	Yes	2018
Jeffrey A. Bluestone, Ph.D., 68 President and Chief Executive Officer, Sonoma Biotherapeutics	Yes	2020
Sandra J. Horning, M.D., 73 Retired Chief Medical Officer, Roche	Yes	2020
Kelly A. Kramer, 54 Retired Executive Vice President and Chief Financial Officer, Cisco Systems	Yes	2016
Harish Manwani, 68 Senior Operating Partner, Blackstone; Retired Chief Operating Officer, Unilever	Yes	2018
Daniel P. O’Day, 57 Chairman of the Board Chief Executive Officer, Gilead Sciences	No	2019
Javier J. Rodriguez, 51 Chief Executive Officer, DaVita	Yes	2020
Anthony Welters, 67 Chairman and Chief Executive Officer, CINQ Care; Retired Senior Advisor to the Office of CEO, UnitedHealth Group	Yes	2020

SKILLS AND EXPERIENCE

Public / Private Company CEO	Financial Expert	Global	Sales & Marketing
Public Company Board	Digital / Technology – Driven Innovation	Pharma Experience	Provider or Payer Perspective
Government / Regulatory	Science / Research	M&A / Transaction	Environmental, Social and Governance
Human Capital Management

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BACKGROUND

BOARD DIVERSITY MATRIX

(as of March 24, 2022)

Gender Identity	Lofton	Barton	Bluestone	Horning	Kramer	Manwani	O’Day	Rodriguez	Welters	Total
Male										6
Female										3
Non-Binary										0
Did Not Disclose										N/A
Demographic Background
African American or Black										2
Alaskan Native or Native American										0
Asian										1
Hispanic or Latinx										1
Native Hawaiian or Pacific Islander										0
White										5
Two or More Races or Ethnicities										0
LGBTQ+										0
Did Not Disclose										N/A

DIRECTOR OVERBOARDING GUIDELINES

In order to mitigate potential risks relating to director overboarding, our Board Guidelines reflect our Board’s expectation that (i) a non-employee director should not serve on the board of directors of more than three other public companies and (ii) a non-employee director who is a current executive officer of a public company should not serve on the board of directors of more than one other public company. Each of our Board members is currently in compliance with our Board Guidelines.

Other Public Directorships (Currently Held) 1.4 Average Number

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Corporate Governance

Evaluating Director Candidates

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria. Our Nominating and Corporate Governance Committee also will consider all factors it determines appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee and set forth in our Board Guidelines, candidates nominated for election or reelection to the Board should possess the following qualifications:

●	the highest standards of personal and professional integrity;
●	the ability and judgment to serve the long-term interest of our stockholders;
●	background, experience and expertise relevant to our business and that will contribute to the overall effectiveness and diversity of the Board, including diversity of race, ethnicity, gender and sexual orientation;
●	broad business and social perspective;
●	the ability to communicate openly with other directors and to meaningfully and civilly participate in the Board’s decision-making process;
●	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about our business and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;
●	independence from any particular constituency; and
●	the ability and willingness to objectively appraise the performance of management.

OUR COMMITMENT TO DIVERSITY

Diversity is an important attribute of a well-functioning board, and our Board’s commitment to inclusion and diversity is formally reflected in our Board Guidelines and our Nominating and Corporate Governance Committee Charter. Our Nominating and Corporate Governance Committee advises our Board on matters of diversity, including race, ethnicity, gender, sexual orientation, culture, thought and geography, and nominates director candidates that will enhance the Board’s mix of viewpoints, backgrounds, skills, experience and expertise. In addition to the traditional candidate pool of corporate directors and officers, our Nominating and Corporate Governance Committee considers qualified candidates from a broad array of organizations, including academic institutions, privately held businesses, nonprofit organizations and trade associations.

●  In 2021, we amended our Board Guidelines and our Nominating and Corporate Governance Committee charter to formalize our historical practice of utilizing the “Rooney Rule” in new director searches. The Nominating and Corporate Governance Committee includes, and instructs any search firm it engages to include, qualified candidates with diverse backgrounds, including female and racially or ethnically diverse candidates.

The composition of our Board reflects our commitment to advancing diverse representation on our Board, as a third of our Board is female, and of the other Board members, four are from diverse backgrounds. In addition, our Lead Independent Director and the chairs of all of our Board committees are either female or from diverse backgrounds.

In identifying potential director candidates, our Nominating and Corporate Governance Committee considers candidates recommended through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the same deadline for director nominations not for inclusion in the proxy materials, as described under question 17 in “Questions and Answers.”

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Corporate Governance

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended, and our full Board has considered and nominated for election at the Annual Meeting, each of the nine director nominees described below. The names of the nominees and certain information about them as of March 24, 2022, as well as the relevant skills and experience of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of our Board, are set forth below:

Age: 67 Director since: 2009 Committees: Audit, Compensation and Talent (Chair), Nominating and Corporate Governance

Kevin E. Lofton

Lead Independent Director

Mr. Lofton joined our Board in 2009 and was appointed Lead Independent Director in May 2020. In June 2020, Mr. Lofton retired as the Chief Executive Officer of CommonSpirit Health (CSH), a $30 billion system of hospitals and other care centers in 21 states that resulted from the merger of Catholic Health Initiatives (CHI) and Dignity Health. Prior to leading CSH, he served as the Chief Executive Officer of CHI from 2003 to 2019. Mr. Lofton also served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital. In 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine, and in 2014, he received the Healthcare Financial Management Association’s Richard L. Clarke Board of Directors Award. He is recognized for his extensive work in the area of heath care management, eliminating health disparities and creating healthier communities. Mr. Lofton was the chairman of the American Hospital Association in 2007. He also currently serves on the board of directors of Rite Aid Corporation and Medtronic plc.

Relevant Skills And Experience:

Significant leadership experience in the healthcare industry, including serving as chief executive officer of multiple organizations. Expertise and knowledge in health systems management and patient care. Demonstrated commitment to improving access to medical services, particularly for the underserved. Breadth of knowledge about Gilead’s business.

Other Public Company Board Service:

	● Rite Aid Corporation	● Medtronic plc

Age: 69 Director since: 2018 Committees: Compensation and Talent, Science

Jacqueline K. Barton, Ph.D.

Independent

Dr. Barton joined our Board in January 2018. Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry in the Division of Chemistry and Chemical Engineering at the California Institute of Technology, where she has been a member of the faculty for more than 30 years and served as the Norman Davidson Leadership Chair of the division from 2009 to 2019. She previously served on the board of directors for both Dow Inc. and The Dow Chemical Company, and was a member of the Board and Materials Advisory Committee of DowDupont Inc. Dr. Barton founded and served on the Board of GeneOhm Sciences Inc., a molecular diagnostics company acquired by Becton, Dickinson and Company, and was a member of Gilead’s Scientific Advisory Board from 1989 to 2007. She is a member of the National Academy of Sciences, the National Academy of Medicine and the American Philosophical Society. In 2021, Dr. Barton was elected as a Vice President of the American Philosophical Society. Dr. Barton received the 2010 National Medal of Science for her discovery of new chemistry of the DNA helix and the 2015 Priestley Medal, the highest award of the American Chemical Society.

Relevant Skills And Experience:

Extensive experience in chemistry and related fields, for which she has received many awards. Accomplished academic and inventor who has performed pioneering medical research and discovery. Business experience as a founder and leader of a molecular diagnostics company.

Other Public Company Board Service:

●  None

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Corporate Governance

Age: 68 Director since: 2020 Committees: Science

Jeffrey A. Bluestone, Ph.D.

Independent

Dr. Bluestone joined our Board in December 2020. Dr. Bluestone is the President and Chief Executive Officer of Sonoma Biotherapeutics, Inc., a role he has held since 2019. From 2015 to 2019, he led the Parker Institute for Cancer Immunotherapy as President and Chief Executive Officer. Dr. Bluestone is the A.W. and Mary Margaret Clausen Distinguished Professor in the Diabetes Center at University of California San Francisco, where he has been a member of the faculty and served in various other roles for over 20 years, including the Director of the Diabetes Center from 2000 to 2019. He is an international leader in the field of immunotherapy and has published more than 500 papers over nearly four decades focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. His research has led to the development of multiple immunotherapies, including the first medicine approved by the U.S. Food and Drug Administration (FDA) targeting T-cell co-stimulation to treat autoimmunity and the first FDA-approved checkpoint inhibitor for the treatment of metastatic melanoma and other cancers. Dr. Bluestone was the founding director of the Immune Tolerance Network, the largest National Institutes of Health-funded multicenter clinical immunology research program, testing novel immunotherapies in transplantation, autoimmunity and asthma/allergy. He served as a member of the Blue Ribbon Panel, appointed by then Vice President Joe Biden, to guide the National Cancer Moonshot Initiative. Dr. Bluestone is a member of the National Academy of Medicine and American Academy of Arts and Sciences, was a recipient of the prestigious Guggenheim Fellowship, and previously served as the Ludwig Professor and Director of the Ben May Institute at the University of Chicago. He currently serves on the board of directors of Provention Bio, Inc.

Relevant Skills And Experience:
 Internationally-recognized leader in the field of immunotherapy and related fields, with a distinguished scientific and academic career spanning nearly four decades. Strong leadership experience in the healthcare industry.

Other Public Company Board Service:

●  Provention Bio, Inc.

Age: 73 Director since: 2020 Committees: Nominating and Corporate Governance, Science (Chair)

Sandra J. Horning, M.D.

Independent

Dr. Horning joined our Board in January 2020. Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc., until her retirement in 2019. During her 10-year career at Roche and Genentech, she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to 2006, she served as President of the American Society of Clinical Oncology. Dr. Horning was recognized as the 2020 Healthcare Businesswomen’s Association Woman of the Year. She was also selected as the 2017 recipient of the Duane Roth Memorial Award, an honor dedicated to leaders in healthcare, whose work has overcome numerous scientific obstacles to create new paradigms in research and treatment. From 2015 to 2018, Dr. Horning served on the Foundation Medicine Board of Directors. She currently serves on the board of directors of Moderna, Inc., Olema Pharmaceuticals, Inc. and EQRx, Inc.

Relevant Skills And Experience:

Significant leadership experience in the pharmaceutical and healthcare industry, including expertise in drug development in multiple therapeutic areas. Medical professional with experience treating patients as a practicing oncologist.

Other Public Company Board Service:

	● Moderna, Inc.	● Olema Pharmaceuticals, Inc.	● EQRx, Inc.

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Corporate Governance

Age: 54 Director since: 2016 Committees: Audit (Chair), Compensation and Talent

Kelly A. Kramer

Independent

Ms. Kramer joined our Board in August 2016. Ms. Kramer was Executive Vice President and Chief Financial Officer of Cisco Systems, Inc., a worldwide technology leader, from 2015 until her retirement in 2020. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE’s Corporate Headquarters, Transportation Systems and Aerospace divisions. She currently serves on the board of directors of Snowflake Inc. and Coinbase, Inc.

Relevant Skills And Experience:

Significant financial expertise, including serving as a chief financial officer of major companies or divisions in the technology and healthcare industries. Experience in strategic and financial planning and corporate development.

Other Public Company Board Service:

	● Snowflake Inc.	● Coinbase, Inc.

Age: 68 Director since: 2018 Committees: Compensation and Talent, Nominating and Corporate Governance

Harish Manwani

Independent

Mr. Manwani joined our Board in May 2018. Mr. Manwani is a Senior Operating Partner for Blackstone Inc., a global investment firm, and has advised select Blackstone portfolio companies since 2015. He was previously Chief Operating Officer of the Unilever Group from 2011 until his retirement in 2014. Mr. Manwani joined Unilever in 1976 as a management trainee in India and held several senior management roles around the world, including overseeing Unilever’s businesses in North America, Latin America, Asia and Africa. Mr. Manwani is an honors graduate from Bombay University. He holds a master’s degree in Management Studies, and he attended the Advanced Management Program at Harvard Business School. Mr. Manwani currently serves on the board of directors of Whirlpool Corporation. He also serves on the board of directors of EDBI Pte Ltd. and Tata Sons Private Limited, and is the Chairman of the Board of the Indian School of Business and Alinamin Pharmaceutical Co. Ltd., a private Blackstone portfolio company in Japan. He previously served as the non-executive Chairman of Hindustan Unilever Limited from 2005 to 2018, and on the board of directors of Pearson plc from 2013 to 2018, Nielsen Holdings plc from 2015 to 2021 and Qualcomm Incorporated from 2014 through March 2022.

Relevant Skills And Experience:

Strong leadership skills and broad global operational, sales and marketing and human resources expertise at a complex, multi-national company. Experience in driving growth across complex organizations on a global scale.

Other Public Company Board Service:

● Whirlpool Corporation

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Corporate Governance

Age: 57 Director since: 2019

Daniel P. O’Day

Chairman of The Board

Mr. O’Day joined Gilead Sciences in March 2019 as Chairman of the Board of Directors and Chief Executive Officer. Prior to Gilead, Mr. O’Day served as the Chief Executive Officer of Roche Pharmaceuticals. His career at Roche spanned more than three decades, during which he held a number of executive positions in the company’s pharmaceutical and diagnostics divisions in North America, Europe and Asia. He served as a member of Roche’s Corporate Executive Committee, as well as on a number of public and private boards, including Genentech, Flatiron Health and Foundation Medicine. Mr. O’Day holds a bachelor’s degree in biology from Georgetown University and an MBA from Columbia University in New York. He currently serves on the board of directors for the Pharmaceutical Research and Manufacturers of America organization and Galapagos NV.

Relevant Skills And Experience:

Significant leadership and international business experience in the pharmaceutical industry. Deep understanding of the evolving global healthcare environment and demonstrated commitment to driving innovation across the business.

Other Public Company Board Service:

●  Galapagos NV

Age: 51 Director since: 2020 Committees: Audit

Javier J. Rodriguez

Independent

Mr. Rodriguez joined our Board in June 2020. Mr. Rodriguez is the Chief Executive Officer of DaVita Inc., a Fortune 500 company providing healthcare services to kidney disease patients throughout the United States and internationally. He assumed his current role with DaVita in 2019, building on his more than 20 years of increasing company leadership and commitment to transforming care delivery for patients with kidney disease – from the earliest stages through transplantation. From 2014 to 2019, he was the CEO of DaVita Kidney Care, the company’s business unit that treats patients with kidney failure and end-stage renal disease. Mr. Rodriguez is recognized for his vision and leadership in transforming how kidney care is delivered and accelerating the digital transformation to improve patients’ lives while lowering costs for the health care system. He currently serves on the board of directors of DaVita.

Relevant Skills And Experience:

Significant leadership experience in the healthcare industry, including serving as chief executive officer and in various other executive roles of a Fortune 500 public company.

Other Public Company Board Service:

●  DaVita, Inc.

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Age: 67 Director since: 2020 Committees: Compensation and Talent, Nominating and Corporate Governance (Chair)

Anthony Welters

Independent

Mr. Welters joined our Board in October 2020. Mr. Welters is Founder, Chairman and Chief Executive Officer of CINQ Care Inc., a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home, whenever possible, to Black and Brown communities. He is also Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub- Saharan Africa, and Chairman of Somatus, Inc., a value-based kidney care company. Mr. Welters founded AmeriChoice in 1989 and upon acquisition by UnitedHealth Group (UHG) in 2002, joined UHG as Senior Adviser to the Office of the Chief Executive Officer, Executive Vice President and Member of the Office of the Chief Executive Officer, until retiring in 2016. He currently serves on the board of directors of Loews Corporation and the Carlyle Group. Mr. Welters is Trustee Emeritus of Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, Vice Chair of the John F. Kennedy Center for the Performing Arts and a founding member of the National Museum of African American History and Culture.

Relevant Skills And Experience:

Extensive experience in the health insurance and managed care industry. Demonstrated commitment to delivering healthcare to underserved communities.

Other Public Company Board Service:

	● Loews Corporation	● Carlyle Group

Independence of the Board of Directors

The Nasdaq listing rules require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by our Board. In addition, our Board Guidelines require that a substantial majority of our Board consist of “independent” directors as defined by the Board Guidelines. Our Board Guidelines are available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

After a review of all relevant transactions and relationships between each director, as well as his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that eight of our nine nominees for director are “independent” directors as specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Board Guidelines. Mr. O’Day, our Chairman of the Board, is not an independent director because he is currently an executive officer of the company.

Majority Vote Standard for Election of Directors

Our bylaws require directors to be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares voting in the election of directors at any such meeting at which a quorum is present. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board to accept or reject the resignation or to take other action. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting, that nominee will not become a director.

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Corporate Governance

Our Board’s Role and Responsibilities

Corporate Governance

We are committed to strong corporate governance structures and practices that reflect our commitment to integrity, accountability and excellence in conducting our business. Our Board has adopted certain corporate governance principles, which are set forth in our Board Guidelines and other key governance documents, to set forth a framework for how the Board, its various committees and individual directors should perform their functions. These principles are designed to drive effective functioning of the Board in its oversight role and to promote the interests of stockholders. Our Board regularly reviews and updates our governance materials in light of legal and regulatory requirements, evolving best practices and other developments. In considering possible modifications of our corporate governance structures and practices, our Board focuses on those changes that are best for our company and our business. Our focus is on advancing the long-term interests of our company, our stockholders and our other stakeholders. Provided below is a summary of our corporate governance practices. Additional information regarding our governance framework and associated governance documents, including our Board Guidelines, are available at www.gilead.com on the Investors page under “Corporate Governance.”

WHAT WE DO

  Annually Elect All Directors

  Majority Vote to Elect Directors

  Substantial Majority of Independent Directors

  Robust Lead Independent Director Role

  Regular Executive Sessions of Independent Directors

  Fully Independent Board Committees

  Independent Evaluation of Chief Executive Officer

  Robust Board Guidelines and Committee Charters Updated

  Commitment to Board Diversity, including formal adoption of “Rooney Rule” in new director searches Updated

  Robust Board-Level Oversight of ESG Matters

  Annual Corporate Responsibility Report

  Stockholder Right to Call Special Meetings

  Stockholder Right to Act By Written Consent

  Proxy Access on Market Terms, with 3% / Three-Year Threshold

  Annual Say-on-Pay Vote

  Compensation Clawback Policy

  Proactive Year-Round Stockholder Engagement

  Annual Board and Committee Evaluations

  Director Succession Planning and Board Refreshment

WHAT WE DO NOT DO No Classified Board No “Poison Pill” No Supermajority Voting Provisions No Dual Class Stock Structure with Unequal Voting Rights

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Corporate Governance

Oversight of Corporate Strategy

Our Board actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, financial results, potential corporate development opportunities and other matters that are material to the company (including, among other things, our ongoing response to the COVID-19 pandemic). Our Board regularly receives information and formal updates from our management and actively engages with the senior leadership team with respect to the implementation of our corporate strategy. Our independent directors also hold regularly scheduled executive sessions during which they review and discuss our corporate strategy. Consistent with our corporate transaction approval policy, our Board also, directly or indirectly through a committee, reviews and approves strategic transactions that are material to our business, including significant acquisitions and collaborations.

Oversight of Risk

Our Board exercises its risk oversight responsibility directly and through its committees. Our Board considers specific risk topics directly, including, but not limited to, risks associated with our company’s strategic plan, capital allocation and risks relating to pricing strategies of newly approved products. Our Board has delegated responsibility to its committees for oversight of specific risks that fall within the committee’s areas of responsibility. Each of the committees periodically reports to the Board on its risk oversight activities. In addition to receiving reports from our Board committees, our Board is periodically briefed by Gilead’s management on specific material risks or legal developments. We believe our Board’s leadership structure effectively supports the Board’s independent evaluation and management of risk.

AUDIT COMMITTEE

Oversees risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to finance-related public reporting, regulatory compliance (other than healthcare compliance) and certain other matters delegated to the Committee, including risks associated with our information systems and technology (including cybersecurity).

COMPENSATION AND TALENT
COMMITTEE

Oversees risks related to our compensation practices to ensure that these practices are not reasonably likely to have a material adverse effect on Gilead or encourage employees to take unnecessary or excessive risks; also oversees risks related to talent management and succession planning of our executive officers.

NOMINATING AND
CORPORATE GOVERNANCE
COMMITTEE

Oversees risks related to corporate governance matters and certain other non-financial or non-compensation- related risks, including, but not limited to, Gilead’s compliance program, clinical trials, manufacturing, political contributions (including payments to trade associations) and ESG matters.

Oversight of Human Capital Management

Our Board believes our success depends on the work of dedicated employees who embrace a shared sense of purpose and a culture of excellence. As such, our human capital objective is to make Gilead the employer of choice for the best talent in our industry. Our Compensation and Talent Committee has primary oversight responsibility for our strategies and policies related to human capital management, including with matters such as inclusion and diversity, culture, talent recruitment, development and retention and employee engagement and effectiveness. Our Compensation and Talent Committee receives regular updates from our management regarding human capital management matters throughout the year.

Our Board is actively involved in talent development and succession planning for our senior management team. Our Compensation and Talent Committee has responsibility for overseeing and making recommendations to our Board with respect to talent development and succession planning for the Chief Executive Officer and our other executive officers. In connection with these efforts, our Compensation and Talent Committee performs a formal evaluation of the performance of our senior leadership team on an annual basis.

INCLUSION AND DIVERSITY IN 2021

Inclusion is a core value of our company, and our Board remained focused on guiding our efforts to advance inclusion and diversity in our workforce and in our community. For information regarding the progress we made in 2021, see “Advancing Inclusion and Diversity” on page 8.

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Corporate Governance

Oversight of Environmental, Social and Governance Matters

Our ESG program is at the heart of our mission to provide innovative medicines to prevent and treat life-threatening illnesses. We are committed to operating in a manner that is environmentally sustainable and socially responsible, as we believe doing so is critical to the success of our business and our ability to generate long-term, shared value for all of our stakeholders. This commitment is reflected in our ongoing investment in our ESG program as well as the involvement of the highest levels of company leadership in the program. Our Nominating and Corporate Governance Committee has primary responsibility for oversight of ESG matters and receives regular reports from our Corporate Responsibility Committee regarding our ESG program. Our Corporate Responsibility Committee, which is comprised of key members of leadership, manages our ESG program and, in consultation with our senior leadership team, sets and implements strategy, reporting and other initiatives to advance our program.

ESG ACHIEVEMENTS IN 2021 For additional information regarding our ESG program, including an overview of our key achievements in 2021, see “Our Environmental, Social and Governance Program” on page 9.

Oversight of Cybersecurity Matters

Our Audit Committee has primary responsibility for overseeing risks associated with our information systems and technology, including cybersecurity. Our Audit Committee receives quarterly reports from our Head of Information Security, Risk and Compliance and an annual report from our Chief Information Officer regarding our information systems and technology and associated policies, processes and practices for managing and mitigating cybersecurity and technology-related risks. As part of our risk mitigation program, we provide annual information security training to our employees. We also provide specialized trainings to our Security Operations team and employees with access to certain sensitive information systems. In addition, we engage a third-party advisory firm to review our security controls and maturity against the National Institute of Standards and Technology (NIST) cybersecurity framework. We have information security risk insurance policies for certain of our operating subsidiaries. We have not experienced any material information security breaches, including within the last three years, which reflects our commitment to maintaining the integrity and security of our systems and technology.

Stockholder Communications with Our Board

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not: related to our business; within the scope of our responsibility; credible; or material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit the stockholder communication to the member of our Board addressed in the communication and to our Lead Independent Director. We maintain a “Stockholders Communications with the Board” policy that outlines the applicable procedures and is available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

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Our Stockholder Outreach and Engagement

Gilead recognizes the value of and is committed to engaging with our stockholders. We believe strong corporate governance includes proactive outreach and engagement with our stockholders on a regular basis throughout the year to better understand the issues that are important to them. This enables us to address these matters in a more meaningful and effective way and to drive improvements in our policies, communications and other areas. As part of our stockholder engagement program, our senior leadership team engages with investors on a variety of topics in a number of forums, including in quarterly earnings calls, investor and industry conferences, analyst meetings and individual corporate governance and ESG-related discussions with stockholders.

Our Year-Round Stockholder Engagement Program

Since our 2021 annual meeting of stockholders, we contacted stockholders representing approximately 57% of our outstanding shares to gain valuable insights on the issues that matter most to our stockholders.

Of those that we contacted, our engagement team led by our General Counsel and leadership from our Investor Relations, Executive Compensation, Corporate Responsibility and Legal teams met with stockholders representing approximately 45% of our outstanding shares.

Our Lead Independent Director met with stockholders representing approximately 35% of our outstanding shares to provide a direct line of communication between our stockholders and the Board.

We gained constructive feedback during these engagements, which was shared with our Board and management. This ongoing feedback drives improvements in our governance policies and practices.

KEY TOPICS DISCUSSED WITH STOCKHOLDERS IN 2021:

Strategy and Business	Corporate Governance	Compensation	Environmental, Social and Other
Execution of our corporate strategy and the role of Veklury	Board composition and refreshment; Board leadership structure	Compensation program structure, including the metrics in our short-term and long-term incentive plans	Environmental and diversity initiatives and metrics, including how we measure interim and long-term progress
Impact of COVID-19 on our business, including supply chain resilience	Stockholder rights, including threshold to call a special stockholder meeting	Integration of non-financial and ESG metrics into the compensation program	Drug pricing strategy and access programs, including Board oversight

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Our Proactive Approach to Governance is Aligned with Stockholder Interests

We have made substantive advancements in the following areas:	In 2021, we took the following actions:	For more information, see:
Board Composition and Development:
Board Diversity	We amended our Board Guidelines and Nominating and Corporate Governance Committee charter to formalize our historical practice of utilizing the “Rooney Rule” in new director searches.	“Our Commitment to Diversity” on page 18
Board Evaluations and Effectiveness	We engaged a third-party consultant to lead two in-person workshops for our Board as part of the annual evaluation process. In addition to assessing overall performance of the Board, the workshops focused on developing the Board to operate effectively going forward.	“Board Evaluations” on page 30
Human Capital Management:
Inclusion and Diversity	We prioritized our efforts to advance inclusion and diversity, including making progress on our multi-year initiative to increase diverse representation in our workforce. For example, in 2021, we exceeded our one-year representation goals by maintaining more than 50% female global representation and increasing black representation to 7.1% of overall U.S. headcount.	“Advancing Inclusion and Diversity” on page 8
Employee Engagement	We conducted several global surveys in 2021 to gather and assess employee feedback and areas of employee concern. The results from these surveys played a key role in determining the steps taken to advance our culture, including new benefits for employees and our approach to flexible work arrangements.	“Increasing Employee Engagement” on page 8
Code of Ethics	Our Board approved an updated Code of Ethics that supports our commitment to maintaining the highest standards of legal and ethical conduct. Our Code of Ethics includes additional principles and expectations, including with respect to inclusion and diversity, human rights, anti-harassment and anti-bullying, international trade, intellectual property and political activity.	“Code of Ethics” on page 36
Environmental and Sustainability
Sustainability Performance and Recognition	We were admitted to the Dow Jones Sustainability World Index based on our performance on the Corporate Sustainability Assessment.	“Our Environmental, Social and Governance Program” on page 9
Climate Change Goals

We were approved by the Science Based Targets initiative to align with the Paris climate accord.

We communicated our Net Zero Commitment plans to use only renewable energy sources and electrify our fleet.

“Our Environmental, Social and Governance Program” on page 9
Expanded Disclosures	We began providing disclosures recommended by the Task Force on Climate-Related Financial Disclosures (TCFD). We published an Animal Use and Welfare Policy on our website.	Our 2021 Year in Review report will be available on our website in early May 2022

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Board Structure

Board Leadership

Daniel P. O’Day
Chairman of the Board

Our Board believes that it is currently in the best interests of Gilead and its stockholders for Mr. O’Day to serve as our Chief Executive Officer and Chairman of the Board because it positions Mr. O’Day to effectively drive future strategy and decision-making for our organization. In addition to public, private and non-profit board experience, Mr. O’Day has a track record of success in highly scientific and competitive therapeutic areas, deep understanding of the evolving healthcare environment around the world and unwavering commitment to driving innovation across all aspects of the business. As the individual with primary responsibility and accountability for managing our day-to-day operations, Mr. O’Day can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes the best use of our Board’s time.

Kevin E. Lofton
Lead Independent Director

In May 2020, our Board unanimously appointed Kevin E. Lofton as our new Lead Independent Director, in recognition of his leadership, in-depth knowledge of Gilead and demonstrated commitment to our mission. Mr. Lofton has a deep knowledge of our operations and business cycles. He also has significant leadership experience on other public boards and in the healthcare industry, including experience serving as a chief executive officer and a board member of several large organizations. In addition, Mr. Lofton has demonstrated a commitment to improving access to medical care, particularly for the underserved. Given his proven leadership capability, breadth of industry experience and business success, our Board believes Mr. Lofton is a strong and effective partner to our Chairman of the Board.

Our Board Guidelines provide that the independent directors will designate a Lead Independent Director when the Chairperson is not an independent director. The role of Lead Independent Director at Gilead is modeled on the role of an independent Chairperson, ensuring a strong, independent and active Board of Directors. Our Board regularly reviews its leadership structure to evaluate whether it remains appropriate for our company, and we continue to believe the robust duties of our Lead Independent Director empower our independent directors to provide guidance and oversight of management. As set forth in the Lead Independent Director Charter, the Lead Independent Director has clearly delineated and comprehensive duties, which are described further below:

●	Consulting with the Chairperson as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with ongoing company operations;
●	Consulting with the Chairperson regarding and approving the information, agenda and schedules of meetings of the Board of Directors and Board committees;
●	Chairing meetings of the Board of Directors when the Chairperson is not present or when otherwise appropriate, including all executive sessions of independent directors;
●	Facilitating the effective functioning of key Board committees and providing input on functioning of the committees, when required;
●	Advising the Chairperson as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and provide feedback on the quality, quantity and timeliness of information submitted by management;
●	Advising the Board of Directors and its committees on the retention of advisers and consultants who report directly to the Board of Directors;
●	Calling meetings of the independent directors, as appropriate;
●	Serving as chairperson of meetings of the independent directors;
●	Serving as principal liaison between the independent directors and the Chairperson and between the independent directors and senior management;

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●	Ensuring that independent directors have adequate opportunities to meet and discuss issues in meetings of the independent directors;
●	Encouraging director participation by fostering an environment of open dialogue and constructive feedback among independent directors;
●	Communicating to management, as appropriate, the results of private discussions among independent directors;
●	Participating on ad-hoc committees established to deal with extraordinary matters, such as investigations and mergers and acquisitions;
●	Providing guidance on director succession and development;
●	Ensuring Board agendas provide the Board with the ability to periodically review and provide input on the company’s long-term strategy and to monitor management’s execution of the long term-strategy;
●	Serving as the independent directors’ representative in crisis situations, unless otherwise directed by the Board;
●	Monitoring conflicts of interest of all directors, including the Chairperson;
●	Participating in succession planning for the Chief Executive Officer and in talent retention and development programs for members of senior management;
●	Responding to major stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, with such consultation with the Chairperson and other directors as the Lead Independent Director may deem appropriate;
●	Representing independent directors in communications with other stakeholders, as required; and
●	Performing such other duties as the Board of Directors may from time to time delegate.

The Lead Independent Director also frequently attends meetings of all our Board committees and leads our Board in conducting an annual assessment of our Board and the committees to evaluate their effectiveness. In addition, as required by our Board Guidelines, our independent directors meet without executive management on a regular basis to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning.

Consistent with our commitment to robust engagement with our stockholders, the Lead Independent Director also participates in meetings with stockholders as part of our year-round stockholder engagement program.

The Lead Independent Director Charter is available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

Board Evaluations

Our Board believes that a robust and constructive Board and committee evaluation process is an essential component of board effectiveness. Our Board and each of the committees conduct an annual evaluation of Board performance, which is organized by our Nominating and Corporate Governance Committee and led by our Lead Independent Director. An overview of our 2021 annual evaluation process is provided below.

DEVELOPMENT OF ANNUAL EVALUATION PROCESS Our Nominating and Corporate Governance Committee develops an annual self-evaluation process and prepares the questionnaires for our Board and the committees.	ASSESSMENT WORKSHOPS A third-party consultant leads in-person workshops for our Board.	ONE-ON-ONE DISCUSSIONS Our Lead Independent Director and our Chairperson have one-on-one discussions with each director.	EVALUATION OF RESULTS Our Lead Independent Director consolidates the feedback and shares the results with our full Board for discussion and consideration.

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In 2021, our Nominating and Corporate Governance Committee engaged a third-party consultant to lead two in-person workshops for our Board as part of the annual evaluation process. These workshops preceded the one-on-one discussions with our Lead Independent Director and our Chairperson and the presentation of the results of the annual evaluation by our Lead Independent to the Board. In addition to assessing overall performance of the Board, the workshops focused on developing the Board to operate effectively going forward, including by:

●  Identifying ways to maximize the contribution and impact of the Board, as well as each individual director

●  Engaging in conversations to create a shared understanding among Board members in order to enhance the overall operation and productivity of the Board

●  Establishing metrics to measure effectiveness of the Board over time

Meetings of Our Board of Directors and Board Committees; Attendance at Annual Meetings

All directors attended greater than 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2021 (or the period for which they served in 2021), and on average we had a 93% attendance rate for such meetings. Current committee membership and the number of meetings of our full Board and committees held in 2021 are shown in the table below:

	Board	Audit Committee	Compensation and Talent Committee	Nominating and Corporate Governance Committee	Science Committee
Jacqueline K. Barton, Ph.D.	●		●		●
Jeffrey A. Bluestone, Ph.D.	●				●
Sandra J. Horning, M.D.	●			●	●
Kelly A. Kramer	●	●	●
Kevin E. Lofton	Lead Independent Director	●	●	●
Harish Manwani	●		●	●
Daniel P. O’Day	Chairman
Javier J. Rodriguez	●	●
Anthony Welters	●		●	●
Number of 2021 Meetings	6	10	7	4	7

●  Member  ●  Chair

Our Board expects director attendance at our annual meetings of stockholders. All of our then-serving Board members attended the 2021 annual meeting of stockholders.

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Committees of Our Board of Directors

Our Board has an Audit Committee, a Compensation and Talent Committee, a Nominating and Corporate Governance Committee and a Science Committee. The charter for each of these committees is available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

Audit Committee 2021 Meetings: 10 Current Members: Kelly A. Kramer (Chair), Kevin E. Lofton Javier J. Rodriguez

Our Board has determined that all members of our Audit Committee are “independent directors” under the criteria specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Board Guidelines. Our Board has determined that Ms. Kramer, Mr. Lofton and Mr. Rodriguez each qualify as an “audit committee financial expert,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls.

Our Audit Committee:

●	is directly responsible for the selection, appointment, retention, compensation, oversight and, where appropriate, the replacement of the independent registered public accounting firm (the “auditors”);

●	approves the engagement of proposed audit, review and attest services, as well as permissible non-audit services by our auditors;

●	evaluates the performance, independence and qualifications of the auditors;

●	reviews periodic reports prepared by the auditors regarding their internal quality control procedures and any material issues raised by internal quality-control reviews or by inquiries or investigations by governmental or professional authorities;

●	monitors the rotation of audit partners on our engagement team and is involved in the selection of the lead audit partner;

●	meets with the auditors and our financial management to review the scope and cost of proposed audits and the audit procedures to be utilized, and, following the conclusion thereof, reviews the results of such audits, including any findings, comments or recommendations of the auditors;

●	discusses with the auditors and our financial and accounting management the scope, adequacy and effectiveness of our internal control over financial reporting, including the adequacy of the systems of reporting to our Audit Committee;

●	reviews the potential effect of regulatory and accounting developments on our consolidated financial statements;

●	reviews significant reporting issues or judgments made in connection with the preparation of our consolidated financial statements;

●	reviews and approves, in advance, or ratifies all related party transactions in accordance with applicable laws, SEC rules and Nasdaq requirements;

●	oversees the establishment and maintenance of disclosure controls and procedures;

●	reviews draft earnings releases and the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, including the results of the annual audit and the results of the auditors’ review of our quarterly condensed consolidated financial statements;

●	meets with internal audit management to review and approve the annual internal audit plan and budget and to review the results of internal audit activities;

●	evaluates the performance and effectiveness of our internal audit function; and

●	oversees our management of risks associated with financial and accounting systems, accounting policies, public reporting, investment strategies and cybersecurity, including the periodic review with management of our efforts to identify and mitigate such risks.

We have established procedures for the confidential submission of employee concerns under our Complaint Procedure and Non-Retaliation Policy. Our Audit Committee receives quarterly reports from management on all complaints regarding accounting, internal accounting controls or auditing matters made under our Complaint Procedure and Non-Retaliation Policy.

Our Audit Committee regularly meets in executive session and in private sessions with each of our Chief Financial Officer, our Vice President of Internal Audit and representatives of Ernst & Young LLP, and from time to time, our Chief Compliance Officer and our Chief Accounting Officer and Corporate Controller, during which candid discussions regarding financial management, legal, accounting, auditing and internal control matters take place.

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Compensation and Talent Committee 2021 Meetings: 7 Current Members: Kevin E. Lofton (Chair), Jacqueline K. Barton Kelly A. Kramer, Harish Manwani, Anthony Welters

Our Board has determined that all members of our Compensation and Talent Committee are independent directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Board Guidelines. The members of our Compensation and Talent Committee are “non-employee directors” as determined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Our Compensation and Talent Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs.

The Compensation and Talent Committee’s duties include:

●	taking any and all actions that may be taken by the Board with respect to the compensation level of our executive officers, including but not limited to the development of compensation policies and the review of compensation arrangements;

●	overseeing the administration and review of our compensation plans;

●	evaluating the performance of our Chief Executive Officer, and reviewing and approving the Chief Executive Officer’s compensation, subject to ratification by the independent directors of the Board;

●	reviewing and approving the compensation arrangements for our other executive officers;

●	overseeing talent management and succession planning with respect to our Chief Executive Officer and other executive officers, and recommending a succession plan for such officers on an annual basis;

●	establishing the stock ownership guidelines applicable to executive officers and recommending stock ownership guidelines applicable to the non-employee Board members;

●	assessing whether our compensation practices present risks that could have a material adverse effect upon us or could otherwise encourage unnecessary or excessive risk-taking;

●	overseeing our strategies and policies related to human capital management, including with respect to matters such as inclusion and diversity, workplace environment and culture, talent recruitment, development and retention, and employee engagement and effectiveness;

●	reviewing and discussing the “Compensation Discussion and Analysis” included in our Proxy Statement for each annual meeting;

●	reviewing the results of the most recent stockholder advisory vote on executive compensation and overseeing our submissions to stockholders on executive compensation matters; and

●	appointing, determining the compensation of and overseeing the independent compensation advisers retained by the Compensation and Talent Committee.

Our Compensation and Talent Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. After a robust evaluation process in 2021 that included the consideration of alternative candidates for the role, our Compensation and Talent Committee continued its engagement of Frederic W. Cook & Co. (“FW Cook”), a national compensation consulting firm, as its independent compensation consultant. FW Cook reports directly to and provides various executive compensation services to our Compensation and Talent Committee, including advising the Committee on the following matters:

●	the principal aspects of our Chief Executive Officer’s compensation;

●	evolving industry practices; and

●	market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee Board members.

FW Cook provides consulting services solely to our Compensation and Talent Committee and does not provide any other services to Gilead. Where advisable, our Compensation and Talent Committee meets in executive session from time to time with FW Cook to discuss compensation-related matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Talent Committee who served during 2021 is currently or has been, at any time since our formation, one of our officers or employees. During 2021, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation and Talent Committee. None of the members of our Compensation and Talent Committee who served during 2021 currently has or has had any relationship or transaction requiring disclosure pursuant to Item 404 of Regulation S-K.

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Nominating and Corporate Governance Committee 2021 Meetings: 4 Current Members: Anthony Welters (Chair), Sandra J. Horning, M.D. Kevin E. Lofton, Harish Manwani

Our Board has determined that all members of our Nominating and Corporate Governance Committee are independent directors under the criteria specified by applicable listing rules of Nasdaq and our Board Guidelines.

Our Nominating and Corporate Governance Committee performs several functions.

Among other things, our Nominating and Corporate Governance Committee:

●	develops and periodically reviews the desired qualifications of members of the Board and its committees;
●	advises our Board on matters of diversity, including race, ethnicity, gender, sexual orientation, culture, thought and geography;
●	evaluates the need for refreshment and succession planning for the Board and, as appropriate, leads the search for diverse individuals qualified to become members of the Board;
●	recommends director nominees to the Board to be presented for stockholder approval at the annual meeting of stockholders;
●	reviews the Board’s leadership structure and recommends changes as appropriate, including a recommendation to the independent directors regarding the appointment of our Lead Independent Director;
●	reviews the Board’s committee structure and recommends directors to serve as members and chairpersons of each committee for the Board’s approval;
●	determines on an annual basis the members of the Board who meet the independence requirements and members of the Audit Committee who meet the financial expert requirements;
●	reviews our corporate governance policies and practices and recommends new policies and changes to existing policies for the Board’s approval;
●	develops an annual self-evaluation process for the Board and its committees and, as appropriate, makes recommendations to the Board regarding its findings;
●	monitors risks related to corporate governance matters and certain other non-financial or non-compensation-related risks;
●	oversees our company’s stockholder engagement program;
●	approves the appointment and removal of the Chief Compliance Officer and meets periodically with the Chief Compliance Officer to monitor the company’s compliance program;
●	oversees environmental, social and governance (ESG) matters and receives periodic reports on our ESG program; and
●	reviews our political expenditure policies and expenditures, including payments to trade associations.

Our Nominating and Corporate Governance Committee regularly meets in executive session with our Chief Compliance Officer as part of its oversight of the company’s compliance program.

We have established procedures for the confidential submission of employee concerns under our Complaint Procedure and Non-Retaliation Policy. Our Nominating and Corporate Governance Committee receives quarterly reports from management on complaints made under our Complaint Procedure and Non-Retaliation Policy (other than those relating to accounting, internal accounting controls or auditing matters, which are reported to our Audit Committee).

Science Committee 2021 Meetings: 7 Current Members: Sandra J. Horning, M.D. (Chair), Jacqueline K. Barton, Ph.D. Jeffrey A. Bluestone, Ph.D.

Our Science Committee oversees, on behalf of our Board, our research and development strategy, including with respect to our commercial portfolio and clinical programs and the capabilities of our products and product candidates. Among other things, our Science Committee:

●	advises our Board on the direction of and progress made towards our research and development strategy;
●	assesses the quality of our commercial portfolio and clinical programs, and evaluates potential opportunities to enhance our portfolio and programs through opt-in programs, collaborations and other strategic transactions;

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●	monitors the status, progress and outcomes of our key clinical trials; and
●	reviews the potential effect of developments in the competitive scientific landscape and emerging science trends on our commercial portfolio and clinical programs.

Executive Sessions

As required by our Board Guidelines, our independent directors meet in regularly scheduled executive sessions at which only they are present. Our Lead Independent Director presides over these executive sessions. At these executive sessions, the independent directors review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning.

Additionally, executive sessions may be convened by the Lead Independent Director at his discretion and will be convened if requested by any other independent director.

Board Processes

Certain Relationships and Related Person Transactions

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our Named Executive Officers) and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our bylaws.

Policies and Procedures

Related Person Transactions

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members, and transactions include any transaction or arrangement in which the amount involved exceeds $120,000 and where the company or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. The responsibility for reviewing and approving such transactions is set forth in writing in the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

To identify related person transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their immediate family members have a material interest.

Conflicts of Interest

We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee determines, on an annual basis, which members of our Board meet the definition of independent director under the criteria specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Board Guidelines. The obligation for this determination is set forth in writing in the Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.gilead.com on the Investors page under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

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2021 Related Person Transactions and Conflicts of Interest

In 2021, there were no related person transactions or conflicts of interest. Approval of any related person transaction or conflict of interest would require approval of the applicable Board committee (as described above) or the full Board.

Code of Ethics

Our Code of Ethics establishes the corporate standards of behavior for all our employees, officers and directors and sets our expectations of contractors and agents. In 2021, our Board approved an updated Code of Ethics that supports our commitment to maintaining the highest standards of legal and ethical conduct. Our Code of Ethics now includes our expectations with respect to topics such as inclusion and diversity, human rights, anti-harassment and anti-bullying, international trade, intellectual property and political activity. The Code of Ethics is available on our website at www.gilead.com on the Investors page under “Corporate Governance.” Any person who becomes aware of any possible non-compliance of laws, regulations, our Code of Ethics or any other Gilead policy is responsible for notifying a member of management or the legal department. We have also implemented an Ethics Hotline through which concerns can be raised confidentially. We investigate all reports promptly, and we do not tolerate retaliation against anyone making reports in good faith and/or assisting in investigations of possible violations.

Compensation of Non-Employee Board Members

The members of our Board play a critical role in guiding our strategic direction and overseeing our management. In light of the demanding nature of the role and responsibilities of a public company board, including the time commitment and risks associated with board service, the market for highly qualified and experienced individuals who are capable of serving as the directors of a large public company has remained highly competitive.

These dynamics make it imperative that we provide a competitive compensation program for our non-employee directors. Such directors are accordingly compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees, and receive a combination of annual cash retainers and equity compensation in the form of stock options and restricted stock unit awards. In addition, our non-employee directors are also reimbursed for their business-related expenses incurred in connection with attendance at Board and committee meetings and related activities. Our employee directors do not receive additional compensation for their service on our Board.

Our Compensation and Talent Committee reviews our non-employee director compensation program on an annual basis with its independent advisor. Any recommended changes to the program are then presented to the independent members of our Board for their consideration and approval.

Our non-employee directors are compensated through annual equity awards under a pre-established grant-date fair value formula and annual cash retainers for Board and Board committee service.

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Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2021:

	2021 Non-Employee Board Member Compensation
			Grant-Date Value of Equity Awards(2)
	Cash Payment	(1)	Options(4)	Restricted Stock Units(4)
All Non-Employee Board Members	$75,000 retainer		$150,000	$150,000
Lead Independent Director	$40,000 / $75,000 additional cash retainer	(3)	None	None
Audit Committee Chair	$20,000 additional cash retainer		None	None
Compensation and Talent Committee Chair	$15,000 additional cash retainer		None	None
Nominating and Corporate Governance Committee Chair Science Committee Chair	$15,000 additional cash retainer		None	None
Committee Member (in addition to any Committee Chair fees)	$20,000 additional cash retainer for each committee		None	None
(1)	A non-employee Board member’s actual cash retainer is equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainers for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on the Compensation and Talent Committee, the total dollar amount of the cash retainer will be $135,000). In addition, the cash retainer amounts presented in the table represent the annualized amounts payable to a non-employee Board member, and beginning with the third quarter of 2021, actual payments were made on a quarterly, pro-rated basis.
(2)	The number of shares of our common stock subject to the option portion of the annual equity award is calculated by dividing $150,000 by the fair value of option on the grant date, with any fractional share rounded down to the next whole share. The fair value of option is based on Black-Scholes option valuation model. The number of shares of our common stock subject to the restricted stock unit portion of the annual equity award is calculated by dividing $150,000 by the closing market price per share of our common stock on the award date, with any fractional share rounded down to the next whole share.
(3)	The Lead Independent Director receives an additional retainer of $75,000 should the Lead Independent Director not serve on any committees of the Board or $40,000 should the director serve on a committee (in addition to any retainer amounts for committee service).
(4)	The Lead Independent Director, committee chairs and other committee members do not receive any additional equity awards for their Lead Independent Director or committee service.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee directors to defer all or a portion of their cash retainer each year. The deferred amount may either be immediately converted into phantom shares of our common stock or invested in a designated group of investment funds, neither of which results in above-market interest under disclosure rules. To the extent that a non-employee director elects to defer his or her cash retainer into phantom shares, the resulting number of phantom shares of our common stock will be determined by dividing the deferred amount by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee director elects to defer his or her retainer into investment funds, then he or she may select from among the investment funds available under the Deferred Compensation Plan. These investment funds are substantially the same as those available under our broad-based Section 401(k) employee savings plan.

A non-employee director may elect to receive his or her deferred account balance at a designated age that is no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date, in a lump sum or in annual installments not to exceed 10 years. An early distribution is permitted in the event of a financial hardship. In the event of death, an account balance will be distributed in a lump sum to the director’s designated beneficiary.

Stock Ownership Guidelines

We have stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual retainer. This guideline is to be achieved over a five-year period, measured from the date the non-employee director first joins our Board. As of December 31, 2021, all members of our Board were in compliance with our stock ownership guidelines or within the grace period for compliance.

2022 Proxy Statement	37

Corporate Governance

Terms of Equity Awards

The stock options granted to our non-employee directors have an exercise price equal to the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the Nasdaq Global Select Market). Each option has a maximum term of 10 years, subject to earlier termination three years after the non-employee director’s cessation of Board service. Each option vests in successive equal quarterly increments over a one-year period, measured from the date of grant. The restricted stock unit awards granted to our non-employee directors prior to 2022 vest upon the completion of one year of Board service measured from the date of grant. In January 2022, pursuant to the recommendations of its independent compensation consultant, the Board approved an update to the terms of future grants of restricted stock unit awards to non-employee directors, such that they would vest immediately upon grant. Initial equity awards for new non-employee directors are prorated based on the number of days remaining in the compensation period in which they commence Board service. The shares that vest under restricted stock unit awards may, pursuant to a director’s advance election, be subject to a deferred issuance in up to five annual installments following his or her cessation of Board service.

The table below summarizes the compensation paid by us to our non-employee Board members for the 2021 fiscal year:

2021 Director Compensation

The table below summarizes the compensation paid by us to non-employee Board members for the 2021 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)		Stock Awards(3)(4)	Option Awards(4)(5)	Total
Jacqueline K. Barton	$57,973		$149,941	$149,991	$357,905
Jeffrey A. Bluestone	$47,890		$149,941	$149,991	$347,822
Sandra J. Horning	$67,589	(6)	$149,941	$149,991	$367,521
Kelly A. Kramer	$70,795	(6)	$149,941	$149,991	$370,727
Kevin E. Lofton	$96,781		$149,941	$149,991	$396,713
Harish M. Manwani	$57,973		$149,941	$149,991	$357,905
Javier J. Rodriguez	$47,890		$149,941	$149,991	$347,822
Anthony Welters	$70,329		$149,941	$149,991	$370,261
(1)	On May 12, 2021, Per Wold-Olsen and Richard J. Whitley retired from our Board. No compensation was paid to either Mr. Wold-Olsen or Mr. Whitley during the year ended December 31, 2021. As of December 31, 2021, Mr. Wold-Olsen held 81,726 shares subject to stock options and 8,565 shares issuable upon settlement of RSUs, and Mr. Whitley held 65,404 shares subject to stock options.
(2)	Represents cash retainers for serving on our Board and committees of the Board for the third and the fourth quarters of 2021. During 2021, the cash retainers paid to our Board members were changed from annual to quarterly retainers beginning on July 1, 2021.
(3)	Represents the grant-date fair value of RSU awards granted in 2021 to each director under our 2004 Equity Incentive Plan (as amended and restated, the “2004 Plan”) comprised of 2,223 RSUs granted to each Board member on May 12, 2021. The applicable grant-date fair value of each award was determined in accordance with Accounting Standards Codification Topic 718 (“Topic 718”) and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to service vesting.
(4)	The following table shows, for each named individual, the aggregate shares under stock awards, the aggregate shares underlying option awards and the aggregate phantom shares held by that individual as of December 31, 2021:
Name	Aggregate Stock Awards Outstanding as of December 31, 2021(a)	Aggregate Option Awards Outstanding as of December 31, 2021	Aggregate PhantomShares as of December 31, 2021(b)
Jacqueline K. Barton	6,776	47,014	—
Jeffrey A. Bluestone	2,223	20,544	—
Sandra J. Horning	4,159	26,388	—
Kelly A. Kramer	10,953	59,882	—
Kevin E. Lofton	12,053	96,391	2,970
Harish M. Manwani	2,223	43,895	—
Javier J. Rodriguez	2,223	23,332	—
Anthony Welters	2,223	22,383	—
(a)	Aggregate stock awards include both unvested RSUs and vested RSUs for which receipt of the underlying shares of our common stock has been deferred. RSUs accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding RSUs. Dividend equivalents are accumulated and paid in cash when the underlying shares are issued.
(b)	Dividends on phantom shares are accrued and reinvested to acquire additional phantom shares quarterly.
(5)	Represents the grant-date fair value of stock option awards granted in 2021 to each director under the 2004 Plan, covering 14,665 shares with an exercise price of $67.45 per share made to each Board member on May 12, 2021, The applicable grant-date fair value of each award was calculated in accordance with Topic 718 and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 16 to our Consolidated Financial Statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K for such fiscal year filed with the SEC.
(6)	Dr. Horning and Ms. Kramer elected to defer their entire Board period retainer fees of $67,589 and $70,795, respectively, as a cash deferral under our Deferred Compensation Plan.

38

Audit Matters

Audit Matters

PROPOSAL 2	Ratification of the Selection of Independent Registered Public Accounting Firm

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1987.

Our Board unanimously recommends a vote “FOR” Proposal 2.

Annual Evaluation and Selection of Independent Auditor

To help ensure continuing auditor independence, our Audit Committee annually reviews Ernst & Young LLP’s independence and performance in connection with the Committee’s determination of whether to retain Ernst & Young LLP or engage another firm as our independent auditor. In the course of these reviews, our Audit Committee considers, among other things:

●	Ernst & Young LLP’s historical and recent performance on the Gilead audit;
●	Ernst & Young LLP’s institutional knowledge and expertise regarding Gilead’s global business, accounting policies and practices and internal control over financial reporting;
●	the professional qualifications of Ernst & Young LLP, the lead audit partner and other key engagement partners;
●	Ernst & Young LLP’s disclosures related to audit quality and performance, including recent Public Company Accounting Oversight Board (the “PCAOB”) inspections;
●	the appropriateness of Ernst & Young LLP’s audit fees, including the fees that Ernst & Young LLP receives for non-audit services;
●	the quality and candor of Ernst & Young LLP’s communications with the Audit Committee and management; and
●	the potential impact of changing our independent registered public amounting firm.

Based on this evaluation, our Audit Committee has determined that Ernst & Young LLP is independent and that it is in the best interest of Gilead and its stockholders to continue to retain Ernst & Young LLP to serve as our independent auditors for the 2022 fiscal year.

Rotation of Lead Audit Partner

The Audit Committee requires the lead audit partner to be rotated at least every five years. The process for selection of Gilead’s lead audit partner pursuant to this rotation involves a meeting between the Chair of our Audit Committee and the candidate for the role as well as discussion by the full Audit Committee and management. Our last rotation of lead audit partner was in 2018.

2022 Proxy Statement	39

Audit Matters

Principal Accountant Fees and Services

Our Audit Committee is responsible for audit firm compensation. The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2021 and 2020 for the professional services described below are as follows:

Name	2021	2020
Audit Fees(1)	$8,934,000	$9,362,000
Audit-Related Fees	$—	$—
Tax Fees(2)	$1,452,000	$984,000
All Other Fees(3)	$209,000	$7,000
Total	$10,595,000	$10,353,000
(1)	Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements.
(2)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(3)	Represents fees incurred in providing miscellaneous permitted advisory services, including fees related to system pre-implementation in 2021, and accessing Ernst & Young LLP’s online research database in 2021 and 2020.

All of the services described above were pre-approved by our Audit Committee. The Committee concluded that the provision of these services by Ernst & Young LLP would not affect their independence.

Pre-Approval Policy and Procedures

To minimize relationships that could impair the objectivity of Ernst & Young LLP, our Audit Committee adopted policies and procedures for the pre-approval of audit and permissible non-audit services rendered by Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services provided by Ernst & Young LLP, and the policy prohibits the engagement of Ernst & Young LLP for certain specified services. The policy permits the engagement of Ernst & Young LLP for services approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of Ernst & Young LLP for other services approved by our Audit Committee if there is a persuasive business reason for using Ernst & Young LLP over other providers. The policy provides that, as a general rule of thumb, the fees for these other services should be less than 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of Ernst & Young LLP’s engagement or on an explicit case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by Ernst & Young LLP in the future.

Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and our stockholders.

40

Audit Matters

Audit Committee Report

Our Audit Committee is composed of three directors and operates under a written charter adopted by the Board of Directors. Our Board has determined that all members of our Audit Committee are “independent” directors under the criteria specified by applicable laws and regulations of the SEC, the listing rules of Nasdaq and our Board Guidelines.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. Management has the primary responsibility for the financial statements, the reporting process, and the system of internal control over financial reporting.

Our Audit Committee is responsible for the selection, appointment, retention, compensation and oversight of Gilead’s independent registered public accounting firm, Ernst & Young LLP. Our Audit Committee reviewed and discussed with Ernst & Young LLP the auditors’ independence from Gilead and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and our Audit Committee discussed Ernst & Young LLP independence from Gilead. We also considered whether Ernst & Young LLP’s provision of non-audit services to Gilead is compatible with the auditor’s independence.

We adopted auditor independence policies and procedures for the pre-approval of audit and permissible non-audit services rendered by Ernst & Young LLP. The policy permits the engagement of Ernst & Young LLP for services approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of Ernst & Young LLP for other services approved by our Audit Committee if there is an appropriate business reason for using Ernst & Young LLP over other providers. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by Ernst & Young LLP in the future.

Our Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management and Ernst & Young LLP. Our Audit Committee has reviewed and discussed with Ernst & Young LLP the matters required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. Our Board has approved this inclusion.

Audit Committee

Kelly A. Kramer, Chair
Kevin E. Lofton
Javier J. Rodriguez

2022 Proxy Statement	41

Executive Officers

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 24, 2022 are set forth below.

See Mr. O’Day’s biography above under “Nominees” on page 22.

Age: 52 JOINED GILEAD: 2016 POSITION: Chief Financial Officer

Andrew D. Dickinson

Mr. Dickinson serves as Gilead’s Chief Financial Officer, responsible for the oversight of the company’s global finance, corporate development, information technology, operations and strategy organizations.

Mr. Dickinson joined Gilead in 2016 and prior to his current role served as head of the company’s corporate development and strategy group. In that role, Mr. Dickinson drove all of Gilead’s licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Gilead, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard. Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Gilead in 2006.

Mr. Dickinson received his bachelor’s degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago.

He currently serves on the board of directors of Sutter Health, a non-profit hospital system based in California, and previously served on the board of directors of the Fosun Pharma and Kite joint venture in China, which was established in 2017.

Age: 52 JOINED GILEAD: 2019 POSITION: Chief Commercial Officer

Johanna Mercier

Ms. Mercier serves as Gilead’s Chief Commercial Officer, with responsibility for the global commercialization of all the company’s medicines throughout the product lifecycle. Under her leadership, Gilead works to ensure that patients around the world have access to the company’s transformational medicines.

Ms. Mercier joined Gilead in 2019 after 25 years at Bristol-Myers Squibb, where she served in a number of executive leadership positions, gaining broad experience across geographies and in all aspects of the commercial business.

Ms. Mercier holds a bachelor’s degree in biology from the University of Montreal and an MBA from Concordia University.

She currently serves on the board of directors of Neurocrine Biosciences, Inc. and the University of Southern California’s Leonard D. Schaeffer Center for Health Policy and Economics.

42

Executive Officers

Age: 59 JOINED GILEAD: 2019 POSITION: Chief Medical Officer

Merdad V. Parsey, M.D., Ph.D.

Dr. Parsey is Gilead’s Chief Medical Officer, responsible for overseeing the company’s global clinical development and medical affairs organizations. In his role, Dr. Parsey supervises all clinical trials and development operations. Together with the leadership team, he works to advance clinical development strategies and programs with the goal of changing the trajectory of disease, and transforming care for the patients of today and tomorrow.

Dr. Parsey joined Gilead in 2019, after serving as Senior Vice President of Early Clinical Development at Genentech, where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences), held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine.

He completed his MD and PhD at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado.

Dr. Parsey currently serves on the Board of Directors for Sagimet BioSciences and Arcus Biosciences.

Age: 54 JOINED GILEAD: 2005 POSITION: Executive Vice President, Corporate Affairs and General Counsel

Brett A. Pletcher

Mr. Pletcher leads a group at Gilead that includes the government affairs and policy, public affairs, and legal organizations. In his role, he oversees our work to shape health policy and communicate the company’s perspective across external audiences. As General Counsel, he is also responsible for all of the company’s legal functions, including intellectual property, litigation and compliance efforts associated with the promotion of our products.

Before joining Gilead in 2005, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he provided corporate and securities services to emerging growth public and private companies as well as venture capital investors

Mr. Pletcher received his bachelor’s degree in economics and political science from the University of California, Riverside and earned his law degree from the University of California, Berkeley’s Boalt Hall School of Law.

He is a member of the California State Bar and a former member of the Nasdaq Listing and Hearing Review Council, and currently serves on the Advisory Board for the East Bay Community Law Center.

2022 Proxy Statement	43

Executive Compensation

PROPOSAL 3	Advisory Vote to Approve the Compensation of Our Named Executive Officers

Based upon a vote of stockholders at our 2021 annual meeting of stockholders, and following our Board’s recommendation for an annual advisory vote to approve the compensation of the Named Executive Officers, we are providing stockholders with an advisory vote to approve the compensation of our Named Executive Officers. Although the vote is non-binding, our Board and Compensation and Talent Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

We encourage our stockholders to read the Compensation Discussion and Analysis, beginning on page 45, which describes the details of our executive compensation program and the decisions made by the Compensation and Talent Committee in 2021. Our 2021 corporate achievements are described under “Corporate Performance Metrics and Achievements for 2021” in the Compensation Discussion and Analysis.

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the Named Executive Officers in this Proxy Statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Under our Board’s policy of providing annual advisory votes on executive compensation, the next such vote will occur at the 2023 annual meeting of stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 3.

44

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the components of our executive compensation program and the 2021 decisions of the Compensation and Talent Committee of our Board of Directors (our “Compensation and Talent Committee” or “Committee”) for our 2021 Named Executive Officers, who were:

Daniel P. O’Day Chairman and Chief Executive Officer (“Chief Executive Officer”)	Andrew D. Dickinson Chief Financial Officer	Johanna Mercier Chief Commercial Officer	Merdad V. Parsey, M.D., Ph.D. Chief Medical Officer	Brett A. Pletcher Executive Vice President, Corporate Affairs and General Counsel

2021 Business Highlights

During 2021, Gilead took meaningful strides in its transformative journey towards becoming a business based on diverse, sustainable growth. We continued to demonstrate our leadership in virology, further advancing the exciting potential of our HIV portfolio while playing a key role in combating the COVID-19 pandemic with Veklury, our groundbreaking COVID-19 treatment. Our work in 2021 continued to expand beyond antivirals, as we increased our overall pipeline and amplified our commercial presence in oncology, obtaining several notable product approvals from the FDA. Despite continued uncertainty caused by the pandemic, we delivered strong financial performance, driven by continued growth of our oncology and cell therapy franchise and Veklury. Our achievements in 2021, as well as our positive clinical momentum, are reflective of a continued, focused effort on executing our corporate strategy and establishing a robust foundation for growth over the next decade.

Demonstrating Continued Strength and Innovation in HIV. To help end the HIV epidemic, we are pursuing strategies to treat, prevent and cure HIV infection. During 2021, we made substantial progress on all three fronts, advancing the frontier of HIV therapy by offering a best-in-class HIV portfolio with options that are shaped by the needs and preferences of people living with or at risk of acquiring HIV infection.

Biktarvy, a once-a-day pill, remains the leading HIV treatment, achieving 19% year-over-year growth and adding an additional 5% of market share in the U.S. in 2021. We expect Biktarvy, which has patent exclusivity until 2033, to continue to lead in the daily oral market and drive growth. Biktarvy revenues grew $1.4 billion to $8.6 billion for 2021.

The pandemic continued to impact HIV screening, diagnoses and office visits. In addition, 2021 marked the first full year reflecting the loss of exclusivity for Atripla and Truvada, leading to a 4% decline in annual revenue compared to 2020. We expect this to be a short-term dip, as Biktarvy fundamentals remain solid, and we anticipate introducing long-acting oral and injectable HIV therapies in coming years.

There remains a large unmet medical need for preventing HIV transmission, or pre-exposure prophylaxis (PrEP), for people at risk of acquiring HIV infection. The PrEP market has begun to recover from the pandemic with prescriptions now exceeding 2019 levels. Our PrEP medication, Descovy continues to hold approximately 45% market share in the United States, creating a strong foundation for growth.

We are committed to continually improving options for those living with or affected by HIV by developing long-acting treatments and preventative measures with the potential for dosing every six months. These options could offer greater convenience, as well as the potential for stronger treatment adherence and privacy. One element of our approach to both treatment and prevention involves our development stage compound, lenacapavir, which interferes with the viral replication cycle.

2022 Proxy Statement	45

Executive Compensation

Expanding and Advancing Oncology Pipeline. As we build our oncology capabilities, we are seeing substantial business results. Revenues from the Gilead and Kite oncology programs almost doubled from 2020 to $1.25 billion with additional growth expected. This growth in our oncology business was primarily driven by:

●	Trodelvy: Trodelvy is of growing importance in the treatment of second-line metastatic triple-negative breast cancer and second-line metastatic urothelial cancer. We believe it has potential across multiple indications as well as in earlier lines of therapy. We are evaluating Trodelvy in several solid tumor indications, and in combination with other therapies in first-line treatments. Overall, Trodelvy revenues were $380 million for 2021.
●	Cell Therapy. Revenues in cell therapy were up 43% in 2021, driven by continued demand for Yescarta in large B-cell lymphoma and follicular lymphoma as well as Tecartus in mantle cell lymphoma and adult acute lymphoblastic leukemia. These therapies are extending the lives of people who just a few years ago would have had few other options.

In addition, we exercised our options on four Arcus Biosciences, Inc. (“Arcus”) compounds in development. This allows us to more closely collaborate with Arcus to accelerate their development and optimize their potential to make a difference for patients.

To support our increasingly robust and diverse oncology portfolio, we made key investments across our R&D and commercial infrastructure. For example, from the end of 2019 to 2021, the number of employees dedicated to oncology has doubled. At the same time, Kite is expanding its manufacturing footprint to shorten global turnaround times and reduce manual processes without compromising Kite’s industry-leading 97% manufacturing reliability. The Amsterdam manufacturing facility came online in mid-2021 and we expect our Maryland facility to be online by mid-2022. Activation of the Maryland site is expected to increase manufacturing capacity by up to 50% by the end of 2022.

Increasing Access to and Benefit of Veklury. Veklury (remdesivir) continues to play a crucial role in the fight against the COVID-19 pandemic. In 2021, nine million patients around the world received Veklury and generic remdesivir, which brings the cumulative total number of patients served to more than 10 million, including seven million in 127 middle- and low-income countries through Gilead’s voluntary licensing program. These licenses remain royalty-free. Veklury has activity against all identified SARS-CoV 2 variants of concern, including Omicron. Revenues hit $5.6 billion, representing 98% year-over-year-growth. Recognizing that the need for therapies remains urgent, we also donated more than 550,000 vials of Veklury in 2021, bringing total donations during the pandemic to approximately two million vials.

Achieving Financial Results that Position Us for Long-Term Shareholder Growth. In 2021, Gilead reported total product sales of $27.0 billion, which represented a year-over-year increase of 11%. Sales exceeded our initial guidance of $23.7 - $25.1 billion. Through dividends and share repurchases, we returned over $4 billion to our shareholders and repaid $4.75 billion of debt, surpassing our original plan to repay $4 billion.

Our strong financial performance and the strength of our core business allowed us to deliver one- and three-year TSR of 30% and 9% respectively, as illustrated below.

TOTAL SHAREHOLDER RETURN

46

Executive Compensation

Stockholder Engagement and 2021 Vote on Named Executive Officer Compensation

At the 2021 annual meeting of stockholders, votes in favor of the compensation of our named executive officers increased from 83% to approximately 87% of votes cast. Our Compensation and Talent Committee carefully reviews voting results and feedback from our stockholder engagement activities when making executive compensation decisions.

During 2021, we contacted stockholders representing approximately 57% of our outstanding shares. Since our 2021 Annual Meeting, we met with stockholders representing approximately 45% of our outstanding shares as well as, the two largest proxy advisory firms. During these meetings, we discussed key environmental, social and governance topics, board oversight, leadership structure and human capital management, and asked our stockholders for their perspectives and feedback on our executive compensation program, focusing in particular on the changes to our executive compensation program that we implemented in 2020. Our Lead Independent Director also met with stockholders representing approximately 35% of our outstanding shares.

Our stockholders expressed general satisfaction and did not raise any material concerns regarding our pay programs. After taking this feedback into account, our Compensation and Talent Committee determined that no changes were necessary in response to the voting results at our 2021 Annual Meeting.

Stockholders may express their views directly to our Compensation and Talent Committee as described in our “Stockholder Communications with the Board” policy, available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

2022 Proxy Statement	47

Executive Compensation

Compensation Philosophy

At Gilead, our mission is to discover, develop and deliver innovative therapeutics for people with life-threatening diseases. To succeed, we must attract, engage and retain highly talented individuals who are committed to our core values of integrity, inclusion, teamwork, accountability and excellence. Our executive compensation program is built on the following six fundamental principles that we believe are imperative to achieving our mission while also balancing the long-term interests of our stockholders:

● Pay-for-Performance ● Market Competitiveness	● Short- and Long-Term Balance ● Stockholder Alignment	● Cost-Effectiveness ● Egalitarian Approach

We maintain “best-in-class” governance standards for the oversight of our executive compensation program, as evidenced by the following policies and practices in effect during 2021:

WHAT WE DO

  Ongoing outreach and engagement with major stockholders on executive compensation governance

  Rigorous annual incentive performance metrics with financial goals weighted at 50% of the total award opportunity and product, pipeline and people goals weighted at 50%, and with an individual performance modifier applicable to all NEOs other than our CEO

  Clawback policy covers both cash and equity and allows for clawback for misconduct that results in the restatement of financial results or significant misconduct, including a failure to supervise a subordinate, that otherwise causes financial, operational or reputational harm

  Cap annual cash incentive and long-term performance share unit (PSU) plan payouts at reasonable levels

  Set pre-established grant dates for executive officers’ annual equity awards

  Compensation and Talent Committee’s independent consultant performs no other work for Gilead

  Conduct annual assessments to identify and mitigate risk in our compensation programs

  Robust executive stock ownership guidelines

WHAT WE DO NOT DO

  No repricing of stock options without stockholder approval

  No single trigger change in control severance benefits

  No change in control excise tax gross-ups

  Employees and directors are prohibited from hedging and pledging our stock

  No dividend or dividend equivalent rights payable on unearned or unvested equity awards

48

Executive Compensation

Compensation Overview

Elements of Annual Compensation

Our Compensation and Talent Committee annually reviews our Named Executive Officers’ compensation, payment criteria, goals and pay outcomes. Based on this review, the Committee believes our executive compensation program is fair and delivers pay that is aligned with stockholder returns.

A summary of our Named Executive Officers’ annual compensation awarded or earned during 2021 is set forth below:

Compensation Components

Base Salary

Payment Criteria

Fixed annual compensation reviewed annually with any increases generally effective March 1

2021 Compensation Summary

●  Our Named Executive Officers received a base salary increase ranging from 0% to 3%

Long-Term Incentive (“LTI”) Compensation

Payment Criteria

●  50% delivered in performance share units with “performance shares” earned over three years based on relative Total Shareholder Return (“TSR”) and annual revenue targets

●  There is no payout if performance falls below a minimum threshold

●  Relative TSR awards are capped at target if absolute TSR is negative

●  25% delivered in stock options that vest over four years beginning one year after grant, with quarterly vesting after year one

●  25% delivered in restricted stock units that vest over four years beginning one year after grant, with quarterly vesting after year one

2021 Compensation Summary

●  2019 performance shares paid out at 90.92% of target

Annual Cash Incentive

Payment Criteria

●  Corporate performance assessed on:

●  Financial results: 50%

●  Pipeline, Product and People results: 50%

●  Individual performance modifier applies for all Named Executive Officers other than the CEO

●  Maximum payout = 200% of target

2021 Compensation Summary

●  Annual incentive earned at 139% of target for our Chief Executive Officer, based on corporate performance against pre-set rigorous metrics

●  Annual incentive earned at 148% to 159% of target for other Named Executive Officers, based on corporate and individual performance

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Executive Compensation

Pay and Performance Alignment

Our industry’s business model is characterized by significant capital investment, long lead times for discovery and development and unpredictable outcomes due to the nature of developing medicines for human use.

Our business involves multi-year development cycles, in which the return on investments in our product pipeline may take up to 12 years or more. Thus, our executive compensation program focuses not only on the successful progression of research programs, clinical trials and the launch of new products, but also on performance across a range of shorter-term metrics that advance our long-term strategy and longer-term value creation for our stockholders. As a result of long development cycles, success in the early phases of development, while critical to achieving our long-term strategy and short-term goals, may not be reflected in our operating performance and share price until several years in the future.

Long-term equity incentives, awarded in the form of performance share units, stock options and restricted stock units, make up the single biggest component of our executives’ annual pay opportunity. As a result, a substantial portion of the target total direct compensation (“TDC”) for each Named Executive Officer is at-risk and tied directly to Gilead’s performance with an appropriate balance between the short- and long-term, as shown below. Target TDC is comprised of annual base salary, target annual incentive, and target annual long-term equity incentives.

CHIEF EXECUTIVE OFFICER	OTHER NAMED EXECUTIVE OFFICERS (AVERAGE)

Our programs are structured so that target pay opportunity is not representative of actual realized pay unless we perform. For example, our LTI program is directly impacted by our revenue achievement, relative TSR performance and stock price. When actual revenue and relative TSR performance is below target, the number of shares earned is also below the target number granted. This realizable value is then further impacted when the stock price declines below grant value. In addition, our restricted stock units decrease in value when our stock price declines, and our stock options have no value unless and until the stock price exceeds the grant date exercise price.

Named Executive Officers’ 2021 Annual Compensation

Base Salaries

Our Compensation and Talent Committee reviews and approves our Chief Executive Officer’s base salary, subject to ratification by the independent members of our Board of Directors.

Annual base salary increases for other Named Executive Officers were recommended by Mr. O’Day and approved by the Committee effective as of March 1, 2021. The Compensation and Talent Committee determined to maintain Mr. O’Day’s salary at its present level and to grant the other executives a 3% increase, which were inline with increases given to salaried employees company-wide.

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Executive Compensation

The 2021 base salaries for our Named Executive Officers were as follows:

Named Executive Officer	2021 Base Salary	% Base Salary Increase
Mr. O’Day	$1,650,000	0.0%
Mr. Dickinson	$978,500	3.0%
Ms. Mercier	$1,055,750	3.0%
Dr. Parsey	$1,030,000	3.0%
Mr. Pletcher	$978,500	3.0%

Annual Incentive

Our annual incentive plan is designed to reward performance that supports our corporate strategy and to drive desired leadership behaviors. The annual incentive plan aligns with our corporate strategy by focusing on short-term financial, pipeline, product and people metrics, that serve as building blocks for our future product development and position us to deliver longer term value to stockholders.

In 2021, our Chief Executive Officer’s annual incentive was tied solely to our corporate performance, with our Chief Executive Officer’s individual performance goals being the same as our corporate performance metrics. Our other Named Executive Officers’ annual incentive was based on the achievement of the same corporate performance metrics that applied to our Chief Executive Officer, as well as individual performance goals, with award amounts determined by the following formula:

Base Salary	x	Target Incentive	x	Corporate Performance Factor 0% – 150%	x	Individual Performance Factor 0% – 150%	=	Actual Incentive Award 0% – 200%

Both the Company Performance Factor and Individual Performance Factor can range from 0% to 150% achievement, with the maximum cash incentive payout capped at 200% of target. If the overall corporate performance factor for the year was less than 50%, no award would have been earned.

Target Annual Incentive Opportunities

Consistent with past years, the Compensation and Talent Committee set the 2021 target annual incentive opportunity at 150% of salary for our CEO and 100% of salary for our other Named Executive Officers. Actual earned amounts could range from 0% to 200% of the target opportunity, based on achievement of the relevant corporate and individual performance objectives.

Corporate Performance Metrics and Achievements for 2021

Our Compensation and Talent Committee established performance metrics, weighted 50% financial and 50% strategic, under the annual incentive plan in February 2021 after careful consideration of key short-term financial, pipeline, product and people goals. Many of our strategic goals are quantitative and tied to pre-established targets. The Committee then reviewed our performance against these metrics after the end of the year. Based on our performance, the Committee calculated a corporate performance factor between 0% and 150% achievement for each of the metrics, as shown below.

Net product revenue and non-GAAP operating income goals comprise 50% of the corporate performance factor because they drive our ability to invest in and advance our pipeline which in turn positions us to deliver longer term value to stockholders. For purposes of the 2021 annual incentive plan, the Committee approved net product revenue and non-GAAP operating income performance goals that excluded Veklury revenue. At the same time, the Committee decided to separately assess Veklury performance.

There were multiple factors underlying this decision. First, Veklury revenue is strongly tied to COVID-19 infection rates, which are highly unpredictable. Second, the Committee wanted to incentivize performance around our core businesses, which had been negatively impacted by pandemic-related disruptions and which are vital to our long-term performance. Third, the Committee was aware that decreased infection rates would benefit our core business, while increased infection rates would draw management’s time, attention and efforts toward Veklury and wanted to ensure plan participants were appropriately incentivized in either scenario. Excluding Veklury resulted in financial performance targets that were lower than financial targets and actual results for 2020, which included the unexpected impact of Veklury.

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Executive Compensation

In assessing 2021, the Committee considered several factors associated with Veklury performance, including:

●	achieving full year product revenue of $5.6 billion, which represented a 98% increase year-over-year, and contributed to increasing our overall net product revenue by 11% year-over-year,
●	meeting unpredictable supply demand during two major COVID-19 surges,
●	completing additional clinical studies directed at expanding the number of patients Veklury can benefit, which resulted in expanded approval for outpatient use,
●	treating nine million patients globally,
●	studying each new variant of concern to determine their effect on Veklury’s effectiveness, and
●	educating the medical community on appropriate use of Veklury.

Overall, 2021 Veklury financial performance more than offset the impact of the pandemic on our core business. In addition, we maintained healthy operating margins, resulting in cash flows that allowed us to pay down our debt faster than planned, invest in the development of our pipeline and enter into innovative partnerships and acquisitions. These accomplishments position Gilead for strong shareholder value creation in the future. After assessing these aspects of 2021 Veklury performance, the Committee increased the final corporate performance factor by 15 percentage points.

Based on this Veklury assessment and the achievements described below, our Compensation and Talent Committee certified an overall corporate performance factor of 118% of target for our Named Executive Officers. This corporate performance factor was lower than what would have been realized had Veklury revenue been included in our financial goals. Specifically, had the Compensation and Talent Committee included Veklury financial performance in our financial goals, our overall corporate performance factor would have been 139%.

FINANCIAL METRICS

Metric	Weighting	Threshold	Target	Maximum	Actual	Performance Factor	Resulting Payout Percentage
Net Product Revenue(1)	30%	$20,815M	$21,910M	$22,458M	$21,443M	79%	24%
Non-GAAP Operating Income(2)	20%	$8,707M	$9,674M	$9,916M	$9,217M	75%	15%
Financial Results 39%
(1)	This financial metric and actual net product revenue excludes all revenue received from Veklury sales. Actual net product revenue including Veklury sales was $27,008M.
(2)	This financial metric and actual non-GAAP operating income excludes all gross profits received from Veklury sales. The actual achievement reflects further adjustments for other items that are considered unusual or not representative of underlying trends of Gilead’s business. Actual non-GAAP operating income including Veklury gross profits and the aforementioned adjustments was $12,548M.

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Executive Compensation

PIPELINE, PRODUCT AND PEOPLE METRICS

Metric	Weighting	Actual	Performance Factor	Resulting Payout Percentage
Introduce eight (8) new molecular entities into the Development portfolio	10%	● Introduced a total of 18 new molecular entities (NMEs) into the Development portfolio as of year-end, exceeding the maximum of 12 ● 10 Internal NMEs ● 6 External post-IND ● 2 External pre-IND	150%	15%
Build out differentiated and competitive oncology portfolio	15%	● Submitted Trodelvy MAA in March 2021, ahead of schedule ● Enrolled 357 patients in Magrilomab ENHANCE as of year-end, exceeding target of 219 patients ● Yescarta U.S. sBLA submission completed in Q3, ahead of schedule ● Trodelvy TROPICS-02 readout reprioritized to early 2022	115%	17%
Achieve commercialization milestones ● Achieve Biktarvy U.S. exit share of 40.3% ● Achieve Trodelvy 3L+ U.S. patient share of 28% ● Achieve Trodelvy 2L+ U.S. patient share of 24% ● Achieve Yescarta & Tecartus patient delivery of 2,463	10%	● Achieved our highest ever Biktarvy exit share in the U.S. of 42% ● Achieved Trodelvy patient share 3L+ in the U.S. of 30% ● Achieved Trodelvy patient share 2L+ of 26% in the U.S(1) ● Exceeded Yescarta & Tecartus patient delivery goal with 2,755	133%	13%
Achieve peak share hospital utilization targets for Veklury of 65%	5%	● Achieved 66.3% peak share hospital utilization in U.S.	113%	6%
Increase Employee Engagement & Advance Inclusion & Diversity	10%	● Conducted an all employee survey which showed that 77% of employees recommended Gilead/Kite as a great place to work, up 4% since the 2018 employee survey ● Exceeded one-year representation goals by maintaining more than 50% female global representation, increased black representation to 7.1% of overall U.S. headcount but slightly missed the Hispanic/Latino representation target by ending the year at 11.6% of overall U.S. headcount ● Increased diversity supplier and black owned supplier spend by 116% and 7% respectively over target	130%	13%
Pipeline, Product and People Results 64%
Veklury Performance Assessment	’	● Increased our overall net product revenue by 11% year-over-year, driven by Veklury financial performance ● Successfully met unplanned Veklury supply demands created by longer than expected duration of the pandemic ● Completed additional clinical studies, resulting in the approval of Veklury for use in the outpatient setting ● Treated 9 million patients globally ● Assessed effectiveness of Veklury on two new variants ● Educated the medical community on appropriate use of Veklury		15%
Overall Corporate Performance Factor 118%
(1)	At the time that this performance goal was set, Trodelvy was approved for the treatment of adult patients with metastatic triple-negative breast cancer (“mTNBC”) who had received at least two prior therapies for metastatic disease (3L+). In April 2021, the FDA approved use of Trodelvy for treatment of mTNBC among a broader patient group (2L+) and accordingly the Committee adjusted this market share performance goal for the last three quarters of the year as set forth above to reflect the expanded group of potential patients.

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Executive Compensation

Individual Performance

Other than with respect to our Chief Executive Officer, whose annual incentive opportunity was based entirely on corporate performance, our Compensation and Talent Committee also considered the individual contributions of our Named Executive Officers to the achievement of key research and development, commercial, financial and operational objectives that supported our corporate goals, with a focus on both the results and the officer’s demonstration of our Core Values – Accountability, Excellence, Inclusion, Integrity and Teamwork and our Leadership Commitments, as described in the box to the right.

I AM BOLD in aspiration and AGILE in execution.

I CARE and make time for people.

I LISTEN, speak openly and explain the “why.”

I TRUST others and myself to make sound decisions.

I OWN the impact of my words and actions.

Individual performance objectives were determined and communicated to executives at the beginning of the year. The individual performance factors could range from 0% to 150% and reflect the extent to which each Named Executive Officer’s personal contributions were determined to benefit our overall corporate performance, to exceed or fall short of the officer’s individual objectives for the year and took into account the executives demonstration and role in modeling our Leadership Commitments.

The table below summarizes select achievements for each Named Executive Officer.

Executive Officer	Select 2021 Achievements
Mr. Dickinson	●	Under Mr. Dickinson’s leadership, we executed 18 strategic partnerships and acquisitions including the Arcus opt-ins, clinical collaborations with Merck & Co., Inc in oncology and HIV, and closing of the MYR acquisition.
	●	In 2021, Mr. Dickinson continued to effectively lead the organization through the uncertainty created by the COVID-19 pandemic which included engaging with our investors through significant, unpredictable changes to our financial guidance as well as supporting the transition of our U.S. employees back to campus safely and efficiently.
	●	Mr. Dickinson drove multiple transformational initiatives across the CFO organization to drive long-term efficiencies and cost savings for the organization. This included the establishment of our business services center in Raleigh, North Carolina, maturation of the procurement function and significant progress in a multi-year SAP implementation.
Ms. Mercier	●	In 2021, Ms. Mercier successfully integrated two acquired organizations and two new, first-in-class, treatment options to patients living with hepatitis D virus and mTNBC in Europe and the United States.
	●	Under Ms. Mercier’s leadership, Veklury has been made available in over 60 countries with remdesivir supplied to other countries in the world by licensed generic partners. More than 10 million patients worldwide have been treated with Veklury or remdesivir.
	●	Ms. Mercier oversaw the restructuring of the commercial organization and optimization across global commercial, U.S. and European operations, to maximize investments in growth drivers across the portfolio. In addition, Ms. Mercier built out our oncology franchise, which included attracting talent into critical roles across the globe and developing key capabilities for sustained growth.
Dr. Parsey	●	Under Dr. Parsey’s leadership, Gilead clinical portfolio continued to expand significantly in Oncology, which included the addition of the TIGIT and adenosine programs as part of our collaboration with Arcus. As of December 31, 2021, we had over 30 internal, ongoing clinical-stage programs for hematological malignancies and solid tumors. In addition, our Inflammation portfolio continued to evolve, and our Virology portfolio continued to progress with meaningful gains for lenacapavir.
	●	Dr. Parsey was instrumental in continuing to expand the portfolio, including moving 18 programs from Research or external opportunities into Development. He oversaw the establishment of enhanced governance model to allow, Gilead to continue to expand high-value programs and focus on getting innovative therapies to patients as quickly as possible.
Mr. Pletcher	●	Under Mr. Pletcher’s leadership, our public affairs, government affairs, legal and compliance functions delivered on key initiatives, including favorable outcomes related to government investigations and civil litigation, public recognition of the company’s corporate social responsibility and ESG program, further strengthening of the company’s compliance program and launching an aggressive program to disrupt counterfeiting and diversion of the company’s medications.
	●	Mr. Pletcher oversaw the company’s successful effort to overturn a $1.25 billion trial judgment against the company in an intellectual property dispute between Kite and Juno Therapeutics, Inc.

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Executive Compensation

Annual Incentive Decisions

The Committee approved final incentive awards based on our corporate performance and individual performance for our Named Executive Officers other than our Chief Executive Officer. Based on our corporate performance, the Committee recommended, and the independent members of our Board ratified, the incentive award for our Chief Executive Officer. As a result, the following payments were approved for 2021:

Named Executive Officer	Base Salary	Target Incentive Opportunity (as % of Salary)	Target Incentive Opportunity	Corporate Performance Factor	Individual Performance Factor		Total Award Value
Mr. O’Day	$1,650,000	150%	$2,475,000	118%	118%	(1)	$3,446,190
Mr. Dickinson	$978,500	100%	$978,500	118%	135%		$1,558,751
Ms. Mercier	$1,055,750	100%	$1,055,750	118%	125%		$1,557,231
Dr. Parsey	$1,030,000	100%	$1,030,000	118%	135%		$1,640,790
Mr. Pletcher	$978,500	100%	$978,500	118%	125%		$1,443,288
(1)	CEO performance is tied 100% to corporate performance. For purposes of calculating the CEO award the individual performance factor is set equal to the corporate performance factor is also the individual performance factor.

Long-Term Equity Compensation

Our long-term equity compensation program is designed to link our Named Executive Officers’ pay with the long-term interests of our stockholders, help competitively position target compensation opportunities for our executives, and provide meaningful retentive value. Consistent with last year, our Compensation and Talent Committee granted performance shares, stock options and restricted stock units, as shown below:

2021 Annual Long-Term Equity Decisions

Our Compensation and Talent Committee approved equity awards in the amounts set forth below that reflect grant-date values and not actual delivered or realized compensation. When setting target long-term equity award values, our Compensation and Talent Committee evaluated each Named Executive Officer’s performance during the prior year, his or her expected future contributions and our performance compared to the competitive market.

The following table sets forth the value of the equity awards approved by our Compensation and Talent Committee and, for our Chief Executive Officer, ratified by the independent members of our Board of Directors.

Total Equity Award Value Approved by the Compensation and Talent Committee
Named Executive	2021
Mr. O’Day	$13,500,000
Mr. Dickinson	$4,200,000
Ms. Mercier	$4,050,000
Dr. Parsey	$4,250,000
Mr. Pletcher	$3,200,000

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Executive Compensation

2021 Performance Share Awards

Consistent with prior years, the performance share awards granted by our Compensation and Talent Committee in 2021 were divided into two equally weighted tranches: one subject to three-year relative TSR performance conditions and one subject to three annual revenue-based performance goals. Our Compensation and Talent Committee selected relative TSR and revenue as our performance measures in order to drive the key behaviors that the Committee wants to reinforce and align pay with stockholder returns. Our Compensation and Talent Committee conducts a thorough review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance.

Relative TSR Portion. The performance-based vesting requirement for the relative TSR performance shares is tied to our TSR for the three-year performance period from March 1, 2021 through December 31, 2023, relative to the companies comprising the S&P Healthcare Sub-Index. The S&P Healthcare Sub-Index was selected for comparison because it enables our Compensation and Talent Committee to assess our performance against an objective peer group of industry relevant competitors. The Committee evaluated relative TSR performance against the same comparator group in prior years.

TSR Percentile vs. Comparator Group	% of Target Paid
81st or above	200%
50th	100%
20th or below	0%

If our absolute TSR is negative, the vesting opportunity is capped at 100% of target, regardless of our relative performance. To receive the earned shares, an executive officer must generally remain employed with us through the date when our Compensation and Talent Committee certifies performance achievement.

Absolute Revenue Portion. One-third of the revenue-based performance shares granted in 2021 is tied to achievement of our 2021 net product revenue goal, one-third is tied to a 2022 net product revenue goal and one-third is tied to a 2023 net product revenue goal. Each year’s net product revenue goal is established by our Compensation and Talent Committee in the first quarter of that year, and the payout level can range from 0% to 200% of the target allocated to each year’s goal. Revenue is a key objective used in both our short- and long-term incentive plans due to our historically high margin commercialized products and the strategic importance of investments within research and development. Revenue supports investment in research and development which is necessary for long-term growth. The uncertainty of many external factors that influence our business and industry, such as unanticipated pricing pressures, product-approval timing and volatility in the foreign currency exchange rates, make it difficult to forecast net product revenue beyond a one-year period. As a result, our Compensation and Talent Committee has determined that the current design appropriately measures performance over the long-term, as it provides line of sight for our executive officers while making the final value of awards earned contingent on absolute revenue performance over a three-year period.

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Executive Compensation

In January 2021, our Compensation and Talent Committee established the net product revenue performance goal for 2021 of $24.4 billion (at target), which included Veklury revenue. The same 2021 net product revenue performance goal also applies to one-third of the revenue-based performance shares granted in 2020 and 2019. In contrast to revenue goals established under the annual incentive plan, the Compensation and Talent Committee did not exclude revenue from Veklury in setting the performance share 2021 revenue target. The committee made the decision to differentiate the revenue measures under both incentives given the unusual circumstances of the pandemic; the short-term incentive was intended to focus executives on the drivers of core business, with a separate factor to incentivize and reward Veklury performance, while the long-term incentive is intended to incentivize holistic long-term performance achievement, including the company’s rapid and robust response to the pandemic. Additionally, including Veklury revenues in long-term incentive targets avoids the need to modify 2021 performance results for in-flight equity awards based on a separate assessment of Veklury performance.

For purposes of determining the achievement level, any product revenue realized during the fiscal year by any entity that we acquired during that year and the effect of any accounting change is excluded. The 2021 performance share awards will not become vested until the final performance results are certified in early 2024. To receive the earned shares, an executive officer must generally remain employed with us through the date when our Compensation and Talent Committee certifies performance achievement.

Annual Revenue Goal(1)
Year of Grant	2019	2020	2021	2022	2023
2019 Performance Share Award
Absolute Revenue Tranche	$21.8B Target	$22.1B Target	$24.4B Target
2020 Performance Share Award
Absolute Revenue Tranche		$22.1B Target	$24.4B Target	TBD
2021 Performance Share Award
Absolute Revenue Tranche			$24.4B Target	TBD	TBD
(1)	Threshold and maximum performance levels for each tranche are disclosed in the table below.

2021 Stock Options

Our Compensation and Talent Committee believes that stock options provide an appropriate incentive for our executives because they will realize value only if our stock price appreciates, which benefits all stockholders. Stock options granted to our Named Executive Officers vest over a four-year service period. One-quarter of these options vests one year from the grant date and the remaining options vest in equal quarterly installments thereafter (assuming the continued service of the executive officer over the next three years).

2021 Restricted Stock Units

Our Compensation and Talent Committee believes that restricted stock units promote long-term retention and alignment with shareholders. Restricted stock units granted to our Named Executive Officers vest over a four-year service period. One-quarter of these awards vest one year from the grant date and the remaining shares vest in equal quarterly installments thereafter (assuming the continued service of the executive officer over the next three years).

2019 Performance Share Awards Earned

As with the performance awards granted in 2021, awards approved for our then serving Named Executive Officers in 2019 were subject to a three-year performance period and continued employment through certification of performance achievement:

●	The vesting requirement for the first tranche was tied to our relative TSR for the performance period from February 1, 2019 through December 31, 2021, compared to the TSR of the companies comprising the S&P Healthcare Sub-Index over such period; and
●	The vesting requirement for the second tranche was based on net product revenue goals established for each of 2019, 2020 and 2021 (one-third each year).

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Executive Compensation

In January 2022, our Compensation and Talent Committee certified final performance achievements for the 2019 performance share awards. Our three-year relative TSR was at the 22.5 percentile, resulting in a payout of 6.25% of target for the TSR-based awards. Our net product revenue exceeded the target revenue goal in 2019, 2020 and 2021, resulting in a payout of 175.59% of target for the revenue-based awards. Based on our TSR and three-year revenue achievements, the 2019 performance awards paid out at 90.92% of target. This was the fifth consecutive year that our performance share awards paid out below target.

(1)	Also included as a sub-tranche of the 2019 performance share awards.
(2)	Also included as a sub-tranche of the 2019 and 2020 performance share awards.

2019 PERFORMANCE SHARE AWARD

Named Executive Officer	Total Target Grant Value(1)	Actual Value Delivered(2)	Target Number of TSR Shares	Earned TSR Shares	Target Number of Revenue Shares	Earned Revenue Shares
Mr. O’Day	$6,064,466	$5,566,998	45,850	2,866	45,450	79,804
Mr. Dickinson	$997,181	$859,595	6,260	391	7,270	12,765
Mr. Pletcher	$1,495,318	$1,289,965	9,380	586	10,910	19,156
(1)	Target performance share value is based on grant-date fair value of the 2019 performance shares at 100% target level attainment.
(2)	Actual performance share award value is based on 6.25% payout for the relative TSR tranche and 175.59% for the absolute revenue tranches, valued at the $67.34 share price as of the release date of January 26, 2022.

Other Executive Compensation Policies and Practices

Role of Chief Executive Officer

Our Chief Executive Officer makes recommendations to our Compensation and Talent Committee with respect to the compensation for our Named Executive Officers other than himself. In formulating his recommendations, our Chief Executive Officer reviews internal base salary data and external compensation data provided by our Human Resources Department. The Human Resources Department has engaged Compensia Inc. (“Compensia”), a national compensation consulting firm, to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our Chief Executive Officer in developing his recommendations. During 2021, Compensia served solely as a consultant to management in the compensation decision-making process. When setting 2021 compensation levels, our Compensation and Talent Committee placed considerable weight on our Chief Executive Officer’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions.

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Role of Compensation Consultant

Our Compensation and Talent Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), a national compensation consulting firm, as its independent compensation consultant. FW Cook reports directly to our Compensation and Talent Committee, which has the direct authority to appoint, compensate, oversee the work of and dismiss its compensation consultant. FW Cook, attends meetings of our Compensation and Talent Committee, as requested. FW Cook provides various executive compensation services to our Compensation and Talent Committee, including advising our Compensation and Talent Committee on the principal aspects of our Chief Executive Officer’s compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both our executive officers and the non-employee members of our Board. During 2021, FW Cook served solely as a consultant to our Compensation and Talent Committee and did not provide any other services to Gilead.

Our Compensation and Talent Committee has determined that FW Cook is independent and the work of FW Cook on behalf of our Compensation and Talent Committee did not raise any conflict of interest based on the six factors for assessing independence and identifying potential conflicts of interest as set forth in Exchange Act Rule 10C-1(b)(4), the listing standards of Nasdaq and such other factors as were deemed relevant under the circumstances.

Use of Market Data

Individual compensation levels and opportunities for our Named Executive Officers are compared to a peer group of biopharmaceutical and pharmaceutical companies headquartered in the United States that are most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. Our compensation peer group for 2021, which was identified based on these objective selection criteria, comprised these 11 companies:

Compensation Peer Group
AbbVie Inc.	Biogen Inc.	Johnson & Johnson	Regeneron
Allergan plc	Bristol Myers Squibb Company	Merck & Co., Inc.	Vertex
Amgen Inc.	Eli Lilly and Company	Pfizer Inc.

The following chart represents our position relative to our peer group on three key selection criteria at the time the 2021 compensation peer group was approved in July 2020 (based on publicly available information as of June 2020).

	Revenue in $ Millions (as of June 15, 2020)	Market Capitalization in $ Millions (as of June 15, 2020)
Peer Group Median	$27,486	$137,928
Gilead Sciences, Inc.	$22,716	$95,293

Our compensation peer group includes industry competitors we believe are most like us in terms of business complexity and product life cycle. We also include companies that fall within specified revenue and market capitalization ranges. These ranges are broad enough to ensure we can maintain a sufficient number of peer companies. This is especially important as our industry experiences a number of mergers and acquisitions each year, thereby reducing the number of relevant peer company choices. Our Compensation and Talent Committee reviews the companies in our compensation peer group annually and makes adjustments as necessary so that the comparator companies properly reflect the market in which we compete for executive talent. We also review the executive pay practices of similarly situated companies as reported in industry surveys and reports. In practice, our Compensation and Talent Committee has not targeted a specific percentile relative to our compensation peer group for individual components of our total compensation. Instead, we take a holistic perspective in establishing total compensation for our executive officers, considering internal pay equity that recognizes officers’ relative experience, responsibilities and individual capabilities in addition to external market compensation practices.

Use of Tally Sheets

Our Compensation and Talent Committee annually reviews tally sheets in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets estimate dollar amounts for each compensation component, including current cash

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Executive Compensation

compensation (base salary and annual incentive), outstanding vested and unvested equity awards, employee benefits, perquisites and other personal benefits and potential severance payments and benefits.

Nonqualified Deferred Compensation

Eligible employees (including our executive officers) can enroll in our Deferred Compensation Plan and defer a portion of their base salaries and part or all their annual incentives and commissions. Gilead generally does not provide any matching contributions to the Deferred Compensation Plan; however, to compensate for pension benefits Mr. O’Day forfeited with his previous employer when he joined Gilead, we agreed as part of the negotiations over his offer letter to credit a $750,000 employer contribution to Mr. O’Day’s individual deferred compensation account for each of the first five years of his service. Each participant may direct the investment of his or her deferred compensation account balance into investment choices that mirror substantially all the investment funds available under the Gilead’s 401(k) plan. None of these investment alternatives result in “above-market” interest for disclosure purposes. For further information on the deferred compensation arrangements of our Named Executive Officers, see the 2021 Nonqualified Deferred Compensation table on page 71.

Benefits and Perquisites

We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, a group term life insurance plan and a section 401(k) savings plan. Under the 401(k) plan, we make matching contributions on behalf of each participant equal to 100% of his or her contributions to the plan, up to an annual maximum matching contribution of $15,000. All our 2021 Named Executive Officers participated in the 401(k) plan during 2021 and received matching contributions.

We do not provide defined benefit retirement plans, post-retirement health coverage or any other supplemental retiree benefits for our executive officers.

Our Named Executive Officers are permitted limited use of a Company-provided aircraft for personal travel, which allow for enhanced security, efficiency and availability, contributing to the amount of time they can spend on Company business. We generally do not provide other perquisites or other personal benefits to our executive officers.

For further information on the perquisites and other personal benefits provided to our Named Executive Officers during 2021, see the Summary Compensation Table on pages 66.

Stock Ownership Guidelines

We have stock ownership guidelines that require each of our Named Executive Officers to hold a meaningful amount of our common stock, further promoting a long-term perspective, aligning the interests of our Named Executive Officers and stockholders and helping to mitigate potential compensation related risk. Our stock ownership guidelines require each Named Executive Officer to maintain a stock ownership level equal to a specified multiple of his or her annual base salary, as set forth in the table below.

STOCK OWNERSHIP GUIDELINES (AS MULTIPLE OF BASE SALARY)

6x Chief Executive Officer 3x All other Named Executive Officers	Individuals newly hired or promoted are allowed a specified number of years to comply with their ownership guidelines. Shares owned outright, including those acquired from Company equity awards, count toward meeting the guidelines; however, stock options and unvested restricted stock units and performance shares do not count toward meeting the guidelines. As of December 31, 2021, all our Named Executive Officers were within the grace period for compliance with their applicable stock ownership guidelines.

Clawback Policy

Our Board believes the company’s executives should be financially responsible for misconduct covered by our “clawback” policy, under which the Compensation and Talent Committee has authority to recoup any cash incentive payments, performance-based equity compensation and certain proceeds realized from other equity-based compensation from an executive officer whose misconduct contributed to Gilead’s obligation to file a financial restatement. The Committee also has authority to recoup all or any portion of the amounts or shares of stock (including proceeds realized on a sale of such shares) attributable to cash or equity-based incentive compensation from any executive officer whose significant misconduct results in a violation of significant company policy, law or

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regulation that caused material financial, operational or reputational harm to Gilead, including the failure to appropriately supervise a subordinate employee who engaged in misconduct.

Our policy requires the company to publicly disclose actions taken to recoup compensation from an executive so long as the underlying facts have been previously disclosed, subject to certain legal and privacy rights considerations

The Board has multiple mechanisms to enforce the clawback policy, including

1.	Withholding or recouping cash incentive payments under our annual incentive plan;
2.	Cancelling outstanding unvested performance shares, which would otherwise vest at the end of a three-year performance period;
3.	Cancelling outstanding unvested stock options or restricted stock units which would otherwise generally vest over four years; and
4.	Recovering the proceeds realized from the sale of shares of Company stock issued under any equity-based incentive during or with respect to the period during which the misconduct occurred.

In addition, as discussed below, forfeiture provisions in our equity award agreements apply in the event of a termination for cause.

Hedging and Pledging Prohibitions

We maintain an insider trading policy which, among other provisions, prohibits our directors and all employees, including our Named Executive Officers, from engaging in transactions that hedge Gilead securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and that prohibits derivative securities transactions related to Gilead securities, including put or call options. In addition, the policy prohibits directors and executive officers from pledging Gilead securities.

Severance Benefits

We maintain the Gilead Sciences, Inc. Severance Plan, as amended and restated effective May 5, 2020 (the “Severance Plan”) that offers severance payments and benefits to all our employees, including our executive officers, upon certain involuntary terminations of employment. The intent of our Severance Plan is to:

●	Enable us to provide a standard set of payments and benefits to new and current executive officers and employees.
●	Align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment.
●	Assure our executive officers of fair treatment in connection with a change in control of Gilead by providing for payments and benefits under the Severance Plan subject to a “double trigger,” which means that an executive officer will be eligible to receive payments and benefits under the plan in connection with a change in control of Gilead only if he or she incurs a qualifying termination of employment.

In addition, the Severance Plan does not provide “gross-up” payments on any excise tax imposed on any change in control benefits.

Compensation-Related Risk

Our Compensation and Talent Committee and its independent consultant, with input from our Human Resources Department, annually reviews the compensation program to determine whether it encourages excessive risk-taking that would create a material risk to the company’s economic viability. As part of this review, our Compensation and Talent Committee specifically considers (i) the balance of the program including the appropriate mix of short- and long-term goals and incentives; (ii) whether the appropriate controls and governance policies are in place to manage risk; and (iii) whether broad-based employee incentive plans (including sales plans) have appropriate leverage and do not drive undue risk taking.

Based on this annual review, our Compensation and Talent Committee concluded it was not reasonably likely that any of our compensation policies and practices in place during 2021, whether individually or in aggregate, would have a material adverse effect upon Gilead. As discussed in prior years, our Compensation and Talent Committee considered the following factors:

●	Our overall compensation structure is applied uniformly throughout the organization, with the only major exception relating to the form in which equity compensation is awarded.
●	For our broad-based employee population with a title of Senior Director or higher, a significant component of compensation is in the form of equity awards tied to the value of our common stock.
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●	The vesting of performance share awards is tied to our relative TSR and revenue achievement over prescribed performance periods.
●	Our overall compensation structure is not excessively oriented toward short-term incentives.
●	The performance goals for our 2021 annual incentive program were based on both financial and non-financial corporate measures as well as individual performance (except with respect to our Chief Executive Officer, whose performance is evaluated solely on corporate measures).
●	Our stock ownership guidelines require our executive officers to maintain a substantial ownership interest in Gilead.
●	Our clawback policy permits us to recoup cash incentives and equity awards paid to our executive officers if financial results have to be subsequently restated as a result of their misconduct or our executive officers engage in significant misconduct resulting in a violation of significant company policy, law or regulation that caused material financial, operational or reputational harm to Gilead, including the failure to appropriately supervise a subordinate employee who engaged in misconduct.
●	Hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts by executive officers, employees and directors, as well as pledging of our securities, are not allowed under our insider trading policy.

For the foregoing reasons, our Compensation and Talent Committee has concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have a material adverse effect upon Gilead.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation more than $1 million that is paid to certain current or former executive officers. Following repeal of an exception to this $1 million limitation for performance-based compensation, the Compensation and Talent Committee determined to maintain performance-based compensation arrangements, subject to such discretion as the Committee may determine appropriate. As a result of amendments to Section 162(m), we expect that compensation paid to our Named Executives Officers more than $1 million generally will not be deductible.

Compensation and Talent Committee Report(1)

Our Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation and Talent Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Talent Committee

Kevin E. Lofton, Chair
Jacqueline K. Barton
Kelly A. Kramer
Harish Manwani
Anthony Welters

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Severance and Change in Control Arrangements with Named Executive Officers

Although the employment of the Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. There are four general categories of termination:

●	Voluntary Termination/For Cause Termination: includes a voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for Good Reason) prior to reaching applicable retirement age and a termination of the Named Executive Officer’s employment by us for Cause.
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●	Retirement: includes a termination of employment by the Named Executive Officer after reaching applicable retirement age, other than a termination of the Named Executive Officer’s employment by us for Cause.
●	Involuntary Termination Without Cause/Good Reason Resignation: includes a termination of the Named Executive Officer’s employment by us for reasons not constituting Cause, including a resignation as a result of a change in his or her work location by more than a specified distance.
●	Change in Control Termination: includes a termination of the Named Executive Officer’s employment by us without Cause, or the resignation of the Named Executive Officer for Good Reason, within the applicable change in control protection period following a change in control of Gilead (i.e., “double trigger”).

For purposes of determining a Named Executive Officer’s eligibility for the various severance payments and benefits available under the Severance Plan, individual offer letters, and our equity plan, the following definitions are relevant:

A “change in control of Gilead” will be deemed to occur upon:

●	a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% of the total combined voting power of the voting securities of the successor corporation;
●	a sale of all or substantially all our assets; or
●	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities, or a change in the majority of the members of our Board over a 12-month or shorter period by reason of one or more contested elections for Board membership.

Under the Severance Plan and our equity plan, a “resignation for Good Reason” is defined as “Constructive Termination” and generally will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

●	an adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;
●	a reduction in his or her annual base compensation;
●	his or her permanent relocation to any place outside a 50-mile radius of the location serving as his or her existing principal work site;
●	the failure by the new company to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide him or her with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or
●	any material breach by the new company of any provision of any agreement we have with the Named Executive Officer.

In addition, a resignation following a required relocation, without consent, to a new work location that is more than 50 miles from his or her previous work location is also a good reason trigger under our severance plan outside the context of a change in control.

Mr. O’Day, Ms. Mercier and Dr. Parsey also have definitions of “Good Reason” under their individual offer letters with us, which generally allow for a “Good Reason” resignation, after a notice and cure period, upon:

●	an adverse change in employment status, title, position or responsibilities (including reporting responsibilities);
●	a reduction in annual base compensation or, for Ms. Mercier and Dr. Parsey, any reduction in target incentive or annual equity award opportunity prior to the first anniversary of the executive’s start date;
●	a required relocation to any place outside a specified radius of the greater Foster City, California area; or
●	for Mr. O’Day, a material breach by the Company or any subsidiary of the terms of his offer letter or of any written equity award agreement between him and the Company.

A Named Executive Officer’s employment will be deemed to have been terminated “for Cause” if such termination occurs by reason of:

●	any act or omission in bad faith and to our detriment;
●	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us;
●	commission of any crime involving dishonesty, breach of trust or physical or emotional harm to any person; or
●	poor performance, nonperformance, or neglect duties owed to us or insubordination.
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The following table summarizes the payments and benefits that each currently employed Named Executive Officer is eligible to receive on various termination of employment scenarios.

Type of Termination
Voluntary or “For Cause” Termination	● No severance payments. ● Accrued base salary and vacation pay. ● Vested but unpaid benefits.
Retirement(1)

●  To the extent retirement occurs at least 12 months after grant date, continued vesting of and five-year post retirement exercise period (subject to existing expiration date) for stock options granted in or after 2019. Three-year post retirement exercise period for vested stock options granted in or prior to 2018.

●  Continued vesting of 100% of performance shares for which performance goals are attained after retirement, provided retirement occurs at least 12 months after grant date.

●  Continued vesting of 100% of restricted stock units granted in or after 2019 in accordance with the standard vesting schedule, provided retirement occurs at least 12 months after grant date.

Involuntary Termination without “Cause” or for “Good Reason”

●  Cash severance equal to 1.5 times (2.0 times for Mr. O’Day) base salary + 1.0 times (2.0 times for Mr. O’Day) average cash incentive for prior three fiscal years (or such fewer number of complete fiscal years of employment).

●  Pro-rata annual cash incentive for year of termination based on actual results attained.

●  Lump-sum payment to cover the estimated cost of COBRA premiums for 18 months (or 24 months for Mr. O’Day).

●  Outplacement services for 6 months (12 months for Mr. O’Day).

●  For Mr. O’Day, crediting of $2,250,000 in unpaid deferred compensation plan company contribution to his plan account(2).

●  For Mr. O’Day, accelerated vesting of 2019 equity awards (based on actual performance for completed performance periods)(2).

●  For Ms. Mercier and Dr. Parsey, if termination occurs within the first two years of employment, accelerated vesting of make whole equity awards.

Change in Control Termination (Involuntary Termination without “Cause” or Resignation for “Good Reason” within Change in Control Protection Period(3))

●  Cash severance equal to 2.5 times (3.0 times for Mr. O’Day) base salary + 2.5 times (3.0 times for Mr. O’Day) average incentive for prior three fiscal years (or such fewer number of complete fiscal years of employment).

●  Pro-rata annual incentive for year of termination based on average incentive paid over the prior three years (or such fewer number of complete fiscal years of employment).

●  Lump-sum payment to cover the estimated cost of COBRA premiums for 30 months (36 months for Mr. O’Day).

●  Outplacement services for 6 months (12 months for Mr. O’Day).

●  For Mr. O’Day, crediting of $2,250,000 in unpaid deferred compensation plan company contribution to his plan account.

●  100% acceleration of stock option and restricted stock unit awards.

●  Acceleration of unvested performance shares as follows:

●  accelerates at target if change in control occurs within first 12 months of performance period.

●  If the change in control occurs following that 12-month period, then accelerates at greater of (i) target or (ii) actual performance through the end of the fiscal quarter prior to the change in control date.

(1)	For equity awards granted in 2018 and prior years, retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years. For awards granted in and after 2019, retirement is defined as termination of employment after the Named Executive Officer (i) attains age 55 and has completed at least ten (10) years of continuous service or (ii) attains age 65. As of December 31, 2021, no Named Executive Officers were retirement eligible.
(2)	Mr. O’Day is also entitled to these benefits upon termination because of death or disability.
(3)	The change in control protection period would begin six months prior to the consummation or a change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Mr. O’Day and 18 months for the other Named Executive Officers).
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A Named Executive Officer must deliver a general release of claims against Gilead as a condition of his or her receipt of payments and benefits under his or her offer letter or the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer. However, a portion of those installments may be subject to a six-month holdback to the extent required under applicable tax laws.

The estimated severance payments and benefits for which a Named Executive Officer would have become eligible if his or her employment terminated under these various scenarios are set forth in the table below. The estimated amounts assume:

●	that the covered termination of employment occurred on December 31, 2021; and
●	the value of any equity vesting is based on the closing market price of our common stock on December 31, 2021.

The table below does not include accrued wages, vacation accrual, vested deferred compensation or the intrinsic value (as of December 31, 2021) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change in control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.

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Summary Compensation Table

The following table shows, for the fiscal years 2021, 2020 and 2019, compensation awarded to, paid to, or earned by, our Named Executive Officers (“NEOs”).

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(1)(3)	All Other Compensation		Total
Daniel P. O’Day	2021	$1,650,000	$—	$9,764,060	(4)	$3,375,004	$3,446,190	$994,212	(5)(6)(7)	$19,229,466
Chairman and Chief Executive Officer	2020	$1,702,885	$—	$8,388,056		$3,125,041	$4,713,390	$1,068,723		$18,998,095
	2019	$1,267,692	$5,675,000	$15,500,541		$3,000,002	$3,120,000	$544,619		$29,107,854
Andrew D. Dickinson	2021	$973,567	$—	$2,862,493	(4)	$1,049,984	$1,558,751	$15,000	(5)	$6,459,795
Chief Financial Officer	2020	$986,538	$—	$2,260,949		$874,968	$1,704,300	$15,000		$5,841,755
	2019	$802,308	$1,000,000	$1,708,267		$1,000,096	$1,086,800	$12,000		$5,609,471
Johanna Mercier	2021	$1,050,428	—	$2,620,663	(4)	$1,012,485	$1,557,231	$311,790	(5)(6)(8)	$6,552,597
Chief Commercial Officer	2020	$1,059,135	$1,600,000	$2,042,265		$874,968	$1,980,300	$220,243		$7,776,911
	2019	$461,538	$1,250,000	$3,751,166		$1,750,097	$650,000	$186,585		$8,049,386
Merdad V. Parsey, M.D., Ph.D.	2021	$1,024,808	—	$2,773,579	(4)	$1,062,502	$1,640,790	$15,000	(5)	$6,516,679
Chief Medical Officer	2020	$1,038,462	$1,000,000	$2,332,860		$1,000,033	$1,794,000	$15,000		$7,180,355
	2019	$119,231	$1,000,000	$1,000,314		$1,000,008	$—	$—		$3,119,553
Brett A. Pletcher	2021	$973,567	$—	$2,320,424	(4)	$800,006	$1,443,288	$52,746	(5)(6)	$5,590,031
Executive Vice President, Corporate Affairs and General Counsel	2020	$986,538	$—	$2,212,188		$750,025	$1,704,300	$15,000		$5,668,051
	2019	$891,000	$—	$2,144,734		$749,946	$1,235,000	$12,000		$5,032,680
(1)	Includes amounts earned but deferred at the election of the NEOs pursuant to our 401(k) plan and our non-qualified deferred compensation plan.
(2)	Represents the aggregate grant-date fair value of the equity-based awards, including restricted stock units (RSUs), performance shares, performance-based RSUs and stock options granted to the NEOs for the applicable year under our 2004 Plan, calculated in accordance with FASB ASC Topic 718 (“Topic 718”), and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 16 to our Consolidated Financial Statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K for such fiscal year. See the 2021 Grants of Plan-Based Awards table on page 67 for additional information.
(3)	For 2021, represents amounts paid in early 2022 based on our Compensation and Talent Committee’s review and certification of corporate performance for Mr. O’Day and certification of corporate performance and individual achievements for all other NEOs in 2021 under our annual incentive plan.
(4)

Includes the aggregate grant-date fair value of the performance shares determined in accordance with Topic 718. The aggregate grant-date fair values of the awards reported for 2021 (the Relative TSR tranche of the 2021 performance shares and the 2021 revenue subtranches of the 2019, 2020 and 2021 performance shares, as applicable), assuming maximum attainment of the applicable performance goals in effect for those tranches and subtranches, are as follows: $9,402,585 for Mr. O’Day, $2,575,090 for Mr. Dickinson, $2,203,330 for Ms. Mercier, $2,359,698 for Dr. Parsey, and $1,440,148 for Mr. Pletcher. As described in the Compensation Discussion and Analysis, the revenue subtranches of the 2020 and 2021 performance shares for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under Topic 718. The grant-date fair values assume maximum goal attainment only as to those tranches or subtranches that at present have a reportable grant-date fair value. Assumptions used in the calculation of such grant-date fair values are set forth in Note 16 to our Consolidated Financial Statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K for such fiscal year.

Performance objectives have been set for only certain tranches of the awards granted in each year and the associated grant-date fair values of those tranches have been incorporated in the table above. Tranches for which performance objectives have not been set do not have a reportable grant-date fair value under Topic 718 and therefore, are not included in the table above (i.e. the performance objectives for the third subtranche of the 2020 revenue-based performance shares and the second and third subtranches of the 2021 revenue-based performance shares). Accordingly, amounts reported for 2021 reflect the grant-date fair value of awards granted in 2021 that are subject to a three-year Relative TSR performance condition and the portions of the 2019, 2020 and 2021 awards that are subject to the 2021 revenue goal.
See footnotes 4, 5, 6, and 7 to the 2021 Grants of Plan-Based Awards table on page 67 for a detailed description of the terms of the 2021 performance shares granted in 2021.
(5)	Includes matching contributions of $15,000 made by us on such individual’s behalf under our 401(k) plan.
(6)	Includes (i) $10,128 for Mr. O’Day, (ii) $68,872 for Ms. Mercier, (iii) $37,746 for Mr. Pletcher, which reflect the aggregate incremental cost incurred by Gilead for the limited personal use of our corporate aircraft for relocation, commuting or a personal stop while on company business. The amounts are calculated based on variable operating costs including fuel, landing fees, parking costs, crew travel expenses, on-board catering, and other trip-related maintenance costs. Because our aircraft are used primarily for business travel, this amount does not include any fixed costs that do not change based on usage, such as pilots’ salaries or general maintenance costs.
(7)	Includes $750,000 in company contributions to Mr. O’Day’s deferred compensation plan account, which was credited on February 26, 2021. Generally subject to his continued employment, Mr. O’ Day’s deferred compensation plan account will be credited with $750,000 on each of the next three anniversaries of March 1, 2020, for an aggregate contribution of $3,750,000. These contributions were provided to compensate him for the forfeiture of his pension benefits with his former employer. This amount also includes $219,084 of relocation subsidy reimbursement, which includes tax reimbursements of $113,157.
(8)	Includes $227,918 of relocation subsidy reimbursement to Ms. Mercier, which includes tax reimbursements of $80,858.

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2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2021 fiscal year:

				Estimated Future Payouts Under			Estimated Future Payouts						All Other
				Non-Equity Incentive Plan			Under Equity Incentive Plan						Option
				Awards(1)			Awards(2)				All Other		Awards:		Exercise	Grant-Date
											Stock Awards:		Number of		or Base	Fair Value
											Number of		Securities		Price of	of Stock
		Grant	Approval								Shares of Stock		Underlying		Option	and Option
Name	Award Type	Date	Date	Threshold	Target	Maximum	Threshold	Target		Maximum	or Units(2)		Options		Award	Award(3)
Daniel P. O’Day	2019 performance shares	3/10/2021	1/26/2021	—	—	—	3,030	15,150	(4)(5)	30,300	—		—		—	$968,237
	2020 performance shares	3/10/2021	1/26/2021	—	—	—	2,880	14,400	(4)(6)	28,800	—		—		—	$920,304
	2021 performance shares	3/10/2021	1/26/2021	—	—	—	3,531	60,334	(4)(7)	120,668	—		—		—	$4,500,432
	2021 option awards	3/10/2021	1/26/2021	—	—	—	—	—		—	—		307,355	(8)	63.91	$3,375,004
	2021 restricted stock unit awards	3/10/2021	1/26/2021	—	—	—	—	—		—	52,810	(9)	—		—	$3,375,087
	Corporate bonus	N/A	NA	—	$2,475,000	$4,950,000	—	—		—	—		—		—	—
Andrew D. Dickinson	2019 performance shares	3/10/2021	1/26/2021	—	—	—	485	2,423	(4)(5)	4,846	—		—		—	$154,854
	2020 performance shares	3/10/2021	1/26/2021	—	—	—	807	4,033	(4)(6)	8,066	—		—		—	$257,749
	2021 performance shares	3/10/2021	1/26/2021	—	—	—	1,099	18,767	(4)(7)	37,534	—		—		—	$1,399,849
	2021 option awards	3/10/2021	1/26/2021	—	—	—	—	—		—	—		95,620	(8)	63.91	$1,049,984
	2021 restricted stock unit awards	3/10/2021	1/26/2021	—	—	—	—	—		—	16,430	(9)	—		—	$1,050,041
	Corporate bonus	N/A	NA	—	$978,500	$1,957,000	—	—		—	—		—		—	—
Johanna Mercier	2020 performance shares	3/10/2021	1/26/2021	—	—	—	807	4,033	(4)(6)	8,066	—		—		—	$257,749
	2021 performance shares	3/10/2021	1/26/2021	—	—	—	1,060	18,102	(4)(7)	36,204	—		—		—	$1,350,260
	2021 option awards	3/10/2021	1/26/2021	—	—	—	—	—		—	—		92,205	(8)	63.91	$1,012,485
	2021 restricted stock unit awards	3/10/2021	1/26/2021	—	—	—	—	—		—	15,845	(9)	—		—	$1,012,654
	Corporate bonus	N/A	NA	—	$1,055,750	$2,111,500	—	—		—	—		—		—	—
Merdad V. Parsey, M.D., Ph.D.	2020 performance shares	3/10/2021	1/26/2021	—	—	—	921	4,607	(4)(6)	9,214	—		—		—	$294,433
	2021 performance shares	3/10/2021	1/26/2021	—	—	—	1,112	18,992	(4)(7)	37,984	—		—		—	$1,416,642
	2021 option awards	3/10/2021	1/26/2021	—	—	—	—	—		—	—		96,760	(8)	63.91	$1,062,502
	2021 restricted stock unit awards	3/10/2021	1/26/2021	—	—	—	—	—		—	16,625	(9)	—		—	$1,062,504
	Corporate bonus	N/A	NA	—	$1,030,000	$2,060,000	—	—		—	—		—		—	—
Brett A. Pletcher	2019 performance shares	3/10/2021	1/26/2021	—	—	—	727	3,636	(4)(5)	7,272	—		—		—	$232,377
	2020 performance shares	3/10/2021	1/26/2021	—	—	—	691	3,457	(4)(6)	6,914	—		—		—	$220,937
	2021 performance shares	3/10/2021	1/26/2021	—	—	—	837	14,304	(4)(7)	28,608	—		—		—	$1,066,957
	2021 option awards	3/10/2021	1/26/2021	—	—	—	—	—		—	—		72,855	(8)	63.91	$800,006
	2021 restricted stock unit awards	3/10/2021	1/26/2021	—	—	—	—	—		—	12,520	(9)	—		—	$800,153
	Corporate bonus	N/A	NA	—	$978,500	$1,957,000	—	—		—	—		—		—	—

(1)	Actual amounts paid in early 2022 were based on our Compensation and Talent Committee’s review and certification of corporate performance and individual achievements in 2021 under our annual bonus program and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 66.
(2)	Performance shares and RSU awards (both time-based and performance-based) granted under the 2004 Plan accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding performance shares and RSU awards. Dividend equivalents are accumulated and paid in cash when and to the extent the underlying shares are issued. Amounts in the “Threshold” column represent the number of shares of our common stock issuable (e.g., 20% of the target number of performance shares allotted to the revenue subtranche and 0.025% of the target number of performance shares allotted to the Total Shareholder Return (Relative TSR) tranche) upon threshold-level achievement of the performance goals described in footnotes 5, 6 and 7 below. If threshold level performance is not achieved, no shares are issuable.
(3)	Represents the grant-date fair value of each equity award, calculated in accordance with Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome at 100% target level attainment of one or more pre-established performance objectives and the assumptions used in the calculation of the grant-date fair value of options are set forth in Note 16 to our Consolidated Financial Statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K for such fiscal year.
(4)	Performance objectives were set for certain tranches of performance shares which were approved in prior years by our Compensation and Talent Committee and the associated grant-date fair value of those tranches has been incorporated in the table above (i.e., the performance objectives for the third subtranche of the 2019 revenue-based performance shares, for Mr. O’Day, Mr. Dickinson and Mr. Pletcher, and the second subtranche of the 2020 revenue-based performance shares for all NEOs). Performance shares that had no grant date as the performance objectives had not yet been defined as of the close of the 2021 fiscal year, and therefore, do not have a reportable 2021 grant-date fair value under Topic 718 are excluded from the Summary Compensation Table and the table above (i.e., the performance objectives for the third subtranche of the 2020 revenue-based performance shares and the second and third subtranches of the 2021 revenue-based performance shares).
Because of changes in our stock price between the grant date approved by our Compensation and Talent Committee and the time when the performance objectives are established (the performance goals for the second subtranche of the 2021 revenue-based performance shares will not be set until early 2022, and the performance goals for the third subtranche will not be set until early 2023), the reported grant-date fair value of the performance shares differs from the award value approved by our Compensation and Talent Committee. As a result, only approximately two-thirds of the value of performance shares awarded in 2021 is included in the Summary

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Compensation Table and the table above. Due to the Monte Carlo valuation of the relative TSR performance shares, we granted each NEO fewer relative TSR performance shares than revenue performance shares, so that the intended target grant value of performance shares to each NEO would be 50% based on relative TSR and 50% based on revenue awards. The value of the relevant performance shares awarded to our NEOs is as set forth below:

	Performance	Performance shares at Target based on
	Share Award Value	Compensation and Talent Committee
	Approved By Our	Approval (# of Shares)
	Compensation and		Revenue (granted in
Executive Officer	Talent Committee	Relative TSR	three subtranches)
Mr. O’Day	$6,750,000	42,730	52,810
Mr. Dickinson	$2,100,000	13,290	16,430
Ms. Mercier	$2,025,000	12,820	15,845
Dr. Parsey	$2,125,000	13,450	16,625
Mr. Pletcher	$1,600,000	10,130	12,520
(5)	Represents the grant-date fair value of the 2021 revenue subtranche of performance shares awarded in 2019 under the 2004 Plan, as that value was measured on March 10, 2021, the date on which the revenue target for that particular subtranche was first communicated to the NEOs (following approval by our Compensation and Talent Committee). Although such subtranche was part of the performance share awards originally made on February 6, 2019 and March 1, 2019, no grant-date fair value could be determined for that subtranche under Topic 718 until March 10, 2021.
The 2019 performance shares were divided into two equally-weighted Relative TSR and revenue tranches based on award value approved by the Compensation and Talent Committee similar to the description of the 2021 performance shares in footnote 7 below. Based on the terms of the awards, any shares accrued on the basis of the applicable level of Relative TSR goal attainment are also subject to a service-vesting condition that generally requires continued service with us through the date following the completion of the performance period on which our Compensation and Talent Committee certifies the Relative TSR level attained (the “Relative TSR-based Awards Certification Date”). The Relative TSR three-year performance period is from February 1, 2019 through December 31, 2021. Based on the terms of the awards, any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the third subtranche performance period on which our Compensation and Talent Committee certifies the attained level of the consolidated net product revenue goal applicable to the third subtranche (the “Revenue-based Awards Certification Date”), subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
(6)	Represents the grant-date fair value of the 2021 revenue subtranche of performance shares awarded in 2020 under the 2004 Plan, as that value was measured on March 10, 2021, the date on which the revenue target for that particular subtranche was first communicated to the NEOs (following approval by our Compensation and Talent Committee). Although such subtranche was part of the performance share awards originally made on March 10, 2020, no grant-date fair value could be determined for that subtranche under Topic 718 until March 10, 2021.
The 2020 performance shares were divided into two equally-weighted Relative TSR and revenue tranches based on award value approved by the Compensation and Talent Committee similar to the description of the 2021 performance shares in footnote 7 below. Based on the terms of the awards, any shares accrued on the basis of the applicable level of Relative TSR goal attainment are also subject to a service-vesting condition that generally requires continued service with us through the date following the completion of the performance period on which our Compensation and Talent Committee certifies the Relative TSR level attained (the “Relative TSR-based Awards Certification Date”). The Relative TSR three-year performance period is from March 1, 2020 through December 31, 2022. Based on the terms of the awards, any shares accrued on the basis of the applicable level of revenue goal attainment are also subject to a service-vesting condition that requires continued service with us through the date following the completion of the third subtranche performance period on which our Compensation and Talent Committee certifies the attained level of the consolidated net product revenue goal applicable to the third subtranche (the “Revenue-based Awards Certification Date”), subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
Since the revenue goal for the third subtranche of the 2020 performance share award had not been set by our Compensation and Talent Committee as of the close of the 2021 fiscal year, that subtranche does not have a determinable grant-date fair value under Topic 718 for the 2021 fiscal year.
(7)	Represents the grant-date fair value of the 2021 performance shares awarded on March 10, 2021.
The 2021 performance shares were divided into two equally-weighted Relative TSR and revenue tranches based on award value approved by the Compensation and Talent Committee. The performance-based vesting requirement for the Relative TSR tranche was set by our Compensation and Talent Committee on January 26, 2021 and is tied to the percentile level of our Relative TSR for the three-year performance period from March 1, 2021 through December 31, 2023 relative to the Relative TSR realized for that same period by the companies comprising three subsets of the S&P Health Sub-Index. Based on the terms of the awards, to receive any shares of our common stock accrued pursuant to this Relative TSR tranche, an executive officer must remain employed with us through the Relative TSR-based Awards Certification Date, subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
The performance-based vesting requirement for the revenue tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years, as follows:
The performance-based vesting requirement for the first subtranche was the achievement of the target level of consolidated net product revenue for the 2021 fiscal year as set by our Compensation and Talent Committee. The grant-date fair value of that particular subtranche was measured on March 10, 2021, in accordance with Topic 718. Based on the terms of the awards, any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service through the Revenue-based Awards Certification Date.
Since the revenue goals for the second and third subtranches of the revenue tranche of the 2021 performance shares had not been set by our Compensation and Talent Committee as of the close of the 2021 fiscal year, those subtranches do not have a determinable grant-date fair value under Topic 718 for the 2021 fiscal year.
(8)	Reflects option awards granted under our 2004 Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment over the next 36 months. Subject to earlier forfeiture, the maximum term of options granted under the 2004 Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date or the closing market price on the day before the grant date if the grant date is not on a business day.
(9)	Represents time-based RSU awards under the 2004 Plan that vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the awardee’s employment over the next 36 months.

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2021 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our NEOs as of December 31, 2021. Market values are based on our closing stock price on December 31, 2021 of $72.61:

		Option Awards (1)			Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Daniel P. O’Day	159,005	72,275	$66.01	3/1/2029	—		—	—		—
	112,271	144,349	$72.34	3/10/2030	—		—	—		—
	—	307,355	$63.91	3/10/2031	—		—	—		—
	—	—	—	—	19,204	(4)	$1,394,402	—		—
	—	—	—	—	1,146	(5)	$83,211	—		—
	—	—	—	—	30,300	(6)	$2,200,083	—		—
	—	—	—	—	30,300	(7)	$2,200,083	—		—
	—	—	—	—	28,800	(8)	$2,091,168	29,820	(9)	$2,165,230
	—	—	—	—	28,800	(10)	$2,091,168	—		—
	—	—	—	—	35,208	(11)	$2,556,453	42,730	(12)	$3,102,625
	—	—	—	—	22,724	(13)	$1,649,990	—		—
	—	—	—	—	42,922	(13)	$3,116,566	—		—
	—	—	—	—	32,400	(13)	$2,352,564	—		—
	—	—	—	—	52,810	(14)	$3,834,534	—		—
Andrew D. Dickinson	65,960	—	$72.70	12/10/2026	—		—	—		—
	43,340	—	$72.70	8/10/2027	—		—	—		—
	18,630	—	$73.77	11/10/2027	—		—	—		—
	17,071	1,139	$83.49	2/1/2028	—		—	—		—
	14,625	975	$80.72	3/10/2028	—		—	—		—
	53,274	7,611	$71.91	6/10/2028	—		—	—		—
	23,141	10,519	$68.75	2/6/2029	—		—	—		—
	22,080	22,080	$65.38	11/10/2029	—		—	—		—
	31,434	40,416	$72.34	3/10/2030	—		—	—		—
	—	95,620	$63.91	3/10/2031	—		—	—		—
	—	—	—	—	3,073	(4)	$223,131	—		—
	—	—	—	—	157	(5)	$11,400	—		—
	—	—	—	—	4,846	(6)	$351,868	—		—
	—	—	—	—	4,846	(7)	$351,868	—		—
	—	—	—	—	8,068	(8)	$585,817	8,350	(9)	$606,294
	—	—	—	—	8,066	(10)	$585,672	—		—
	—	—	—	—	10,954	(11)	$795,370	13,290	(12)	$964,987
	—	—	—	—	768	(13)	$55,764	—		—
	—	—	—	—	3,646	(13)	$264,736	—		—
	—	—	—	—	3,634	(13)	$263,865	—		—
	—	—	—	—	3,824	(13)	$277,661	—		—
	—	—	—	—	9,075	(13)	$658,936	—		—
	—	—	—	—	16,430	(14)	$1,192,982	—		—
Johanna Mercier	83,312	64,798	$66.64	7/24/2029	—		—	—		—
	31,434	40,416	$72.34	3/10/2030	—			—		—
	—	92,205	$63.91	3/10/2031	—		—	—		—
	—	—	—	—	8,068	(8)	$585,817	8,350	(9)	$606,294
	—	—	—	—	8,066	(10)	$585,672	—		—
	—	—	—	—	10,564	(11)	$767,052	12,820	(12)	$930,860
	—	—	—	—	15,010	(13)	$1,089,876	—		—
	—	—	—	—	9,075	(13)	$658,936	—		—
	—	—	—	—	15,845	(14)	$1,150,505	—		—

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Merdad V. Parsey M.D., Ph.D.	44,157	44,158	$65.38	11/10/2029	—		—	—		—
	35,927	46,193	$72.34	3/10/2030	—		—	—		—
	—	96,760	$63.91	3/10/2031	—		—	—		—
	—	—	—	—	9,214	(8)	$669,029	9,540	(9)	$692,699
	—	—	—	—	9,214	(10)	$669,029	—		—
	—	—	—	—	11,084	(11)	$804,809	13,450	(12)	$976,605
	—	—	—	—	5,099	(13)	$370,238	—		—
	—	—	—	—	10,365	(13)	$752,603	—		—
	—	—	—	—	16,625	(14)	$1,207,141	—		—
Brett A. Pletcher	25,780	—	$80.65	2/1/2024	—		—	—		—
	23,460	—	$104.83	2/1/2025	—		—	—		—
	14,830	—	$116.58	8/10/2025	—		—	—		—
	53,590	—	$84.05	2/1/2026	—		—	—		—
	73,480	—	$72.25	2/2/2027	—		—	—		—
	64,875	4,325	$83.49	2/1/2028	—		—	—		—
	34,705	15,775	$68.75	2/6/2029	—		—	—		—
	26,946	34,644	$72.34	3/10/2030	—		—	—		—
	—	72,855	$63.91	3/10/2031	—		—	—		—
	—	—	—	—	4,610	(4)	$334,732	—		—
	—	—	—	—	235	(5)	$17,063	—		—
	—	—	—	—	7,274	(6)	$528,165	—		—
	—	—	—	—	7,272	(7)	$528,020	—		—
	—	—	—	—	6,914	(8)	$502,026	7,610	(9)	$519,888
	—	—	—	—	6,914	(10)	$502,026	—		—
	—	—	—	—	8,348	(11)	$606,148	10,130	(12)	$735,539
	—	—	—		5,454	(13)	$396,015	—		—
	—	—	—	—	7,777	(13)	$564,688	—		—
	—	—	—	—	12,520	(14)	$909,077	—		—
(1)	The options granted under the 2004 Plan vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Each option is exercisable over a period not to exceed the contractual term of ten years from the grant date.
(2)	The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date or the closing market price on the day before the grant date if the grant date was not a trading day.
(3)	Stock awards granted under the 2004 Plan accrue forfeitable dividend equivalents that are subject to the same vesting and other terms and conditions as the corresponding stock awards. Dividend equivalents are accumulated and paid in cash when and to the extent that the underlying shares vest.
(4)	Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2019 performance shares, as described in footnote 5 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 126.7% of the target level. The shares were released on January 26, 2022.
(5)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the Relative TSR tranche of the 2019 performance shares, as described in footnote 5 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the relative TSR goal at 2.5% of the target level. The shares were released on January 26, 2022
(6)	Represents the number of shares of our common stock that have accrued under the second revenue subtranche of the 2019 performance shares, as described in footnote 5 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 200% of the target level. The shares were released on January 26, 2022.
(7)	Represents the number of shares of our common stock that have accrued under the third revenue subtranche of the 2019 performance shares, as described in footnote 5 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 200% of the target level. The shares were released on January 26, 2022.
(8)	Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2020 performance shares, as described in footnote 6 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 200% of the target level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation and Talent Committee, subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
(9)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the Relative TSR tranche of the 2020 performance shares, as described in footnote 6 to the 2021 Grants of Plan-Based Awards table on page 67, assuming the established performance goal is attained at the target level.
(10)	Represents the number of shares of our common stock that have accrued under the second revenue subtranche of the 2020 performance shares, as described in footnote 6 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 200% of the target level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation and Talent Committee, subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
(11)	Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2021 performance shares, as described in footnote 7 to the 2021 Grants of Plan-Based Awards table on page 67, based on attainment of the applicable revenue goal at the 200% of the target level. The shares are now subject only to a service-vesting condition that requires continued service through certification by our Compensation and Talent Committee, subject to certain accelerated vesting provisions in the event of death, disability or a qualifying retirement before that date.
(12)	Represents the number of shares of our common stock that will vest and become issuable pursuant to the Relative TSR tranche of the 2021 performance shares, as described in footnote 7 to the 2021 Grants of Plan-Based Awards table on page 67, assuming the established performance goal is attained at the target level.
(13)	Represents time-based RSU awards under the 2004 Plan that vest at the rate of 25% on the first anniversary of the grant date and 25% on each subsequent grant date during the awardee’s employment over the next 3 years.
(14)	Represents time-based RSU awards under the 2004 Plan that vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the awardee’s employment over the next 36 months.

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2021 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon the vesting of RSUs and performance shares for each of our NEOs during the year ended December 31, 2021. None of our NEOs exercised any stock options during the year ended December 31, 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Daniel P. O’Day	65,086	$4,080,932
Andrew D. Dickinson	14,112	$944,514
Johanna Mercier	10,530	$711,323
Merdad V. Parsey, M.D., Ph.D.	8,555	$564,141
Brett A. Pletcher	18,768	$1,249,392
(1)	Stock awards value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date.

2021 Nonqualified Deferred Compensation

The following table shows the contributions, earnings and account balances as of 2021 fiscal year end for our NEOs under our Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year		Company Contributions in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year- End
Daniel P. O’Day	$—		$750,000	(2)	$256,415	$—	$1,909,314	(2)
Andrew D. Dickinson	$—		$—		$—	$—	$—
Johanna Mercier	$—		$—		$—	$—	$—
Merdad V. Parsey, M.D., Ph.D.	$857,181	(3)	$—		$37,758	$—	$1,201,919	(3)
Brett A. Pletcher	$—		$—		$329,452	$594,883	$5,224,909
(1)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable NEOs for purposes of tracking the notional investment return on his or her balance for the 2021 fiscal year.
(2)	Includes $750,000 of deferred other compensation reported as “All Other Compensation” for such individual in the 2021 Summary Compensation Table and $750,000 reported as “All Other Compensation” in prior year Summary Compensation Tables.
(3)	Includes $845,642 of deferred salary and annual incentive plan amounts reported for such individual in the 2021 Summary Compensation Table, $11,539 of 2020 deferred salary compensation contributed to the Deferred Compensation Plan in early 2021 and reported for such individual in the 2020 Summary Compensation Table, and deferred salary compensation of $300,000 reported in prior year Summary Compensation Tables.

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Executive Compensation

2021 Potential Payments Upon Involuntary Termination or Change in Control Termination

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause or Resignation for Good Reason(1) Without a Change in Control		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period		Death/ Disability
Daniel P. O’Day
Cash severance	$11,133,390		$16,700,085		$—
Pro-rata bonus	$3,446,190	(2)	$3,916,695	(2)	$—
Equity award vesting acceleration	$11,121,351	(3)	$37,924,423	(3)	$16,822,867	(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$48,571		$72,857		$—
Outplacement services	$14,500		$14,500		$—
Deferred Compensation Plan contribution	$2,250,000		$2,250,000		$2,250,000
Total	$28,014,002		$60,878,560		$19,072,867
Andrew D. Dickinson
Cash severance	$2,690,835		$5,503,963		$—
Pro-rata bonus	$1,558,751	(2)	$1,223,085	(2)	$—
Equity award vesting acceleration	—	(3)	$9,372,314	(3)	$2,554,185	(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$51,107		$85,178		$—
Outplacement services	$5,250		$5,250		$—
Total	$4,305,943		$16,189,790		$2,554,185
Johanna Mercier
Cash severance	$2,898,775		$5,927,250		$—
Pro-rata bonus	$1,557,231	(2)	$1,315,150	(2)	$—
Equity award vesting acceleration	$—	(3)	$8,359,321	(3)	$1,605,155	(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$41,236		$68,727		$—
Outplacement services	$5,250		$5,250		$—
Total	$4,502,492		$15,675,698		$1,605,155
Merdad V. Parsey, M.D., Ph.D.
Cash severance	$3,339,000		$7,060,000		$—
Pro-rata bonus	$1,640,790	(2)	$1,030,000	(2)	$—
Equity award vesting acceleration	$—	(3)	$1,794,000	(3)	$1,784,257	(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$41,707		$69,512		$—
Outplacement services	$5,250		$5,250		$—
Total	$5,026,747		$9,958,762		$1,784,257
Brett A. Pletcher
Cash severance	$2,776,573		$5,718,308		$—
Pro-rata bonus	$1,443,288	(2)	$1,308,823	(2)	$—
Equity award vesting acceleration	$—	(3)	$8,063,280	(3)	$2,748,491	(3)
Benefits and perquisites:
Lump sum to cover COBRA costs	$36,429		$60,714		$—
Outplacement services	$5,250		$5,250		$—
Total	$4,261,540		$15,156,375		$2,748,491
(1)	Per the terms of his offer letter, all such amounts are also payable to Mr. O’Day in the event of his resignation for Good Reason. The other named executive officers are also entitled to all listed amounts other than the Equity award vesting acceleration on a resignation following a required relocation, without consent, to a new work location that is more than 50 miles from his or her previous work location under the Severance Plan.
(2)	Amount reflects the pro-rated amount of the bonus payable for the year of termination based on 2021 actual performance pursuant to the Severance Plan (as amended and restated May 5, 2020) in the event of a termination outside the context of a change in control, and a pro-rated annual bonus for year of termination based on the average bonus paid over the prior three years (or such fewer number of complete fiscal years of employment) in the context of a termination within the change in control protection period.
(3)	Amount reflects $72.61 (our closing stock price on December 31, 2021) multiplied by the number of shares covered by each accelerating award. All out-of-the money unvested options as of December 31, 2021 are not reflected. The 2019 relative TSR performance shares reflect payout at 2.5% of target. The 2019 revenue-based performance shares reflect payout at 175.6% of target (126.7% for first subtranche, 200% for second subtranche, 200% for third subtranche). The 2020 relative TSR performance shares assume payout at 100% of target. The 2020 revenue-based performance shares assume only first subtranche and second subtranche are outstanding (per award agreement terms) with payout at 200% of target for first subtranche and 200% of target for second subtranche. The 2021 relative TSR performance shares assume payout at 100% of target. The 2021 revenue-based performance shares assume only first subtranche are outstanding (per award agreement terms) with payout at 200% of target.

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CEO Pay Ratio

We present below the ratio of annual total compensation of our median compensated employee to the annualized total compensation of Mr. O’Day.

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For 2021, in identifying such median compensated employee, we applied the following steps:

●	We identified our median compensated employee from the 13,857 full-time and part-time workers who were included as employees on our payroll records as of October 1, 2021 based on year-to-date base salary, incentive, commissions and equity, with conforming adjustments for employees who were hired during that period but did not work the full nine months.

●	We then excluded employees at the median who had anomalous compensation characteristics to determine the median compensated employee.

The 2021 total compensation for Mr. O’Day was $19,229,466. The 2021 annual total compensation as determined under Item 402 of Regulation S-K for our median compensated employee was $211,687. The ratio of Mr. O’Day’s total compensation to our median compensated employee’s total annual compensation for fiscal year 2021 is 91 to 1.

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Equity Incentive Plan

PROPOSAL 4	Approval of the Gilead Sciences, Inc. 2022 Equity Incentive Plan

We are asking stockholders to approve the Gilead Sciences, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), which will replace our 2004 Equity Incentive Plan, as amended and restated (the “2004 Plan”). We believe that a comprehensive equity compensation program serves as a necessary and powerful tool to attract, retain and incentivize individuals essential to our success and accordingly benefits all of our stockholders by allowing us to retain individuals who are expected to make significant contributions to the creation of stockholder value. If the 2022 Plan is approved by our stockholders, it will become effective on May 4, 2022 (the “Effective Date”), and no further awards will be granted under the 2004 Plan or the Forty Seven, Inc. 2018 Equity Incentive Plan, which was assumed in connection with our acquisition of Forty Seven, Inc. and subsequently amended and restated as our 2018 Equity Incentive Plan (the “2018 Plan” and together with the 2004 Plan, the “Prior Plans”), after the Effective Date.

Our Board Unanimously Recommends A Vote “FOR” Proposal 4.

The Share Reserve Under the 2022 Plan

The maximum number of shares authorized for issuance under the 2022 Plan is 132,000,000 shares, less (i) one share for every share granted under an award of options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the Effective Date and (ii) 2.5 shares for every share granted under an award other than options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the Effective Date.

As part of our Compensation & Talent Committee’s recommendation to the Board of Directors to approve the 2022 Plan, including the total number of shares available for issuance under the plan, the Compensation & Talent Committee considered advice from management’s compensation consultant, Compensia Inc., and its independent compensation consultant, Frederic W. Cook & Co., Inc., and analyzed our historical burn rate, anticipated future equity award needs, and the dilutive impact of the 2022 Plan’s share reserve. In particular, the Compensation & Talent Committee considered the following:

●	Shares Remaining Available Under the Prior Plans: As of February 18, 2022, under our prior Plans:
	–	21,408,682 full-value awards were outstanding (consisting of outstanding restricted stock units and performance share units);
	–	16,006,765 stock options were outstanding, with a weighted average exercise price of $72.40 and a weighted average remaining term of 2.00 years; and
	–	82,326,587 shares remained available for issuance, none of which will be available for issuance upon the Effective Date of the 2022 Plan. Any available shares issued after February 18, 2022 will reduce the share reserve under the 2022 Plan as detailed above.

As of February 18, 2022, a total of 32,031,740 shares were subject to outstanding awards under the 2004 Plan and a total of 75,865,130 shares remained available for issuance pursuant to awards that could be granted under the 2004 Plan after that date. As of February 18, 2022, a total of 5,383,897 shares were subject to outstanding awards under the 2018 Plan and a total of 6,461,457 shares remained available for issuance pursuant to awards that could be granted under the 2018 Plan after that date. The table below summarizes, as of February 18, 2022, the remaining share reserve, the number of shares subject to outstanding awards, the weighted average exercise price of those awards and the weighted average remaining contractual term of outstanding awards, in each case under the Prior Plans. All share numbers that appear in this proposal, including in the below table, reflect the two-for-one stock split of the Gilead’s common stock that was completed on January 25, 2013. On February 18, 2022, the fair market value was $61.05 per share, based on the closing sale price of our common stock on the NASDAQ Global Select Market.

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	Shares Available for Future Grant	Shares Subject to Outstanding Awards
Plan	Number of Shares	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
2004 Plan	75,865,130	32,031,740(1)	$72.98(2)	1.89 years(3)
2018 Plan	6,461,457	5,383,897(4)	$67.28(2)	2.94 years(3)
(1)	Includes 541,532 shares of our common stock subject to performance share awards (assuming target performance) that will vest and become issuable upon the attainment of the designated performance objectives. As of February 18, 2022, a total of 17,097,667 restricted stock units, 541,532 performance share units and 14,392,541 stock options were outstanding.
(2)	Represents the weighted average exercise price of options outstanding on February 18, 2022.
(3)	Represents the weighted average remaining contractual term of the options outstanding on February 18, 2022.
(4)	Includes 13,995 shares of our common stock subject to performance share awards (assuming target performance) that will vest and become issuable upon the attainment of the designated performance objectives. As of February 18, 2022, a total of 3,755,678 restricted stock units, 13,995 performance share units and 1,614,224 stock options were outstanding.

●	Historical Burn Rate: Our equity plan share usage over 2019, 2020, and 2021 represented a three-year average gross burn rate of 1.15%, as further detailed in the table below.

Fiscal Year	Weighted Average Common Stock Outstanding	Stock Options Granted	Restricted Stock Units Granted	Performance Share Units Granted	Annualized Burn Rate
2019	1,270M	2.8M	9.6M	.5M	1.02%
2020	1,257M	3.3M	10.8M	.3M	1.15%
2021	1,256M	3.8M	11.9M	.3M	1.27%
				Three-Year Average	1.15%
●	Dilution: Dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the 2022 Plan is approved, our voting power dilution will be approximately 11.9% as of February 18, 2022.

Promotion of Good Governance Practices

We have incorporated a number of provisions in the 2022 Plan to protect stockholders and reflect corporate governance best practices, including the following:

●	No Repricing: The 2022 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval, the exchange or substitution of one award for another award that has the effect of reducing the exercise or purchase price, and the cancellation or exchange of underwater awards for cash, another award or other property, except in a change in control transaction.
●	Minimum Vesting Requirement: Awards under the 2022 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date of grant, with the exception of substitute awards, shares delivered in lieu of fully-vested cash obligations, awards to non-employee directors that vest on the earlier of the first anniversary or the next annual meeting of stockholders that is at least 50 weeks after the prior annual meeting, and up to 5% of the shares reserved under the 2022 Plan.
●	No Dividends on Unvested Awards: The 2022 Plan provides that dividends and dividend equivalent rights may never be paid on any unvested award.
●	Limitations on Liberal Share Recycling: The 2022 Plan prohibits liberal share recycling on option and SAR awards.
●	Limit on Non-Employee Director Compensation: The 2022 Plan contains an annual limit on cash and equity-based compensation that may be paid or granted, whether under the 2022 Plan or otherwise, to our non-employee directors of $750,000 (or $1,000,000 if the non-employee director is serving as chairman of the Board).
●	Clawback Provision: Awards under the 2022 Plan are subject to Gilead’s clawback policy, which authorizes the recoupment of any bonus or other cash or equity compensation paid on the basis of financial results that are subsequently restated from any executive officer or other covered individual whose misconduct contributed to an obligation to file the financial restatement.
●	No Automatic Single Trigger Acceleration or Tax Gross-Ups: In the event of a change in control of Gilead, the 2022 Plan does not provide for automatic single trigger acceleration and instead provides for double trigger acceleration, where acceleration only occurs if the participant experiences an involuntary or constructive termination following the change in control event. In addition, the 2022 Plan does not provide for tax gross-ups on excise taxes resulting from excess parachute payments.
●	Term and Exercise Price Limits on Options and SARs: Options and SARs granted under the 2022 Plan are subject to a maximum term of ten years and options and stock appreciation rights may not be granted at a discount to the fair market value of our common stock on the grant date. Reload options are not permitted under the 2022 Plan.

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Plan Summary

The following is a summary of the key provisions of the 2022 Plan, which does not purport to be a complete description of all provisions of the 2022 Plan and is qualified in its entirety by reference to the 2022 Plan, which is attached as Appendix A. Stockholders are encouraged to read the 2022 Plan in its entirety.

Plan Effective Date:	The 2022 Plan will become effective upon approval by our stockholders
Plan Termination Date:	May 4, 2032
Eligible Participants:	Employees, including executive officers, non-employee directors and consultants
Aggregate Shares Authorized for Issuance under Plan:	132,000,000 shares, less (i) 1 share for every share granted under an award of options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the Effective Date and (ii) 2.5 shares for every share granted under an award other than options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the Effective Date.
Shares Authorized as a Percent of Common Stock Outstanding on February 18, 2022:	10.5% (as of February 18, 2022, 1,253,886,724 shares of our common stock were outstanding)
Fungible Share Counting Provisions:	Shares issued pursuant to full value awards will count against the aggregate plan limit as 2.5 shares for every 1 share issued. Shares issued pursuant to options or SARs will count against such limit as 1 share for every 1 share issued.
Award Types	●	Incentive stock options	●	Performance shares
	●	Non-statutory stock options	●	Performance units
	●	Stock appreciation rights (“SARs”)	●	Phantom shares
	●	Restricted stock	●	Dividend equivalent rights
	●	Restricted stock units
Limits on Awards to Non-Employee Directors Per Calendar Year:	$750,000 annual limit on cash compensation earned by and equity awards granted (based on grant date fair value) to any non-employee director, whether provided under the 2022 Plan or otherwise, with such annual limit increased to $1,000,000 for any non-employee director serving as chairman of the Board.

Eligibility

Employees, including executive officers, non-employee directors and consultants of Gilead and its related entities are eligible to receive awards under the 2022 Plan. As of February 18, 2022, approximately 13,505 employees (including five executive officers), and eight non-employee Board members were eligible to participate in the 2022 Plan.

Share Reserve

The maximum number of shares authorized for issuance under the 2022 Plan is 132,000,000 shares, less (i) one share for every share granted under an award of options or SARs under the Prior Plans after February 18, 2022 and prior to the Effective Date and (ii) 2.5 shares for every share granted under an award other than options or SARs under the Prior Plans after February 18, 2022 and prior to the Effective Date. The maximum number of shares of common stock that may be issued from the available share reserve pursuant to incentive stock options that are granted under the 2022 Plan is 132,000,000 shares. The shares of common stock issuable under 2022 Plan may be authorized but unissued shares or shares reacquired by us, including shares repurchased on the open market.

Shares issued pursuant to full value awards under the 2022 Plan will count against the aggregate plan limit as 2.5 shares for every 1 share issued and shares issued pursuant to awards of options or SARs under the 2022 Plan will count against the aggregate plan limit as 1 share for every 1 share issued.

Shares subject to an award (or portion of an award) under the 2022 Plan or a Prior Plan that is forfeited, canceled or expired, is settled in cash or otherwise does not result in the issuance of such shares, will be deemed to not have been issued and, with respect to awards under a Prior Plan, will be added to the shares available for issuance under the 2022 Plan. Shares subject to a full value award (or portion of a full value award) under the 2022 Plan or a Prior Plan that are tendered or withheld to cover withholding taxes related to such full value award will be available for issuance under the 2022 Plan. In any such case, such shares will be added at a rate of 1 share for every 1 share subject to an option or SAR that is forfeited, canceled, expired or settled in cash and 2.5 shares for every 1 share subject to any other award that is forfeited, canceled, expired, settled in cash, or returned due to net withholding on full value awards.

However, if the exercise price of an option or SAR is paid with shares of common stock, the authorized reserve under the 2022 Plan will be reduced by the gross number of shares for which that option or SAR is exercised, and not by the net number of shares issued under the exercised stock option or SAR. In addition, should shares otherwise issuable under the 2022 Plan be withheld in satisfaction

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of the withholding taxes incurred in connection with the exercise or settlement of an option or SAR, then the number of shares available for issuance under the 2022 Plan will be reduced by the gross number of shares issuable under such award, calculated prior to such share withholding. However, should shares otherwise issuable under the 2022 Plan be withheld or tendered in satisfaction of withholding taxes incurred in connection with the grant, exercise, vesting or settlement of an award other than an option or SAR (including shares that are tendered or withheld after February 18, 2022 to satisfy withholding taxes related to an award other than an option or SAR granted under any Prior Plan), then the number of shares available for issuance under the 2022 Plan will not be reduced by the number of shares so withheld and such shares will be available for future issuance under the 2022 Plan.

Administration

Our Compensation and Talent Committee serves as the primary administrator of the 2022 Plan; however, the 2022 Plan may also be administered by the Board, any committee designated by the Board or one or more of our officers authorized to grant awards to non-director and non-officer employees and consultants. The term Plan Administrator, as used in this summary, means our Compensation and Talent Committee, our Board, any other committee of our Board and any officer or officers granted administrative authority under the 2022 Plan, to the extent each such entity or person is acting within the scope of such person’s or entity’s administrative jurisdiction under the 2022 Plan.

The Plan Administrator has the discretion to select the eligible individuals to whom awards are to be granted and the terms and conditions of each award, including the number of shares of common stock underlying the award or the dollar amount of any cash award made under the plan, the vesting schedule in effect for the award (including any applicable performance goals), the issuance schedule for the shares to be issued in settlement of the award, the maximum term of the award and the provisions for satisfying the applicable withholding taxes upon the exercise, vesting or settlement of the award. The Plan Administrator may also establish additional terms, conditions, or procedures in order to accommodate the grant of awards under the 2022 Plan to grantees in non-U.S. jurisdictions.

Awards

The 2022 Plan provides for the following types of awards: incentive stock options, non-statutory stock options, SARs, restricted stock, restricted stock units, performance units, performance shares, phantom shares and dividend equivalent rights. Awards under the 2022 Plan may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

The principal features of the various types of awards authorized under the 2022 Plan are summarized as follows:

●	Stock Options. The exercise price of stock options may not be less than the fair market value of our common stock on the grant date (or 110% of the fair market value for an incentive stock option granted to an employee owning more than 10% of our voting power), and no stock option may have a term in excess of ten years (or five years for an incentive stock option granted to an employee owning more than 10% of our voting power). Options will generally become exercisable in one or more installments over a specified period of service measured from the grant date. Payment of the exercise price may be made in cash, by check or in shares of our common stock, including a net issuance using shares otherwise purchasable under the option to pay the exercise price. The option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the optionee affects a same-day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes.
●	Stock Appreciation Rights. A SAR will allow the holder to exercise that right as to a specific number of shares of common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which the SAR is exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the stock appreciation right is granted, and the right may not have a term in excess of ten years. The distribution may be made in cash or in shares of our common stock.
●	Restricted Stock. The Plan Administrator may make awards of unvested shares of our common stock. The Plan Administrator will determine the vesting schedule of those shares at the time of the award (including any performance-vesting requirements), the amount of consideration to be paid, if any, for the restricted stock and the form in which such consideration may be paid.
●	Restricted Stock Units. A restricted stock unit award will entitle the holder to receive one share of our common stock for each awarded unit upon the completion of a designated service period and/or the attainment of specified performance objectives as determined by the Plan Administrator. The shares of common stock underlying the restricted stock units may be issued immediately upon vesting or may be deferred to a later date.

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●	Performance Shares. A performance share award will be denominated in shares of our common stock. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the underlying shares to vest, any additional period of service required of the grantee after the performance goals are attained, the amount of consideration to be paid, if any, for the performance shares and the form in which such consideration may be paid. The performance shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date, as described below.
●	Performance Units. A performance unit award will be denominated in terms of a fixed dollar amount. At the time of the award, the Plan Administrator will determine the performance goal or goals to be attained in order for the performance units to vest and any additional period of service required of the grantee after those performance goals are attained. The performance units which vest under the terms of the award will be paid in cash or, at the discretion of the Plan Administrator, may be settled in shares of our common stock with a fair market value equal to such cash amount. Settlement may occur at the time of vesting or may be deferred to a later date.
●	Phantom Shares. Phantom shares are denominated in terms of our common stock, but do not provide any actual stockholder rights to the individual. At the time of the award, the Plan Administrator will determine the performance criteria to be attained and/or the service period, if any, to be completed in order for the phantom shares to vest. Any phantom shares which vest under the terms of the award may be settled in shares of our common stock or in cash. Settlement may occur at the time of vesting or may be deferred to a later date.
●	Dividend Equivalent Rights. The Plan Administrator may provide that any awards other than options or SARs earn dividends or dividend equivalent rights. No payment will be made with respect to any dividend or dividend equivalent right granted in connection with an award under the 2022 Plan unless, until and only to the extent the vesting conditions of such award are satisfied.

General Provisions

Minimum Vesting Requirement

Awards under the 2022 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date of grant, with the exception of substitute awards, shares delivered in lieu of full-vested cash obligations, awards to non-employee directors that vest on the earlier of the first anniversary or the next annual meeting of stockholders that is at least 50 weeks after the prior annual meeting, and up to 5% of the shares reserve under the 2022 Plan. The minimum vesting requirement does not apply to the Plan Administrator’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or change in control.

Transferability

Incentive stock options under the 2022 Plan may not be transferred assigned, pledged or disposed of in any manner other than by will or the laws of inheritance following the grantee’s death, and all options may not be transferred to third party financial institutions for value. Other awards under the 2022 Plan will be transferable by will or the laws of inheritance, as well as by gift or pursuant to a domestic relations order to members of the participant’s immediate family in a manner determined by the Plan Administrator.

Change in Control

Upon a change in control, our Board may, in its discretion, provide for any of the following treatment of options and SARs under the 2022 Plan: (i) the options and SARs may fully vest and become exercisable prior to the change in control, (ii) may be assumed by the surviving corporation or replaced with economically equivalent awards, (iii) the options and SARs may fully vest immediately prior to the change in control and then terminate immediately after the change in control, to the extent not previously exercised, or (iv) the options and SARs may be continued in full force and effect following such change in control. Underwater options and SARs may be cancelled and terminated without payment upon such change in control.

With respect to other awards under the 2022 Plan, upon a change in control, our Board may, in its discretion, provide for the assumption by the surviving corporate entity or replacement with economically equivalent awards. If such other awards are not assumed or replaced, then they will fully vest immediately prior to the change in control.

Awards under the 2022 Plan that are assumed, replaced or otherwise continue in effect will fully vest in the event the grantee’s service is involuntarily terminated within a designated period following a change in control.

A change in control generally will be deemed to occur in the event (i) we are acquired by merger or asset sale following which any person or entity owns 50% or more of the combined voting power of the surviving entity, (ii) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our outstanding securities, (iii) if certain changes occur in the composition of our Board, or (iv) we are dissolved or liquidated.

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Prohibition against Repricing

Without the consent of our stockholders, no award granted under the 2022 Plan may be repriced, replaced, regranted through cancellation or modified (other than in the event of certain changes in our capital structure as described below), if the effect would be to reduce the exercise or purchase price in effect for the shares underlying that award. Accordingly, the Plan Administrator may not implement any of the following repricing programs under the 2022 Plan without obtaining stockholder approval: (i) the cancellation of outstanding options or SARs in return for new options or SARs with a lower exercise price per share, (ii) the cancellation of underwater outstanding options or SARs for consideration payable in cash, property, or other award, except in connection with a change in control transaction, or (iii) the direct reduction of the exercise price in effect for outstanding options or SARs.

Adjustments

In the event any change is made to our outstanding common stock as a result of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting our outstanding common stock as a class, or should the value of the outstanding shares of our common stock change as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments will be made to the maximum number and class(es) of securities issuable under the 2022 Plan (including pursuant to incentive stock options). Outstanding awards under the 2022 Plan will also be equitably and proportionally adjusted as to the number and class(es) of securities and exercise price (or other cash consideration) payable per share under each such award; provided, however, that the aggregate exercise price (or other cash consideration) will remain the same. The adjustments will be made in such a manner as the Plan Administrator deems appropriate and such adjustments will be final, binding and conclusive.

Amendments and Termination

Our Board may amend, suspend or terminate the 2022 Plan at any time, except that no amendments to the 2022 Plan will be made without the approval of our stockholders if such approval is required by applicable law or regulation or the listing standards of the exchange on which our common stock is at the time primarily traded. Unless earlier terminated by our Board, the 2022 Plan will terminate on May 4, 2032.

New Plan Benefits

As described above, the selection of participants who will receive awards under the 2022 Plan and the size and types of awards will be determined by the Plan Administrator in its discretion. Therefore, the amount of any future awards under the 2022 Plan is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to us and the participants who receive awards under the 2022 Plan based on the federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2022 Plan.

Option Grants

Options granted under the 2022 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Code, or non-statutory stock options, which are not intended to meet such requirements. The U.S. federal income tax treatment for the two types of options differs as follows:

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Incentive Stock Options

No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a disqualifying disposition, as described below, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options

No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right.

Restricted Stock Awards

The recipient of unvested shares of common stock will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares at the time such ordinary income is recognized by the recipient.

Restricted Stock Units/Performance Shares/Performance Units/Phantom Shares

No taxable income is recognized upon receipt of restricted stock units, performance shares, performance units or phantom shares. The holder will recognize ordinary income in the year in which the shares subject to the award are actually issued or in the year in which the award is settled in cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the holder will be required to satisfy the tax withholding requirements applicable to the income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued or the cash amount is paid.

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Equity Incentive Plan

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the 2022 Plan will be subject to the $1 million annual deduction limitation. The Plan Administrator may grant awards under the 2022 Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of Gilead and our stockholders.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2021:

(in millions, except per share amounts)	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2004 Equity Incentive Plan(2)	15.2	$70.95	74.9
Employee Stock Purchase Plan(3)			5.1
Total equity compensation plans approved by security holders	15.2	$70.95	80.0
Equity compensation plans not approved by security holders(4)	1.6	$67.28	6.7
Total	16.8	$70.60	86.7
(1)	Does not take into account 22 million restricted stock units, performance share awards or units and phantom shares, which have no exercise price and were granted under our 2004 and 2018 Equity Incentive Plans.
(2)	Includes awards and shares previously issuable under The Immunomedics, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Immunomedics Plan”), which was assumed in connection with our acquisition of Immunomedics, Inc. and subsequently merged into the 2004 Equity Incentive Plan.
(3)	Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.
(4)	Includes awards and shares issuable under the Forty Seven, Inc. 2018 Equity Incentive Plan, which was assumed in connection with our acquisition of Forty Seven, Inc. (“Forty Seven”) and subsequently amended and restated as our 2018 Equity Incentive Plan (the “2018 Plan”).

Material Features of the Gilead Sciences, Inc. 2018 Equity Incentive Plan

The Forty Seven, Inc. 2018 Equity Incentive Plan was originally established by Forty Seven in June 2018. In connection with Gilead’s acquisition of Forty Seven in April 2020, Gilead assumed the Forty Seven, Inc. 2018 Equity Incentive Plan, and amended and restated it as the Gilead Sciences, Inc. 2018 Plan. The 2018 Plan is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate, and provide a means by which the eligible recipients may benefit from increases in value of Gilead common stock. From and after April 7, 2020, only employees and consultants of Forty Seven as of immediately prior to such date and employees and consultants of Gilead hired on or following such date are eligible to receive grants of new awards under the 2018 Plan.

The 2018 Plan provides for the award of incentive stock options and non-qualified stock options, each of which must generally have an exercise price equal to at least the fair market value of our common stock on the date of grant; stock appreciation rights; restricted stock awards; restricted stock unit awards; performance stock awards; other stock awards; and performance cash awards.

As of April 7, 2020, the aggregate number of shares of common stock issuable under the 2018 Plan (from and after such date) was 12,069,378. From and after April 7, 2020, Gilead has granted restricted stock units, performance share awards or units and stock options under the 2018 Plan, and these are the only types of equity awards outstanding under the plan. As of December 31, 2021, 6.7 million shares of Gilead common stock remained available for issuance under the 2018 Plan.

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Stockholder Proposals

Stockholder Proposals

PROPOSAL 5	Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairperson of the Board of Directors be an Independent Director

United Church Funds has submitted a stockholder proposal for consideration at the Annual Meeting. United Church Funds’ address is 475 Riverside Drive, Suite 1020, New York, NY 10115. We have been notified that United Church Funds has continuously held shares of our common stock worth at least $25,000 since at least November 12, 2020.

If properly presented at the Annual Meeting, our Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by United Church Funds to the stockholders for approval is as follows:

Stockholder Proposal

RESOLVED: Gilead Sciences (“Gilead” or the “Company”) shareholders request the Board of Directors adopt as policy (the “Policy”), and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the board. The Policy shall apply prospectively so as not to violate any contractual obligations. If the board determines that a Chair who was independent when selected is no longer independent, the board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This policy would be phased in for the next CEO transition.

Supporting Statement

Concerns over litigation and stock performance have not abated at Gilead Sciences since this issue was last addressed by shareholders.

In September 2021, CVS and Rite Aid sued the company for deceptive practices that blocked lower costing HIV drugs from entering the market. In September 2021, a federal judge cleared the way for a lawsuit against Gilead to proceed which alleges the drug company engaged in deceptive practices with Truvada, Complera and other HIV drugs which caused users to endure devastating side effects that could have been avoided.

In addition, the 10-Q dated Oct 21, 2021 references a trial set to begin in January 2022 where the company is being sued by ViiV Healthcare Company for “billions of dollars of alleged damages” over patent infringement.

The risk of lawsuits, sustained public controversy and regulatory intervention, whether ultimately found to be justified or not, are strong arguments for the need for continuous, effective and unconflicted board oversight of corporate management.

The board is responsible for this oversight, but conflicts of interest may arise when one person holds both the Chair and CEO positions. In our view, shareholders are best served by an independent board Chair who can provide a balance of power between the CEO and the board. We believe that Gilead’s board should adopt best practice governance policies, including having an independent board chair.

In order to ensure that our board can provide rigorous oversight for our Company and management with greater independence and accountability, we urge a vote FOR this shareholder proposal.

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Stockholder Proposals

Our Board Recommends a Vote AGAINST This Proposal

Board’s View Aligns with Recent Stockholder Votes on This Issue

In 2013-2015 and 2017-2021, our Board carefully considered stockholder proposals requesting that our Board adopt a policy that the Chairperson of the Board be an independent director. In each of those votes, the majority of shares were voted AGAINST the proposals. Our Board continues to believe that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as Chairperson, and that the robust duties of our Lead Independent Director provide strong independent Board leadership. Our Board recommends a vote AGAINST this proposal.

The Board Should Have Flexibility to Choose an Appropriate Governance Structure Tailored to the Needs of Gilead

One of the most important tasks undertaken by a board is to select the leadership of the board and the company. In order to execute this critical function most effectively and in the best interest of our stockholders, our Board needs the flexibility to design Gilead’s board leadership structure based on the circumstances at the time. Our Board is composed of directors with diverse backgrounds, experiences and perspectives, as well as extensive knowledge about Gilead’s business and our industry, and is best positioned to evaluate the optimal Board leadership structure.

Our current policy enables our Board to choose a leadership structure that can be tailored to the strengths of Gilead’s officers and directors and best addresses Gilead’s evolving and highly complex business. The policy also allows our Board to make changes in the company’s leadership structure when the Board believes that such actions are in the best interests of the company and its stockholders. Departing from Gilead’s current policy would unduly impair our Board’s ability to select the director it believes is best suited to serve as Chairperson based on the circumstances at the time.

The independent directors review this structure on a regular basis to ensure that it continues to serve the best interests of Gilead. As part of this review, the Board incorporates feedback from investors gained through our year-round stockholder engagement efforts. In addition, our annual Board self-assessment process evaluates the effectiveness of the Board, the Chairperson’s leadership of the Board and our Lead Independent Director. Our Board has determined that it is currently in the best interests of Gilead to have a powerful Lead Independent Director in addition to our Chairperson of the Board.

In May 2020, our Board unanimously appointed Kevin Lofton as our Lead Independent Director, in recognition of his leadership experience, in-depth knowledge of Gilead and demonstrated commitment to the role. Having served as a director on the Board since 2009, he has developed deep knowledge of our operations and business cycles. Mr. Lofton has significant leadership experience on other public boards and in the healthcare industry, including experience serving as a Chief Executive Officer and a board member of several large healthcare organizations. In addition, he has demonstrated his commitment to improving access to medical care, particularly for the underserved. Given his proven leadership capability, breadth of industry experience and business success, our Board believes Mr. Lofton is a strong and effective Lead Independent Director.

Mr. O’Day’s Role as Our Chairman of the Board Is in the Best Interests of Gilead and Its Stockholders

The independent Directors of the Board have concluded that it is currently in the best interests of Gilead and its stockholders for Mr. O’Day to serve as our Chief Executive Officer and Chairman of the Board because it best positions Mr. O’Day to effectively drive future strategy and decision-making for our organization.

In addition to Mr. O’Day’s public, private and non-profit board experience, he has a track record of success in highly scientific and competitive therapeutic areas, deep understanding of the evolving healthcare environment around the world and unwavering commitment to driving innovation across all aspects of a business.

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Stockholder Proposals

Our Lead Independent Director Ensures Our Board’s Independent Leadership and Accountability

We believe the robust duties of our Lead Independent Director empower our independent directors to provide effective guidance and oversight of management. The role of Lead Independent Director at Gilead is modeled on the role of an independent Chairperson, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the Lead Independent Director has clearly delineated and comprehensive duties. These duties include:

●	Consulting with the Chairperson as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with ongoing company operations;
●	Consulting with the Chairperson regarding and approving the information, agenda and schedules of meetings of the Board of Directors and Board committees;
●	Advising the Chairperson as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and provide feedback on the quality, quantity and timeliness of information submitted by management;
●	Advising the Board of Directors and its committees on the retention of advisers and consultants who report directly to the Board of Directors;
●	Calling meetings of the independent directors, as appropriate;
●	Chairing meetings of the Board of Directors when the Chairperson is not present or when otherwise appropriate, including all executive sessions of independent directors;
●	Serving as principal liaison between the independent directors and the Chairperson and between the independent directors and senior management;
●	Providing independent directors with adequate opportunities to meet and discuss issues in meetings of the independent directors;
●	Encouraging director participation by fostering an environment of open dialogue and constructive feedback among independent directors;
●	Communicating to management, as appropriate, the results of private discussions among independent directors;
●	Facilitating the effective functioning of key Board committees and providing input on functioning of the committees, when required;
●	Participating on ad-hoc committees established to deal with extraordinary matters, such as investigations and mergers and acquisitions;
●	Providing guidance on director succession and development;
●	Ensuring Board agendas provide the Board with the ability to periodically review and provide input on the company’s long-term strategy and to monitor management’s execution of the long term-strategy;
●	Unless otherwise directed by the Board, serving as the independent directors’ representative in crisis situations;
●	Monitoring, in collaboration with the Nominating and Corporate Governance Committee, conflicts of interest of all directors, including the Chief Executive Officer;
●	Participating, in collaboration with the Compensation and Talent Committee, in succession planning for the Chief Executive Officer and in talent retention and development programs for members of senior management;
●	Responding, as appropriate, to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, with such consultation with the Chairperson and other directors as the Lead Independent Director may deem appropriate;
●	Representing independent directors in communications with other stakeholders, as required; and
●	Performing such other duties as the Board of Directors may from time to time delegate.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without executive management on a routine basis to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning.

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Stockholder Proposals

Our Corporate Governance Practices Empower Our Independent Directors to Select the Right Leadership Structure as Gilead Navigates Changing Conditions

Gilead’s strong corporate governance policies and practices provide our independent directors with the ability to effectively oversee our management and make well-informed decisions about critical issues, such as the Board’s leadership structure.

●	Substantial majority of our directors are independent. Currently, eight out of the nine director nominees are independent.
●	Fully independent Board committees. All members of the Board’s committees—the Audit Committee, the Compensation and Talent Committee, the Nominating and Corporate Governance Committee and the Science Committee—are “independent” in accordance with or as defined in the rules adopted by the SEC and Nasdaq and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors, the development of corporate governance principles and oversight of our scientific strategies is entrusted to independent directors.
●	Annual Board and committee evaluations. Our Lead Independent Director conducts an annual assessment of the Board, the Chairperson’s Board leadership and committees of the Board to evaluate their effectiveness.
●	Independent evaluation of Chief Executive Officer performance. Our Compensation and Talent Committee, which is fully independent, is responsible for performing an annual evaluation of the Chief Executive Officer against his performance objectives.
●	Ongoing Board refreshment. Our Nominating and Corporate Governance Committee regularly evaluates the Board’s composition to ensure a diversity of perspectives and skill-sets to oversee management’s execution of our strategy.
●	Ability to consult with external advisers. Our Lead Independent Director has the authority to engage outside advisers and consultants as he deems appropriate to fulfill his responsibilities.
●	Established corporate governance guidelines. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives, including our Board Guidelines and the charter for each Board committee, can be found on our website at www.gilead.com on the Investors page under “Corporate Governance.”

We believe that the interests of our stockholders will be best served by maintaining our Board’s flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time.

Our Board unanimously recommends a vote “AGAINST” Proposal 5.

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Stockholder Proposals

PROPOSAL 6	Stockholder Proposal Requesting that the Board Include One Member from Gilead’s Non-Management Employees

Jing Zhao has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Zhao’s address is 1745 Copperleaf Ct, Concord, California 94519. We have been notified that Mr. Zhao has continuously held shares of our common stock worth at least $2,000 since at least May 11, 2018.

If properly presented at the Annual Meeting, our Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Zhao to the stockholders for approval is as follows:

Stockholder Proposal

RESOLVED: stockholders recommend that Gilead Sciences, Inc. (the Company) reform the board structure to include one member of board of directors from the Company’s non-management employees.

Supporting Statement

There is a new trend pushing for non-management employee representation on boards, such as shareholder proposals to Amazon to include workers on board. “Appointing workers’ representatives to company boards may be an idea whose time has come,” says Harvard Business Review, and a study found that employee representation on boards generated a 25% spike in productivity and increased wages.1 This is a common practice in Europe. Under the latest revised UK Corporate Governance Code and amended corporate regulations, boards must engage with employees and the wider workforce to enhance the employee voices in the boardroom.2

American corporate board structure needs reform now. For example, America’s ballooning executive compensation is neither responsible for the society nor sustainable for the economy. There is no rational methodology to decide the executive compensation, particularly when there is no employee representation on boards. The executive compensation and pay ratios of big European and British companies are much less than that of big American companies. Our Company’s CEO pay ratio was 169 to 1 in 2019 and 76 to 1 in 2020; 16.4% and 12.9% voted against the Company’s proposals on executive compensation at the 2020 and 2021 shareholders meetings.

It is time for American executives as citizens to take the social responsibility on their own initiative rather than to be forced by the public and the government. The board has the flexibility to design guidelines to select a candidate for the new board nominee from non-management employees.

[1]	https://www.govenda.com/blog/employee-representation-on-boards/
[2]	https://www.pinsentmasons.com/out-law/analysis/corporate-governance-employee-voice-workplace-reporting

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Stockholder Proposals

Our Board Recommends a Vote AGAINST This Proposal

Our Current Director Nominating and Evaluation Process Allows the Best and Most Qualified Candidates to be Elected to the Board

Our Board believes the current director nominating and evaluation process allows the best and most qualified candidates to be elected to the Board. Changing our board nomination and membership framework as outlined by the proposal is unnecessary and would not be in the best interests of stockholders.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria. Our Nominating and Corporate Governance Committee also considers the skill sets needed by the Board. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

●	the highest standards of personal and professional integrity;
●	the ability and judgment to serve the long-term interest of our stockholders;
●	experience and expertise relevant to our business and that will contribute to the overall effectiveness and diversity of the Board;
●	broad business and social perspective;
●	the ability to communicate openly with other directors and to meaningfully and civilly participate in the Board’s decision-making process;
●	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about our business and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;
●	independence from any particular constituency; and
●	the ability and willingness to objectively appraise the performance of management.

In identifying potential director candidates, our Nominating and Corporate Governance Committee considers candidates recommended through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

An Independent Board is a Core Element of our Governance Philosophy

Having an independent Board is a core element of our governance philosophy. Our Board Guidelines provide that a substantial majority of our directors must be independent. Except for our Chairman and CEO, all of our current directors are independent. Under Nasdaq listing standards, an employee director would not be considered independent, and adding such a director as called for by the proposal would decrease the percentage of directors that are considered independent.

Gilead is Committed to a Culture that Values Employee Engagement

Gilead promotes a culture in which employees provide feedback on their experience and can raise their concerns outside their line management. As a result, employees have numerous ways to be heard and exert influence outside of board representation. In addition, we frequently consult employees about changes to various policies and benefits as part of our ambition of becoming the employer of choice in our industry. Our listening strategy helps to gather employee input and measure our progress. During 2021, we conducted several global surveys to gather and assess employee feedback and address areas of employee concern, and the employee responses from these surveys were positive. In our global employee experience survey, 83% of employees reported they feel respected, 78% of employees reported their input is considered, and 77% of employees reported they would recommend Gilead as a great place to work.

Our Board unanimously recommends a vote “AGAINST” Proposal 6.

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Stockholder Proposals

PROPOSAL 7	Stockholder Proposal Requesting a 10% Threshold to Call a Special Stockholder Meeting

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278. We have been notified that Mr. Chevedden has continuously held shares of our common stock worth at least $2,000 since at least August 16, 2018.

If properly presented at the Annual Meeting, our Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Proposal

Proposal 7 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It is important to adopt this proposal at the 10% threshold because GILD shareholders do not have a genuine right to act by written consent. The current “right” to act by written consent is useless.

What group of shareholder in their right mind would chose to organize 20% of all shares outstanding to simply get a date on a calendar in regard to written consent when the same group of 20% of shareholders can compel management to call a special meeting?

Door number one is a date on a calendar from management that shareholders can frame and door number 2 may take less effort and compels management to hold a special shareholder meeting. Thus door number 2, a special shareholder meeting, is the clear choice and our current written consent is therefore useless.

Thus it is in shareholders’ best interest to have a 10% threshold to call a special shareholder meeting to make up for not having a real right to act by written consent. And GILD shareholders gave majority support to a genuine right to act by written consent at the 2018 annual meeting.

Since management will not give shareholders a genuine right to act by written consent, in spite of a majority shareholder vote in favor, we need the right for 10% of shares to be able to call a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 7

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Stockholder Proposals

Our Board Recommends a Vote AGAINST This Proposal

Stockholders Currently Have a Meaningful, Balanced Right to Call a Special Meeting

Our bylaws already permit stockholders who own 20% or more of Gilead’s outstanding common stock to call a special meeting. The 20% minimum threshold is a reasonable one that strikes the right balance between ensuring that stockholders have a means of calling a stockholders meeting and protecting against the risk that a small minority of stockholders could trigger a special meeting and its associated financial expense and disruption to Gilead’s business.

The Current Right of Stockholders to Call a Special Meeting Reflects Purposeful Decision-Making by the Board

Our Board evaluated a number of different factors in adopting the existing right of stockholders to call a special meeting, including the interests of Gilead’s stockholder base, the resources required to convene a special meeting and the existing opportunities stockholders have to engage with our Board and senior management between annual meetings. Our Board also considered the characteristics and composition of Gilead’s stockholder base in adopting the existing right of stockholders to call a special meeting. Our Board believes that providing stockholders owning 20% of Gilead’s outstanding stock the right to call a special meeting strikes a reasonable balance between enhancing our stockholders’ ability to act on important and urgent matters and protecting against misuse of the right by a small number of stockholders whose interests may not be shared by the majority of stockholders.

Convening a meeting of stockholders also imposes significant administrative and operational costs. Gilead must prepare required disclosures, print and distribute materials, solicit proxies and tabulate votes. A significant amount of attention by our Board, management and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term financial returns and operating Gilead’s business in the best interests of stockholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, Gilead’s 20% threshold prevents a small minority of stockholders from calling a special meeting and imposing these costs on all stockholders even when most stockholders do not want a special meeting. Therefore, our Board believes the existing right of stockholders to call a special meeting provides a reasonable mechanism for stockholders to address important issues.

Our Board has Demonstrated Responsiveness to Stockholders and Adopted Governance Structures that Create Accountability to Stockholders

Adoption of this proposal is unnecessary because our Board has already taken significant steps to ensure accountability to stockholders. For example:

●	We maintain a strong engagement program with our stockholders. Each year, we meet with stockholders who collectively own a significant percentage of Gilead’s outstanding common stock, along with the two largest proxy advisory firms, to solicit their feedback on our corporate governance practices.
●	We adopted proxy access, which permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of Gilead’s outstanding common stock continuously for at least three years, to nominate and include director nominees constituting up to 20% of the Board (or at least two directors) in Gilead’s proxy materials.
●	At the 2012 annual meeting, our stockholders voted to request that our Board take steps to redeem Gilead’s rights plan or “poison pill”. In response, we terminated Gilead’s rights plan.
●	We permit stockholders to act by written consent.
●	Our board structure designates a Lead Independent Director to ensure a strong, independent and active Board.
●	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.
●	Our director nominees are elected annually by majority voting in uncontested elections.
●	A substantial majority of our directors (eight out of the nine director nominees) are independent.
●	We only have one class of stock with equal voting provisions.

Gilead has an existing right for stockholders to call special meetings that strikes the appropriate balance between enhancing stockholder rights and protecting and serving the best interests of all of our stockholders. Gilead also has consistently demonstrated responsiveness to stockholders and maintains best practice corporate governance policies and practices. Accordingly, this proposal would not enhance stockholder value and is not in the best interests of Gilead and all of its stockholders.

Our Board unanimously recommends a vote “AGAINST” Proposal 7.

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Stockholder Proposals

PROPOSAL 8	Stockholder Proposal Requesting that the Board Publish a Third-Party Review of Gilead’s Lobbying Activities

Maryknoll Sisters of St. Dominic, Inc. (“Maryknoll Sisters”) and co-filers have submitted a stockholder proposal for consideration at the Annual Meeting. Maryknoll Sisters’ address is P.O. Box 311, Maryknoll, New York 10545. We have been notified that Maryknoll Sisters has continuously held shares of our common stock worth at least $2,000 since at least May 10, 2016. We will provide the name, address and known share holdings of the co-filers of this proposal upon written or oral request to the Corporate Secretary at the address set forth in question 17 in “Questions and Answers.”

If properly presented at the Annual Meeting, our Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Maryknoll Sisters and co-filers to the stockholders for approval is as follows:

Stockholder Proposal

RESOLVED: Shareholders request that the Board of Directors commission and publish a third party review within the next year (at reasonable cost, omitting proprietary information) of whether Gilead Sciences, Inc. lobbying activities (direct and through trade associations) align with its Vision statement, “To create a healthier world for all people”1 and in particular its Policy Position Statement that “the price of medicines should never be a barrier to access, and we work domestically and globally to ensure that patients who need our products are able to obtain them.”2 The Board of Directors should report on how it addresses the risks presented by any misaligned lobbying and the company’s plans, if any, to mitigate these risks.

Supporting Statement

Gilead’s Policy Position on Product Pricing and Patient Access states that “Gilead works to ensure that price is not an obstacle to care. We believe all patients should be able to access the medicines they need, regardless of their ability to pay or where they live, and we work very hard across the company to make this happen.” It notes that “the prices of Gilead medicines are established at levels that allow an opportunity to recoup research expenditures and support the discovery of next-generation medicines.”3

Yet prices for needed medication continue to be a barrier to access for many patients in the US.

Efforts to reform the pricing system to improve access have been systematically opposed by the industry’s leading lobbying organization, Pharmaceutical Research and Manufacturers of America (PhRMA), which Gilead joined in 2019. Gilead’s Chair and CEO Dan O’Day sits on PhRMA’s board of directors.

PhRMA raised nearly $527 million in 2020 and spent roughly $506 million, including making multimillion-dollar donations to organizations such as the American Action Network, a dark money group for use in opposing congressional efforts to address drug pricing.4 In March 2021, a Minnesota federal judge dismissed a lawsuit by PhRMA that sought to overturn a Minnesota law that created a safety net to assist poor people with diabetes.5

Gilead’s vision and policy positions adopts should not be undermined by lobbying efforts undertaken by organizations the company supports financially. While a company may not support every position taken by the trade associations to which it belongs, proper risk management requires that the board at least be aware of inconsistencies and evaluate whether they are salient to the company and therefore require mitigation.

Gilead’s lobbying expenditures in 2020 were $7,030,000 in 2020 and $6,200,000 in the first three quarters of 2021.6

Shareholders have an interest in the use of company funds to support lobbying efforts that may have negative effects on the company’s reputation, its stated positions on public policy and regulatory concerns, and on matters of public interest.

For these reasons, we urge shareholders to support the proposal.

[1]	https://www.gilead.com/purpose/mission-and-core-values
[2]	https://www.gilead.com/~/media/Files/pdfs/Policy-Perspectives/Product%20Pricing%20and%20Patient%20Access.pdf
[3]	ibid
[4]	https://www.opensecrets.org/news/2020/12/pharma-lobby-poured-millions-into-darkmoney-groups/
[5]	https://www.courthousenews.com/minnesota-affordable-insulin-law-survives-lobbyists-challenge/
[6]	https://www.opensecrets.org/federal-lobbying/clients/summary?cycle=2021&id=D000026221

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Stockholder Proposals

Our Board Recommends a Vote AGAINST This Proposal

Our Board believes that this proposal is not in the best interests of stockholders. The proposal focuses on the alignment of Gilead’s lobbying activities (directly and through trade associations) with our Policy Position Statement. For the reasons set forth below, commissioning a third party to review our alignment is not a good use of company resources and will not serve the interests of stockholders.

Gilead’s policy position reflects two key points: (1) our belief that patients who need our products should be able to obtain them, and (2) our belief that prices for medicines should reflect the research investment and development costs associated with bringing a therapy to patients, as well as the clinical value and medical innovation that new therapies represent. These two beliefs go hand-in-hand and running our business requires making judgments about how to balance these beliefs to fulfill our vision statement of creating a healthier world for all people. The proposal does not address the second key point and does not provide any guidance on the criteria a third party would use to assess the alignment of our political activities. For example, would balancing the two points above figure into this assessment? How would a third party determine whether a particular policy position aligns with our values?

Although we oppose this proposal, we believe in board oversight and transparency concerning our engagement in the political process and participation in trade associations. In addition, as described below, we agreed during our engagement with the proponents to further enhance our disclosures.

Gilead participates in the political process by contributing prudently to state and local candidates and political organizations when such contributions are permitted by state and local law. Generally, contributions are made to officeholders and candidates based on several criteria, including: policy positions that reflect the interests of Gilead, its employees or the communities it serves; candidates’ representation of districts where Gilead’s employees and facilities are located; our assessment of the candidate’s ability to be elected; and the need for financial assistance. We also are members of various industry associations that participate in the political process, including the Pharmaceutical Research and Manufacturers of America (“PhRMA”) and the Biotechnology Innovation Association (“BIO”). Our CEO, Daniel O’Day, is on the board of PhRMA, while Christi Shaw, CEO of our subsidiary Kite Pharma, is on the board of BIO. Through this board participation and other interactions with these trade organizations, we are able to assess whether their activities align with our values and we are positioned to address any misalignment when we believe it is appropriate to do so. The Gilead Board of Directors oversees our political and lobbying activities through the Nominating and Corporate Governance Committee, which regularly reviews Gilead’s political expenditure policies and expenditures, including payments to trade associations.

In the interest of transparency for our stockholders and other stakeholders, we already disclose our political contributions and payments to trade associations on our website at www.gilead.com on the About page under “Ethics and Code of Conduct” and “Political Contributions.” These disclosures are updated and posted to the website semi-annually.

We held several discussions with the proponents to better understand their concerns, and we engaged with other investors to ascertain their views. In response to the feedback received, we are expanding our disclosure regarding our lobbying efforts and will add the following information to our website:

●	annual federal lobbying activity reports, including aggregate federal lobbying expenditures;
●	periodic state lobbying activity reports, including aggregate state lobbying expenditures;
●	periodic foreign lobbying activity reports;
●	disclosure regarding our engagement with trade associations;
●	disclosure describing the process Gilead follows to assess alignment with our values when funding third party advocacy; and
●	descriptions of the topics on which we engage in lobbying activity.

As described above, Gilead’s participation in the political process, including through trade associations, is subject to Board oversight and is already subject to robust disclosure that we are expanding. Commissioning a third-party review of our alignment is not a productive use of company resources and not in the best interests of our stockholders.

Our Board unanimously recommends a vote “AGAINST” Proposal 8.

2022 Proxy Statement	91

Stockholder Proposals

PROPOSAL 9	Stockholder Proposal Requesting a Board Report on Oversight of Risks Related to Anticompetitive Practices

Mercy Investment Services, Inc. (“Mercy”) and co-filer have submitted a stockholder proposal for consideration at the Annual Meeting. Mercy’s address is 2039 North Geyer Road, St. Louis, Missouri 63131. We have been notified that Mercy has continuously held shares of our common stock worth at least $2,000 since at least January 4, 2020. We will provide the name, address and known share holdings of the co-filer of this proposal upon written or oral request to the Corporate Secretary at the address set forth in question 17 in “Questions and Answers.”

If properly presented at the Annual Meeting, our Board unanimously recommends a vote “AGAINST” the following proposal. The resolution being submitted by Mercy and co-filer to the stockholders for approval is as follows:

Stockholder Proposal

RESOLVED: Shareholders of Gilead Sciences, Inc. (“Gilead”) ask the board of directors to report to shareholders on how it oversees risks related to anticompetitive practices, including whether the full board or board committee has oversight responsibility, whether and how consideration of such risks is incorporated into board deliberations regarding strategy, and the board’s role in Gilead’s public policy activities related to such risks. The report should be prepared at reasonable expense and should omit confidential or proprietary information, as well as information about existing litigation and claims of which Gilead has notice.

Supporting Statement

The anticompetitive practices of companies within the pharmaceutical supply chain, including drug developers such as Gilead, are receiving increasing scrutiny from the public, regulators, and enforcers. The criticism of Gilead has focused on the company’s establishment of “patent thickets” around its drugs to prevent generic competition, some of which have resulted in massive price hikes for everyday consumers.1

Regulators and enforcers are increasingly focused on curbing this type of behavior. In May, then-acting Chairwoman of the Federal Trade Commission (FTC) Rebecca Kelly Slaughter stated that “[f]or decades, the FTC has challenged a number of illegal anticompetitive practices in the pharmaceutical industry that can lead to high drug prices. The Commission should consider ways to build on this work by addressing emerging and evolving practices that have the potential to harm consumers.”2 Furthermore, upon confirmation, newly appointed FTC Chair Lina Kahn quickly moved to direct FTC staff to ramp up investigations based on seven enforcement priorities, including healthcare and pharmaceutical companies.3

Gilead is currently facing a lawsuit from the U.S. Department of Health and Human Services (HHS) for infringement of the Centers for Disease Control and Prevention’s government-owned patents for PrEP drugs; if HHS prevails, it could be able to license other PrEP drugs and receive royalties for their use.4 Additionally, Gilead is facing allegations from consumers who allege that Gilead entered into deals that blocked generic competition for HIV combination drugs and caused artificially inflated prices for the company’s drugs.5 As a result of these allegations, Gilead CEO Daniel O’Day was invited to testify before the U.S. Senate Committee on Finance’s Subcommittee on Fiscal Responsibility and Economic Growth in 2021.6

This mounting pressure on Gilead from regulators, enforcers, and other market participants regarding anticompetitive practices could increase pressure for new regulation, increase risk for investors, and have substantial impacts on the public. Given the widespread concern and rapidly changing environment, we believe that robust board oversight would improve Gilead’s management of risks related to anticompetitive practices and that shareholders would benefit from more information about the board’s role.

We therefore urge shareholders to vote FOR this proposal.

[1]	https://www.arnoldventures.org/stories/a-drug-is-90-percent-effective-at-preventing-hiv-it-costs-up-to-1-800-per-month/
[2]	https://www.ftc.gov/public-statements/2021/05/statement-acting-chairwoman-rebecca-kelly-slaughter-regarding-federal
[3]	https://endpts.com/pharma-in-the-crosshairs-how-the-ftc-is-expanding-its-antitrust-powers-under-its-new-chair/
[4]	https://www.fiercepharma.com/pharma/gilead-loses-another-prep-patent-challenge-against-hhs-sending-dispute-to-federal-court
[5]	https://www.washingtonpost.com/business/economy/gilead-is-accused-of-cutting-anti-competitive-deals-to-extend-profit-on-hiv-drug-cocktails/2019/05/14/94e79c56-75ad-11e9-bd25-c989555e7766_story.html
[6]	https://www.warren.senate.gov/oversight/letters/warren-seeks-gilead-ceos-testimony-on-competition-and-high-drug-costs-at-june-16th-finance-subcommittee-hearing

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Stockholder Proposals

Our Board Recommends a Vote AGAINST This Proposal

Gilead Already Provides Extensive Disclosure Regarding the Board’s Oversight of Risks Related to Legal Compliance

Our mission is to discover, develop and deliver innovative therapeutics for people with life-threatening diseases, and we have pursued and achieved breakthroughs in medicine for over 30 years with the goal of creating a healthier world for all people. We operate in a highly competitive environment, facing significant competition from global pharmaceutical and biotechnology companies, specialized pharmaceutical firms and generic drug manufacturers. Our products compete with other commercially available products based on a number of factors, including efficacy, safety, tolerability, acceptance by doctors, ease of patient compliance and ease of use. In light of this competition, it is paramount that we drive innovation through bold and transformative science that has the potential to become the next generation of life-changing medicines.

Fundamental to our mission is Gilead’s adherence to the highest legal and ethical standards of business conduct, which is reflected in our commitment to working with our customers, suppliers, third parties and business partners in an honest, respectful and responsible way, including in a manner that supports fair, open and free competition. Accordingly, we seek to compete actively, independently and fairly against others to develop, produce, provide access to and supply life-changing medicines. These commitments are reflected in our Code of Ethics, which is available on our website at www.gilead.com on the Investors page under “Corporate Governance.”

Notwithstanding these commitments, we expect to be scrutinized as a large and innovative company and are regularly subject to actual and threatened claims, litigation, reviews, investigations and other proceedings, including proceedings by governments and regulatory authorities involving a wide range of issues, including competition matters. In an effort to keep our stakeholders apprised of the ongoing risks associated with these matters, we disclose certain investigations and other legal proceedings in our filings with the SEC.

Moreover, we have a robust compliance program, led by our Chief Compliance Officer, to monitor and assess compliance-related risks that are important to our business, including those related to competition matters. The Nominating and Corporate Governance Committee of our Board of Directors oversees these risks and provides regular updates to our Board on material antitrust and fair competition issues, which may include issues relating to collaborations and acquisitions, litigation and investigation matters, and public policy and regulatory considerations, including those related to pricing. Our Board also has direct oversight over specific risk topics, including risks associated with our company’s strategic plan and risks relating to pricing strategies of newly approved products, and regularly receives and reviews reports from management on these risks and other aspects of our business. Accordingly, we believe our existing practices effectively support our Board’s independent evaluation and management of these risks, including those related to competition matters.

By its nature, much of Gilead’s strategy and how we seek to compete effectively in the discovery, development and commercialization of innovative medicines is confidential, competitively sensitive and proprietary, and thus, would not be within the scope of the report called for by the proposal. In addition, competition and antitrust laws are only one area of legal compliance that are important and impactful to Gilead and are among many of the risks that are important to and overseen by the Board. In light of the extensive disclosures Gilead already provides regarding the Board’s risk oversight activities, and the limitations on the scope of the report arising from the foregoing considerations, we do not believe the report requested by the proposal would be useful to or in the best interests of stockholders.

Our Board unanimously recommends a vote “AGAINST” Proposal 9.

2022 Proxy Statement	93

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock by: (i) each beneficial owner of more than 5% of our common stock known to us, as of December 31, 2021; and (ii) each director and nominee for director, each of the individuals named in the Summary Compensation Table on page 66 and all of our current executive officers and directors as a group, as of February 28, 2022 (unless otherwise noted). The applicable percentages are based on 1,253,405,891 shares of common stock outstanding on February 28, 2022, adjusted as required by the rules promulgated by the SEC.

Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.	118,961,206(2)	9.49%
Capital Research Global Investors	107,156,981(3)	8.55%
The Vanguard Group	105,803,799(4)	8.44%
Jacqueline K. Barton, Ph.D.	58,023(5)	*
Jeffrey A. Bluestone, Ph.D.	17,918(6)	*
Andrew D. Dickinson	369,601(7)	*
Sandra J. Horning, M.D.	23,353(8)	*
Kelly A. Kramer	57,554(9)	*
Kevin E. Lofton	166,927(10)	*
Harish Manwani	45,882(11)	*
Johanna Mercier	171,869(12)	*
Daniel P. O’Day	515,158(13)	*
Merdad V. Parsey, M.D., Ph.D.	130,533(14)	*
Brett A. Pletcher	363,680(15)	*
Javier J. Rodriguez	21,503(16)	*
Anthony Welters	20,084(17)	*
All current executive officers and directors as a group (13 persons)	1,962,085(18)	*
*	Less than 1% of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”), a Schedule 13G/A filed with the SEC by Capital Research Global Investors (“Capital Research”) and a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 1, 2022 by BlackRock reporting sole voting power over 106,099,707 shares and sole dispositive power over 118,961,206 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(3)	Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2022 by Capital Research reporting sole voting power over 107,142,027 shares and sole dispositive power over 107,156,981. The address of Capital Research is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(4)	Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2022 by Vanguard reporting shared voting power over 2,015,058 shares, sole dispositive power over 100,624,820 shares and shared dispositive power over 5,178,979. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	Includes 42,347 shares subject to stock options exercisable within 60 days of February 28, 2022 and 15,676 shares held in a joint account with spouse over which Dr. Barton holds shared voting power.
(6)	Includes 16,877 shares subject to stock options exercisable within 60 days of February 28, 2022.
(7)	Includes 328,734 shares subject to stock options exercisable within 60 days of February 28, 2022 and 7,901 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.
(8)	Includes 22,721 shares subject to stock options exercisable within 60 days of February 28, 2022.
(9)	Includes 56,215 shares subject to stock options exercisable within 60 days of February 28, 2022.
(10)	Includes 92,724 shares subject to stock options exercisable within 60 days of February 28, 2022 and 74,203 shares held in trust.
(11)	Includes 40,228 shares subject to stock options exercisable within 60 days of February 28, 2022.
(12)	Includes 160,802 shares subject to stock options exercisable within 60 days of February 28, 2022 and 6,987 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.

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Stock Ownership Information

(13)	Includes 378,609 shares subject to stock options exercisable within 60 days of February 28, 2022 and 24,003 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.
(14)	Includes 114,927 shares subject to stock options exercisable within 60 days of February 28, 2022 and 7,612 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.
(15)	Includes 347,209 shares subject to stock options exercisable within 60 days of February 28, 2022 and 5,723 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.
(16)	Includes 19,665 shares subject to stock options exercisable within 60 days of February 28, 2022.
(17)	Includes 18,716 shares subject to stock options exercisable within 60 days of February 28, 2022.
(18)	Includes an aggregate of 1,639,774 shares subject to stock options exercisable by current executive officers and directors within 60 days of February 28, 2022 and 52,226 shares issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers, among others, to file forms with the SEC to report their ownership of our stock and any changes in ownership. Based on our review of reports filed with the SEC and related written representations, we believe that all of the required reports for our directors and officers were filed on a timely basis under Section 16(a) for 2021.

2022 Proxy Statement	95

Other Information

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through a broker and would prefer to receive a separate Notice, please notify your broker. If you hold your shares directly and would prefer to receive a separate Notice, please submit a written request to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (866) 540-7095. Stockholders who currently receive multiple copies of the Notice at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.

Brett A. Pletcher

Corporate Secretary

March 24, 2022

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at www.gilead.com on the Investors page under “SEC Filings.”

Other Legal Matters

Forward-Looking Statements

Statements included in this Proxy Statement that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are identified from time to time in Gilead’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Website References

Website references are provided throughout this document for convenience. The content on the referenced websites does not constitute part of and is not incorporated by reference into this and does not constitute a part of this Proxy Statement.

Use of Trademarks

We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPCLUDEX® (BULEVIRTIDE), HEPSERA®, JYSELECA® (FILGOTINIB), LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUS®, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®. This report also refers to trademarks, service marks and trade names of other companies.

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Questions and Answers

1. Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials primarily over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2. How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2021 Annual Report on Form 10-K for the year ended December 31, 2021 is available at investors.gilead.com/annual-meeting or may be requested from our Investor Relations department as described elsewhere in this Proxy Statement. Our 2021 Annual Report is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

3. Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 15, 2022 are entitled to receive the Notice and to vote their shares at the Annual Meeting. As of that date, there were 1,255,786,961 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4. Who can attend the Annual Meeting?

The Annual Meeting will be held virtually be webcast. Only holders of our common stock at the close of business on March 15, 2022 or holders of a valid legal proxy for the Annual Meeting are entitled to vote and ask questions during the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/GILD2022, you must enter the 16-digit control number printed on your Notice. If you are a beneficial stockholder, you may contact your broker, bank or other institution where you hold your account if you have questions about obtaining your control number.

We have designed the format of the Annual Meeting to ensure that stockholders are afforded similar rights and opportunities to participate as they would at an in-person meeting. We will also make the Annual Meeting viewable to anyone interested in a webcast at www.virtualshareholdermeeting.com/GILD2022. Interested persons who were not stockholders at the close of business on March 15, 2022 may view the webcast as guests, but will not be able to vote or ask questions during the meeting.

5. What if I need technical assistance?

Beginning 30 minutes prior to the start of and during the Annual Meeting, there will be a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the support team listed on the virtual meeting website at www.virtualshareholdermeeting.com/GILD2022.

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Questions and Answers

6. What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

●	To elect the nine director nominees named in this Proxy Statement to serve for the next year and until their successors are elected and qualified;
●	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	To approve, on an advisory basis, the compensation of our Named Executive Officers as presented in this Proxy Statement;
●	To approve the Gilead Sciences, Inc. 2022 Equity Incentive Plan;
●	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairperson of the Board of Directors be an independent director;
●	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board include one member from Gilead’s non-management employees;
●	To vote on a stockholder proposal, if properly presented at the meeting, requesting a 10% threshold to call a special stockholder meeting;
●	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board publish a third-party review of Gilead’s lobbying activities; and
●	To vote on a stockholder proposal, if properly presented at the meeting, requesting a Board report on oversight of risks related to anticompetitive practices.

We also will consider any other business that properly comes before the Annual Meeting. See question 12, “Could other matters be decided at the Annual Meeting?” on page 101.

7. How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

●	“FOR” each of the nine director nominees named in this Proxy Statement;
●	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
●	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement;
●	“FOR” the approval of the Gilead Sciences, Inc. 2022 Equity Incentive Plan;
●	“AGAINST” the stockholder proposal requesting that the Board adopt a policy that the Chairperson of the Board of Directors be an independent director;
●	“AGAINST” the stockholder proposal requesting that the Board include one member from Gilead’s non-management employees;
●	“AGAINST” the stockholder proposal requesting a 10% threshold to call a special stockholder meeting;
●	“AGAINST” the stockholder proposal requesting that the Board publish a third-party review of Gilead’s lobbying activities; and
●	“AGAINST” the stockholder proposal requesting a Board report on oversight of risks related to anticompetitive practices.

98

Questions and Answers

8. What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present.

Proposal	Vote Required
Proposal 1 – Election of the nine director nominees named in this Proxy Statement to serve for the next year and until their successors are elected and qualified.	Majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director).
Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 3 – Approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 4 – Approval of the Gilead Sciences, Inc. 2022 Equity Incentive Plan	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 5 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairperson of the Board of Directors be an independent director.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 6 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board include one member from Gilead’s non- management employees.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 7 – Vote on a stockholder proposal, if properly presented at the meeting, requesting a 10% threshold to call a special stockholder meeting.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 8 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board publish a third-party review of Gilead’s lobbying activities.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.
Proposal 9 – Vote on a stockholder proposal, if properly presented at the meeting, requesting a Board report on oversight of risks related to anticompetitive practices.	Majority of the shares entitled to vote on the proposal and present in person or represented by proxy.

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions. This is known as a “broker non-vote.”

With respect to Proposal 1, abstentions will have no effect on the outcome of the vote. With respect to Proposals 2-9, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on the outcome of the vote for Proposals 1-9.

9. How do I Vote?

You may vote by completing and returning a proxy by mail or voting your shares by Internet or telephone by 11:59 p.m., Eastern Daylight Time, on May 3, 2022. You may also vote by Internet during the Annual Meeting.

If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for how to vote their shares from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail before the Annual Meeting

To vote your proxy by mail, be sure to complete, sign and date the proxy card (if you request one) or voting instruction card that may be delivered to you and return it in the envelope provided. We will vote your shares as directed. However, if you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

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Questions and Answers

By Internet or telephone before the Annual Meeting

Stockholders may vote their shares by Internet or telephone before the Annual Meeting. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record who are using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders who are using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time, on May 3, 2022. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

By Internet during the Annual Meeting

Stockholders may vote their shares by Internet during the Annual Meeting. Please follow the instructions at www.virtualshareholdermeeting.com/GILD2022 to vote or submit questions during the meeting. You will be required to provide the control number printed on your Notice to enter the virtual meeting. The Internet voting procedures are designed to authenticate stockholders’ identities to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares promptly by mail, Internet or telephone in advance of the Annual Meeting. A stockholder may still attend the meeting and vote during the meeting if he or she has already voted by one of these methods. Any vote submitted during the meeting would supersede any prior vote.

Your vote is important. You can save us the expense of a second mailing of proxy materials by voting promptly.

10. Is there a list of registered stockholders entitled to vote at the Annual Meeting?

As required by Delaware law, the names of registered stockholders entitled to vote at the Annual Meeting (the “list”) will be available for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 10:00 a.m. and 4:00 p.m., Pacific Daylight Time, at our principal executive offices at 333 Lakeside Drive, Foster City, CA 94404 by contacting our Corporate Secretary. Due to the COVID-19 pandemic, registered stockholders must make an appointment and must comply with the company’s COVID-19 protocols.

The list will be available during the meeting, and through the conclusion of the meeting, on the virtual meeting website at www.virtualshareholdermeeting.com/GILD2022. Only those persons logging into the meeting as a registered stockholder will be able to access the list.

11. What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

●	submitting a written notice to our Corporate Secretary at our principal executive offices, 333 Lakeside Drive, Foster City, California 94404;
●	submitting a valid, later-dated proxy or a later-dated vote by Internet or telephone by 11:59 p.m., Eastern Daylight Time, on May 3, 2022; or
●	voting during the Annual Meeting.

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Questions and Answers

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record.

You may also vote during the Annual Meeting as described in the answer to the preceding question. Attendance at the meeting will not, by itself, revoke a proxy. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

12. Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then Daniel P. O’Day and Brett A. Pletcher, the persons named on your proxy card, will have the discretion to vote on those matters for you.

13. Is my vote confidential?

Yes. Proxy cards and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

14. How can I ask questions at the Annual Meeting?

The Annual Meeting will include a question and answer session to address questions submitted in writing in advance of and during the Annual Meeting that comply with our Rules of Conduct and Procedures and as time permits. Questions may be submitted within the 48-hour period preceding the start of the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/GILD2022. If you wish to submit a question during the Annual Meeting, log in to the virtual meeting website using the control number that appears on your Notice of Internet Availability of Proxy Materials, type your question into the “Ask a Question” field and click “Submit”. Questions and Answers may be grouped by topic and substantially similar questions may be grouped and answered once. You may view the Rules of Conduct and Procedures prior to the meeting at our Investors page at investors.gilead.com/annual-meeting or during the meeting at the Annual Meeting website.

15. Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

16. Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this Proxy Statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $25,000, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

17. When are the stockholder proposals or nominations for Gilead’s 2023 annual meeting of stockholders due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2023 annual meeting of stockholders pursuant to SEC Rule 14a-8, the Corporate Secretary must receive the written proposal no later than November 24, 2022. Such proposals also must comply with SEC regulations under Rule 14a-8 under

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Questions and Answers

the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to the Corporate Secretary and sent by mail or email to:

Gilead Sciences, Inc.
Attention: Corporate Secretary
333 Lakeside Drive
Foster City, California 94404
Email: generalcounsel@gilead.com

We will acknowledge receipt of proposals on a timely basis. If you do not receive an acknowledgement, you are encouraged to confirm receipt.

A stockholder (or a group of up to 20 stockholders) who has owned at least three percent of our shares continuously for at least three years and has complied with the other requirements in our bylaws may nominate and include in our proxy materials director nominees constituting up to 20% of our Board or two persons, whichever is greater. Written notice of a proxy access nomination for inclusion in our Proxy Statement for the 2023 annual meeting of stockholders must be received by the Corporate Secretary:

●	not earlier than the open of business on October 25, 2022; and
●	not later than the close of business on November 24, 2022.

Stockholders wishing to submit proposals that are not to be included in our Proxy Statement pursuant to Rule 14a-8 or to nominate director candidates who are not included in our Proxy Statement pursuant to the “proxy access” provisions in our bylaws must give timely written notice of such proposals or nominations to the Corporate Secretary at the address above in accordance with our bylaws. To be “timely” under our bylaws, written notice must be received by the Corporate Secretary:

●	not earlier than the open of business on January 4, 2023; and
●	not later than the close of business on February 3, 2023.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted, and we may exercise discretionary voting authority to vote any shares for which we receive proxies as we determine appropriate.

18. Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the Proxy Statement, annual report and form of proxy related to our future stockholder meetings where you are a stockholder on the relevant record date, you may log on to www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.
Attention: Investor Relations
333 Lakeside Drive
Foster City, California 94404
(650) 574-3000

Email:investor_relations@gilead.com

19. If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

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Appendix A

Gilead Sciences, Inc.
2022 Equity Incentive Plan

1.	Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance and rewarding them for contributing toward the Company’s short- and long-term growth.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)	“Applicable Acceleration Period” has the meaning assigned to such term in the applicable Award Agreement or if such term is not defined in the applicable Award Agreement, means (i) 24 months, in the case of the Company’s Executive Chairman (if any) or Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President of the Company, and (iii) 12 months, in the case of all other Grantees.

(c)	“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)	“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

(e)	“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company, including any amendments thereto. The Award Agreement may be in electronic form.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Cause” has the meaning ascribed to such term in a written agreement between the Grantee and the Company or a Related Entity (including an Award Agreement) or if no such agreement exists or such term is not defined in such agreement, means, as determined in the sole discretion of the Administrator, the Grantee’s (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, fraud, misconduct, material violation of any applicable Company or a Related Entity policy, or material breach of any agreement with the Company or a Related Entity; (iii) conviction or plea of nolo contendere to a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (iv) poor performance, nonperformance, or neglect of the Grantee’s duties to the Company or a Related Entity or insubordination.

(h)	“Change in Control” means, for purposes of all Awards at the time outstanding under the Plan, and unless otherwise defined in an Award Agreement, a change in ownership or control of the Company effected through the consummation of any of the following transactions:

(i)	a sale, transfer or other disposition of all or substantially all of the Company’s assets,

(ii)	the closing of any transaction or series of related transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company, the acquisition of outstanding securities held by one or more of the Company’s existing stockholders or an acquisition, consolidation or other reorganization to which the Company is a party,

(iii)	a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

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Appendix A

(iv)	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity which results in any person or entity (other than the Company or a person or entity that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) owning 50% or more of the combined voting power of all classes of stock of such surviving entity.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the domicile of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan. The Compensation and Talent Committee of the Board is appointed as the initial Committee with authority to administer this Plan.

(k)	“Common Stock” means the common stock of the Company.

(l)	“Company” means Gilead Sciences, Inc., a Delaware corporation.

(m)	“Constructive Termination” has the meaning assigned to such term in the applicable Award Agreement or if such term is not defined in the applicable Award Agreement, means the occurrence of any of the following events or conditions: (i) (A) a change in the Grantee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect immediately prior to the Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee’s status, title, position or responsibilities as in effect immediately prior to the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of the offices or positions held by the Grantee immediately prior to the Change in Control, except in connection with the termination of the Grantee’s Continuous Service for Cause, as a result of the Grantee’s Disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a material reduction in the Grantee’s annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company’s requiring the Grantee to relocate to any place outside a 50 mile radius of the location serving as Grantee’s principal work site immediately prior to the Change in Control, except for reasonably required travel on the business of the Company or a Related Entity which is materially consistent with the travel requirements applicable to the Grantee prior to such Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within the 90-day period immediately prior to the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided the Grantee under each other employee benefit plan, program and practice in which he or she was participating at any time within the 90-day period immediately prior to the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

(n)	“Consultant” means any person, including an advisor, who is compensated by the Company or any Related Entity for services performed as a non-employee; provided, however, that the term “Consultant” shall not include non-employee Directors serving in their capacity as Board members. The term “Consultant” shall include a member of the board of directors of a Related Entity.

(o)	“Continuous Service” has the meaning assigned to such term in the applicable Award Agreement or if such term is not defined in the applicable Award Agreement, means the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, a Director or a Consultant. For purposes of the Plan, a Grantee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) the Grantee no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which the Grantee is performing such services ceases to remain a Related Entity of the Company, even though the Grantee may subsequently continue to perform services for that entity; provided, however, that the event the Grantee’s Award is subject to Section 409A of the Code and payable upon his or her separation from service, then his or her Continuous Service shall, with respect to that Award, be deemed to terminate when such Grantee is deemed to have a separation from service under Treasury Regulations Section 1.409A-1(h). In jurisdictions requiring notice in advance of an effective termination of a Grantee’s service as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of active service to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before such individual’s termination as an Employee, Director or Consultant can be effective under Applicable Laws. The Administrator shall have authority to determine whether Continuous Service is deemed to cease during any leave of absence.

A-2

Appendix A

(p)	“Director” means a member of the Board.

(q)	“Disability” has the meaning assigned to such term in the applicable Award Agreement or if such term is not defined in the applicable Award Agreement, means the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more, as determined in the good faith discretion of the Administrator.

(r)	“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends declared or paid with respect to the Common Stock underlying his or her Award (other than an Option or SAR Award).

(s)	“Domestic Partner” means a person who shares a household with the Grantee and otherwise meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership, which domestic partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

(t)	“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company or a Related Entity shall be sufficient to constitute “employment” by the Company.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)	If the Common Stock is on the date of determination listed on any established stock exchange, including without limitation the Nasdaq Global or Global Select Market, the American Stock Exchange or the New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange on the date of determination (or, if no closing sales price or closing bid was quoted on that date, as applicable, on the last preceding trading date such closing sales price or closing bid was quoted), as the applicable quoted price is reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)	If the Common Stock is on the date of determination regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value per share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last preceding date such prices were quoted), as the applicable quoted prices are reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)	In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall, for purposes of any Award other than an Incentive Stock Option, be determined by the Board through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the Treasury Regulations issued under Section 409A of the Code and shall, for purposes of an Incentive Stock Option, be determined by the Board in good faith in accordance with the standards of Section 422 of the Code and the applicable Treasury Regulations thereunder.

(w)	“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(x)	“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which such persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which such persons (or the Grantee) control the management of assets, and any other entity in which such persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(y)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z)	“Non-statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)	“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)	“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)	“Performance Shares” or “Performance Share Units” means an Award denominated in Shares which may be earned in whole or in part upon attainment of one or more performance criteria established by the Administrator and settled in actual Shares, except to the extent the Administrator may determine to settle such Award in whole or in part in cash.

(ee)	“Performance Units” means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and settled for cash, except to the extent that the Administrator may determine to settle such Award in whole or in part in Shares.

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Appendix A

(ff)	“Phantom Share” means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares at a designated time or over a designated period and which will be payable in cash or Shares as established by the Administrator.

(gg)	“Plan” means this Gilead Sciences, Inc. 2022 Equity Incentive Plan, as amended from time to time.

(hh)	“Prior Plans” means the Gilead Sciences, Inc. 2004 Equity Incentive Plan and the Gilead Sciences, Inc. 2018 Equity Incentive Plan, each as amended.

(ii)	“Related Entity” means (i) any Parent or Subsidiary of the Company and (ii) any other entity in which the Company or any Parent or Subsidiary holds a substantial ownership interest, directly or indirectly.

(jj)	“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration (including any cash consideration) and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(kk)	“Restricted Stock Unit” means an Award in the form of a contractual right to receive Shares in one or more installments over a defined period of Continuous Service or upon the attainment of one or more performance goals established by the Administrator or in one or more deferred installments following the completion of such period of Continuous Service or the attainment of such performance goals.

(ll)	“Retirement” has the meaning assigned to such term in the applicable Award Agreement or if such term is not defined in the applicable Award Agreement, means a cessation of Continuous Service on or after the date on which the Grantee (i) attains age 55 and completes at least ten (10) years of Continuous Service or (ii) attains age 65.

(mm)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(nn)	“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of the Common Stock underlying such Award.

(oo)	“Share” means a share of the Common Stock.

(pp)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(qq)	“Withholding Taxes” mean the applicable income, employment or similar taxes required or permitted to be withheld in connection with the issuance, exercise, vesting or settlement of an Award, as determined by the Administrator.

3.	Stock Subject to the Plan.

(a)	Subject to the provisions of Section 9 below and adjustments pursuant to Section 3(b) below, the maximum number of Shares which may be issued in the aggregate under the Plan pursuant to all Awards made hereunder (including, without limitation, Restricted Stock, Restricted Stock Units, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) shall be limited to 132,000,000 Shares, less one Share for every one Share granted under an award of options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the effective date of the Plan and less 2.5 Shares for every one Share granted under an award other than options or stock appreciation rights under the Prior Plans after February 18, 2022 and prior to the effective date of the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. The maximum number of Shares that may be issued pursuant to Incentive Stock Options that are granted under the Plan shall be limited to 132,000,000 Shares. After the effective date of the Plan, no awards may be granted under any Prior Plans.

(b)

If (i) any Shares covered by an Award (or portion of an Award) is forfeited, canceled or expires (whether voluntarily or involuntarily), is settled in cash, or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, or (ii) after February 18, 2022, any Shares covered by an award granted under any Prior Plan is forfeited, canceled or expires (whether voluntarily or involuntarily), is settled in cash, or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then in each such case the Shares subject to such Award or such Prior Plan award shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be deemed not to have been issued, or added to the Shares available for grant, as applicable in accordance with Section 3(d) below, for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. If the exercise price of an Option is paid with Shares (whether tendered by the Participant or withheld by the Company), then the maximum aggregate number of Shares available under the Plan shall be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares actually issued by the Company upon such exercise. Upon the exercise of any SAR under the Plan, the maximum aggregate number of Shares available under the Plan shall be reduced by the gross number of Shares as to which such right is exercised, and not by the net number of Shares actually issued by the Company upon such exercise. Shares that are tendered by a Participant or withheld by the Company in satisfaction of any Withholding Taxes related to an Option or SAR shall not again be available for issuance under the Plan. Shares that are tendered by a Participant or withheld by the Company in satisfaction of any Withholding Taxes related to an Award other than an Option or SAR, or that otherwise are subject to but not actually issued under an Award other than an Option or SAR, or Shares that are tendered or withheld after February 18, 2022 to satisfy Withholding Taxes related to an award other than an option or stock appreciation right granted under any Prior

A-4

Appendix A

Plan, shall in each such case not be deemed to have been issued and shall be available for future issuance under the Plan in accordance with Section 3(d) for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan.

(c)	The Administrator may issue Awards under the Plan in settlement of, or in assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the acquisition by the Company or a Related Entity of another entity, an interest in another entity or an additional interest in a Related Entity, whether by merger, stock purchase, asset purchase or other form of transaction (“Substitute Awards”). Substitute Awards shall not reduce the Shares authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or a Related Entity or with which the Company or a Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall only be made (i) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (ii) to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination.

(d)	Any Shares issued under the Plan pursuant to any Awards of Options or SARs shall be counted against the limit set forth in Section 3(a) as one Share for every one Share issued. Any Shares issued under the Plan pursuant to any Awards other than Options or SARs shall be counted against the limit set forth in Section 3(a) as 2.5 Shares for every one Share issued. Any Shares that again become available for Awards under the Plan pursuant to this Section 3 shall be added as (i) one Share for every one Share subject to Awards of Options or SARs granted under the Plan or awards of options or stock appreciation rights granted under any Prior Plan, and (ii) as 2.5 Shares for every one Share subject to Awards other than Options or SARs granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

4.	Administration of the Plan.

(a)	Plan Administrator:

(i)	Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)	Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board or such Committee may authorize one or more Officers of the Company to grant such Awards, subject to such terms and conditions as the Board or Committee may impose; provided, however, that any delegation of such authority shall in all events be subject to the limitations and restrictions of Applicable Laws, including any required limitation on the maximum of Shares for which Awards may be made by such Officer or Officers.

(b)	Powers of the Administrator: Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)	to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)	to determine when and to what extent Awards are to be granted hereunder;

(iii)	to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)	to determine the terms and conditions of any Award granted hereunder;

(vi)	to amend the terms of any outstanding Award granted under the Plan, including to accelerate vesting or waive any other terms and conditions of an Award, provided that (A) any amendment that would materially and adversely affect the Grantee’s rights under an outstanding Award without adequate compensation therefor shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and (C) canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for a cash payment, another Option, SAR, Restricted Stock or other Award or any other property shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 11 or pursuant to an adjustment effected in accordance with Section 10;

2022 Proxy Statement	A-5

Appendix A

(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

(viii)	to construe, interpret, and adjust performance criteria, or the assessment of any performance criteria, applicable to any Award, including to account for any unusual in nature or infrequently occurring items;

(ix)	to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(x)	to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems necessary or appropriate.

(c)	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5.	Eligibility.

(a)	Generally. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

(b)	Non-Employee Director Limitations. A non-employee Director may not be paid or granted cash compensation or equity-based awards under this Plan or otherwise for services provided as a director with an aggregate value (based on the grant date fair value of equity-based awards) in excess of $750,000 in any calendar year for any non-employee Director other than the Chairman of the Board and in excess of $1,00,000 in any calendar year for any non-employee Director serving as the Chairman of the Board. Such limitation shall apply to both continuing non-employee Directors and newly-elected or appointed non-employee Directors. For the avoidance of doubt, cash compensation shall be counted towards this limit in the year earned (regardless of whether deferred), and any interest or other earnings on such compensation shall not count towards the limit.

6.	Terms and Conditions of Awards

(a)	Types of Awards. The Administrator is authorized under the Plan to grant Options, SARs, Dividend Equivalent Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Phantom Shares, and any other cash bonus or right or benefit denominated in or valued by reference to Shares. Any Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

(b)	Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria.

(c)	Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) Shares delivered in lieu of fully-vested cash obligations, (iii) Awards to non-employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any Shares issued under additional Awards the Administrator may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a) (subject to adjustment under Section 9); provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

(d)	Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of the Shares or other consideration due upon the settlement of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or

A-6

Appendix A

other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the Administrator so as to comply with all applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

(e)	Special Provisions Applicable to Options and SARs.

(i)	Award Designation. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-statutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares for which one or more Options designated as Incentive Stock Options become first exercisable by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, the excess number of Shares shall be treated as subject to Non-statutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, except to the extent otherwise provided by Applicable Law, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(ii)	Term. The term of each Option and SAR shall be the term stated in the Award Agreement; provided, however, that the term of an Option and SAR shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(iii)	Exercise or Purchase Price. The per Share exercise price for each Option shall be not less than 100% of the Fair Market Value per Share on the date of grant; provided; however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant. The exercise price or the base amount on which the stock appreciation for an SAR is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iv)	Post-Termination Exercise. Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of Employee status shall convert automatically to a Non-statutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

(v)	No Authority to Reprice. Without the consent of stockholders of the Company, no Award may be repriced, replaced, regranted through cancellation, or modified (except as provided in Section 10) if the effect is to reduce the exercise or purchase price for the Shares underlying such Award. In addition, the replacement or substitution of one Award for another Award is prohibited, absent stockholder consent, to the extent it has the effect of reducing the exercise or purchase price of the underlying Shares. No Award with an exercise price per Share in excess of the then current Fair Market Value per Share may be cancelled or exchanged for a payment of cash, other Award, or other property, except in connection with a Change in Control transaction.

(f)	Dividends and Dividend Equivalent Rights. The Administrator may provide that any Awards earn dividends or Dividend Equivalent Rights; provided, however, that Dividend Equivalent Rights may not be granted in connection with any Option or SAR. No payment shall be made with respect to any dividend or Dividend Equivalent Right granted in connection with an Award unless, until and only to the extent that the related vesting conditions of such Award are satisfied. Any crediting of dividends or Dividend Equivalent Rights may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional Shares or Restricted Stock Units, and may be settled in cash or in Shares as determined by the Administrator.

(g)	Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Options may not be transferred to third party financial institutions for value. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, such Awards shall be transferable, by gift or pursuant to a domestic relations order, to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

7.	Payment of Exercise or Purchase Price and Withholding Taxes. The Company’s obligation to settle an Award, including to deliver Shares upon the exercise, vesting or settlement of an Award, shall be subject to the satisfaction of all applicable Withholding Taxes and the payment of any applicable exercise price, purchase price or other consideration. The method of payment of such Withholding Taxes, exercise price, purchase price or other consideration, as applicable, shall be determined in the sole discretion of the Administrator. In addition to any other payment methods that the Administrator may approve, the Administrator is authorized to accept the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration to the extent required under Applicable Law:

2022 Proxy Statement	A-7

Appendix A

	(a)	cash;

	(b)	check;

	(c)	surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award);

	(d)	payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide instructions (either in writing or electronically) to a Company-designated brokerage firm (or, with respect to Grantees subject to Section 16 of the Securities Exchange Act, a broker reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of some or all of the purchased Shares and remit to the Company on the settlement date sufficient funds to cover the aggregate exercise price payable for the purchased Shares and any applicable Withholding Taxes and (B) shall provide directives (either in writing or electronically) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on the settlement date in order to complete the sale transaction; or

	(e)	any combination of the foregoing.

8.	Conditions Upon Issuance of Shares.

	(a)	Shares shall not be issued pursuant to the exercise, vesting or settlement of an Award unless the exercise, vesting or settlement of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws as determined by counsel for the Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

	(b)	As a condition to the issuance of any Shares in connection with the exercise, vesting or settlement of an Award, the Company may require the person holding such Award to represent and warrant at the time of such issuance that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

9.	Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class, or should the value of the outstanding shares of Common Stock change as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to the maximum number and class(es) of securities issuable under the Plan and the maximum number and class(es) of securities which may be issued pursuant to Incentive Stock Options granted under the Plan pursuant to Section 3(a), and the outstanding Awards will be equitably and proportionally adjusted as to the number and class(es) of securities and exercise price (or other cash consideration) payable per Share subject to such outstanding Awards. The adjustments shall be made in such manner as the Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of Section 10.

10.	Change in Control

(a)	Effect of Change in Control on Awards.

	(i)	In the event of a Change in Control, the Board in its sole discretion may, to the extent permitted by Applicable Law, provide for the following treatment of outstanding Options and SARs: (w) such Awards shall fully vest and become exercisable prior to the effective date of the Change in Control; (x) any surviving corporation shall assume any Options or SARs outstanding under the Plan or shall substitute economically equivalent awards for the Options and SARs outstanding under the Plan, (y) the time during which such Options or SARs may be exercised shall be accelerated so that those Awards may be exercised for fully-vested Shares and those Awards shall terminate if not exercised prior to the Change in Control, or (z) such Options or SARs shall continue in full force and effect. In addition, the Board may provide that Options and SARs outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or SAR grant price.

	(ii)	In the event of a Change in Control, the Board in its sole discretion may, to the extent permitted by Applicable Law, provide for the following treatment of any other Award outstanding under the Plan at the time of the Change in Control: such Award may be assumed by the surviving corporation, replaced with an economically-equivalent substitute award or otherwise continued in full force in effect. To the extent any such Award is not assumed, replaced with an economically-equivalent substitute award or otherwise continued in effect, that Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control.

A-8

Appendix A

(iii)	Any Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares been outstanding at that time, and appropriate adjustments shall also be made to the exercise price or any other consideration payable per share thereunder. To the extent the holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the approval of the Administrator prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange or market.

(iv)	The Administrator may structure one or more Awards so that the Shares subject to those Awards shall vest (or shall vest and become issuable) immediately prior to the effective date of a Change in Control, whether or not those Awards are assumed, replaced with an economically-equivalent substitute award or otherwise continued in full force and effect.

(v)	Awards subject to performance-vesting requirements shall be treated as provided for in the applicable Award Agreements, and may be structured so that upon the occurrence of a Change in Control prior to the completion of the applicable performance measurement period, the applicable performance goal or goals established for those Awards will be deemed to have been met at the level pre-specified in the Award Agreement based on actual performance, if calculable, or at target (either in full or pro-rata) or may be structured to convert into Restricted Stock or Restricted Stock Unit Awards based on actual achievement of performance goals or based on target performance at the time of the Change in Control (either in full or pro-rata).

(b)	Acceleration of Award Upon Cessation of Continuous Service In Connection With a Change in Control. Notwithstanding any other provisions of this Plan to the contrary, if during the Applicable Acceleration Period following the consummation of a Change in Control, the Continuous Service of an Employee or a Consultant terminates due to an involuntary termination (not including death or Disability) without Cause or a voluntary termination by the Grantee due to Constructive Termination, then the vesting and exercisability of all Awards held by such Grantee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows:

●	With respect to Options and SARs held by a Grantee at the time of such termination, such Options and SARs shall become immediately exercisable as to all the underlying Shares and may be exercised for any or all of those Shares as fully-vested shares until the expiration or sooner termination date of those Awards as set forth in the applicable Award Agreement.

●	With respect to all other Awards held by the Grantee at the time of such termination, the underlying Shares shall immediately vest at that time and shall be issued in accordance with the terms of the applicable Award Agreement (with the treatment and payout of any Awards subject to performance-based vesting conditions to be governed by the applicable Award Agreement), and any reacquisition or repurchase rights held by the Company with respect to any such Shares shall lapse as of the date of such termination.

11.	Effective Date and Term of Plan. The Plan was approved by the Board on March 12, 2022, and shall become effective upon its approval by the stockholders of the Company. It shall continue in effect until May 4, 2032 unless sooner terminated.

12.	Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by NASDAQ Stock Market Rule 5635(c), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 12(a). No Award may be granted during any suspension of the Plan or after termination of the Plan. No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards previously granted hereunder, and such Awards shall continue in effect following such Plan termination.

13.	No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice to the extent permitted by Applicable Law. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

14.	No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

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Appendix A

15.	Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.

16.	Governing Law. The Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without resort to that State’s conflict-of-law provisions.

17.	Section 409A Compliance. The Board reserves the right, to the extent it deems it necessary or advisable in its sole discretion, to alter or modify the Plan and any outstanding Awards under the Plan, without the consent of the Grantees, so as to ensure that all Awards and Award Agreements provided to Grantees who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or are structured in a manner that complies with those requirements; provided, however, that neither the Company nor any Related Entity makes any representations that any Awards made under the Plan will in fact be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, and each Grantee shall accordingly be solely responsible for any taxes, penalties or other amounts which may become payable with respect to his or her Awards by reason of Section 409A of the Code.

18.	Deferred Issuance Date. Notwithstanding any provision to the contrary in this Plan or any outstanding Award Agreement, to the extent any Award under this Plan may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations shall apply to such Award and the applicable Award Agreement (if not otherwise expressly provided therein):

●	No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee until the date of his or her separation from service (as determined in accordance with the provisions of Section 1.409A-1(h) of the Treasury Regulations) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such separation from service occurs or (ii) the fifteenth day of the third calendar month following the date of such separation from service.

●	No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Grantee’s cessation of Continuous Service shall actually be issued or distributed to such Grantee prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Grantee’s separation from service or (ii) the date of Grantee’s death, if he or she is deemed at the time of such separation from service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Grantee’s separation from service or (if earlier) the first day of the month immediately following the date the Company receives proof of his or her death.

19.	Clawback/Recoupment. All Awards granted hereunder are subject to the terms of the Company’s clawback policy, as it may be amended from time to time. In addition, and notwithstanding any other provisions herein to the contrary, any performance-based compensation, or any other amount paid to a Grantee pursuant to an Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to forfeiture and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company.

A-10

Details for the Gilead
Sciences, Inc. 2022 Annual
Meeting of Stockholders

Participation

This year’s Annual Meeting will be held in a virtual format by live webcast.

You are entitled to participate in the Annual Meeting if you were a holder of Gilead common stock as of the close of business on the Record Date, Tuesday, March 15, 2022, or hold a valid proxy for the meeting. To participate, go to www.virtualshareholdermeeting.com/GILD2022 on the day of the Annual Meeting and log in using the 16-digit control number found on the proxy card, voting instruction form or notice of internet availability. If you are a beneficial stockholder, you may contact your broker, bank or other institution where you hold your account if you have questions about obtaining your control number. Once you are admitted to the Annual Meeting as a stockholder, you may vote by following the instructions available on the meeting website. Online check-in will be available approximately 15 minutes before the meeting starts. If you encounter any difficulties accessing or participating in the Annual Meeting through the meeting website, please call the support team at the numbers listed on the website log in screen.

Stockholders as of the close of business on the Record Date may also submit written questions for consideration during the Annual Meeting. The question and answer session will include questions submitted in advance of and during the Annual Meeting that comply with our Rules of Conduct and Procedures and as time permits. Questions may be submitted within the 48-hour period preceding the start of the Annual Meeting at www.proxyvote.com or during the Annual Meeting at www.virtualshareholdermeeting.com/GILD2022.

Additional information regarding the rules and procedures for participating in the Annual Meeting, including the question and answer session, will be set forth in our Rules of Conduct and Procedures. You may view the Rules of Conduct and Procedures prior to the meeting at our Investors page at investors.gilead.com/annual-meeting or during the Annual Meeting at www.virtualshareholdermeeting.com/GILD2022.

We will make the Annual Meeting viewable to anyone interested in a webcast at www.virtualshareholdermeeting.com/GILD2022. Interested persons who were not stockholders as of the close of business on the Record Date may view the webcast, but will not be able to vote or ask questions during the Annual Meeting.

Wednesday, May 4, 2022 10:00 a.m. Pacific Daylight Time Via Webcast at www.virtualshareholdermeeting.com/GILD2022

Voting

Whether or not you expect to attend the Annual Meeting, we recommend that you grant a proxy to vote by one of the following procedures as promptly as possible in order to ensure your representation at the Annual Meeting.

Prior to the Meeting:

BY INTERNET* www.proxyvote.com

BY TELEPHONE* +1-800-690-6903 (for stockholders of record)

BY MAIL Complete, date, sign and return the proxy card mailed to you (if you request one) or voting instruction card (if sent by your nominee)

*	You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials. Voting by telephone and internet closes on May 3, 2022 at 11:59 p.m., Eastern Daylight Time.

During the Meeting:

BY INTERNET* www.virtualshareholdermeeting.com/GILD2022

*	You will need to provide the control number that appears on your Notice of Internet Availability of Proxy Materials.

GILEAD SCIENCES, INC.
ATTN: INVESTOR RELATIONS
333 LAKESIDE DRIVE
FOSTER CITY, CA 94404

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/GILD2022

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet before the meeting and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D72236-P67637	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GILEAD SCIENCES, INC.

The Board of Directors recommends you vote FOR the following proposals:
1.	To elect the nine director nominees named in the Proxy Statement to serve for the next year and until their successors are elected and qualified.
	Nominees:		For	Against	Abstain
	1a.	Jacqueline K. Barton, Ph.D.	☐	☐	☐
	1b.	Jeffrey A. Bluestone, Ph.D.	☐	☐	☐
	1c.	Sandra J. Horning, M.D.	☐	☐	☐
	1d.	Kelly A. Kramer	☐	☐	☐
	1e.	Kevin E. Lofton	☐	☐	☐
	1f.	Harish Manwani	☐	☐	☐
	1g.	Daniel P. O'Day	☐	☐	☐
	1h.	Javier J. Rodriguez	☐	☐	☐
	1i.	Anthony Welters	☐	☐	☐
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.		☐	☐	☐
3.	To approve, on an advisory basis, the compensation of our Named Executive Officers as presented in the Proxy Statement.		☐	☐	☐

		For	Against	Abstain

4.	To approve the Gilead Sciences, Inc. 2022 Equity Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

5.	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairperson of the Board of Directors be an independent director.	☐	☐	☐
6.	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board include one member from Gilead’s non-management employees.	☐	☐	☐
7.	To vote on a stockholder proposal, if properly presented at the meeting, requesting a 10% threshold to call a special stockholder meeting.	☐	☐	☐
8.	To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board publish a third-party review of Gilead’s lobbying activities.	☐	☐	☐
9.	To vote on a stockholder proposal, if properly presented at the meeting, requesting a Board report on oversight of risks related to anticompetitive practices.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Supplement are available at www.proxyvote.com.

D72237-P67637

GILEAD SCIENCES, INC.
Annual Meeting of Stockholders
May 4, 2022 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel P. O'Day and Brett A. Pletcher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held virtually on May 4, 2022, 10:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/GILD2022, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side